HILL INTERNATIONAL, INC.

REPORT TO WARRANTHOLDERS

This report is being sent to you to provide you with certain information about Hill International, Inc., a Delaware corporation. This report is being mailed to holders of record of the warrants of Hill International Inc. as of October 31, 2006. In this report, references to "Hill," the "Company," "we," "our," or "us," all refer to Hill International, Inc. and its consolidated subsidiaries.

November 10, 2006

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this report constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this report. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in our Definitive Proxy Statement filed June 6, 2006 with the Securities and Exchange Commission (which may be examined without charge via the EDGAR database, at the SEC's internet site at http://www.sec.gov) provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

- outcomes of government reviews, inquiries, investigations and related litigation;
- continued compliance with government regulations;
- legislation or regulatory environments, requirements or changes adversely affecting the business in which Hill is engaged;
- fluctuations in customer demand;
- management of rapid growth;
- general economic conditions;
- Hill's business strategy and plans; and
- the results of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Hill undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

1. BUSINESS

General

We provide fee-based project management and construction claims services to clients worldwide, but primarily in the United States, Europe and the Middle East. Our clients include the United States and other national governments and their agencies, state and local governments and agencies and the private sector. Our company was incorporated in Delaware in 2004, under the name Arpeggio Acquisition Corporation, as a specified purpose acquisition corporation. On June 28, 2006, we merged with Hill International, Inc., a Delaware corporation, and our company was the surviving entity in the merger. Following the merger, the company changed its name to Hill International, Inc. We are organized into two key operating divisions: the Project Management Group and the Construction Claims Group.

In our Project Management Group, we provide construction management services which include program management, project management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreements and management consulting. In our Construction Claims Group, we advise clients in order to assist them in preventing or resolving claims and disputes based upon schedule delays, cost overruns and other problems on major construction projects. The types of projects on which Hill has worked include, among others:

- Buildings (governmental, commercial, residential, educational, healthcare, hotels and resorts, sports and entertainment, cultural, retail, and religious)
- Transportation (rail and transit, roads and highways, airports, tunnels, bridges, and ports)
- Power
- Industrial and process
- Oil and gas
- Manufacturing
- Telecom and technology; and
- Environmental (hazardous waste, solid waste, water and wastewater)

Our business has grown principally through organic growth, although we have also acquired a number of project management and claims consulting businesses. Since 1998, Hill has completed eight acquisitions. See "–Acquisitions," below.

We maintain a website at www.hillintl.com. The information contained on our website is not a part of this report.

Project Management Group

Our Project Management Group offers fee-based or "agency" construction management services to our clients, leveraging our construction claims expertise to identify potential trouble, difficulties and sources of delay on a construction project before they develop into costly problems. We are a fee-based consultant and do not assume project completion risk. Clients are typically billed a negotiated multiplier of the actual direct cost of each consultant assigned to a project and we are reimbursed for all out-of-pocket expenses.

As construction manager, we have managed all phases of the construction process on behalf of project owners and developers, from pre-design through completion. Services include program management, project management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreements and management consulting. Specific activities that we undertake as part of these services includes: planning, scheduling, estimating, budgeting, design review, constructability analyses, value engineering, regulatory compliance, development of project procedures, procurement, project reporting, expediting, inspection, quality assurance/quality control, safety oversight, contract administration, change order processing, claims management, and on-site management of contractors, subcontractors and suppliers. Since the establishment of the Hill business in 1976, we have managed more than 1,000 projects having an aggregate construction cost of more than $100 billion. The Project Management Group accounted for approximately 82% of Hill's revenue less reimbursable expenses, and for approximately 78% of Hill's gross profit, during fiscal year 2005. We have received thirteen Project Achievement Awards from the Construction Management Association of America honoring our performance as construction manager on various projects. In its June 12, 2006, issue, Engineering News-Record ranked us as the 17th largest construction management firm in the United States.

Recent project management clients include:

- City of Philadelphia Division of Aviation
- Dubai International Properties
- Illinois State Toll Highway Authority
- Liberty Property Trust
- Merck & Co.
- Nakheel Corporation
- National Institutes of Health
- New Jersey Schools Construction Corp.
- New York City Department of Design and Construction
- Port Authority of New York and New Jersey
- Romanian Ministry of Finance
- Smithsonian Institution
- Sunoco
- U.S. Army Corps of Engineers
- U.S. Department of Energy

Construction Claims Group

Our Construction Claims Group advises clients in order to assist them in preventing or resolving claims and disputes based upon schedule delays, cost overruns and other problems on major construction projects worldwide. We are retained as a claims consultant at the onset of a project, during the course of a project or upon the completion of a project, and we assist owners or contractors in adversarial situations as well as in situations where an amicable resolution is sought. Specific activities that we undertake as part of these services include: claims preparation, analysis and review, litigation support, strategic advisory services, cost/damages assessment, delay/disruption analysis, contract review and assessment, and expert witness testimony. Clients are typically billed based on an hourly rate for each consultant assigned to the

project, and we are reimbursed for our out-of-pocket expenses. The Construction Claims Group accounted for approximately 18% of our revenue less reimbursable expenses, and for approximately 22% of our gross profit, during fiscal year 2005.

We have helped resolve over 5,000 disputes involving claims in excess of $50 billion. Our claims consulting clients include participants on all sides of a construction project, including owners, contractors, subcontractors, architects, engineers, attorneys, lenders and insurance companies.

We have been involved in resolving construction claims for many major construction projects worldwide, including for the Channel Tunnel connecting the United Kingdom and France and the Petronas Twin Towers in Kuala Lumpur, Malaysia.

Recent construction claims clients include:

- Abu Dhabi Public Works Dept.
- Bear Stearns
- Bechtel Group
- Bombardier Transportation
- Dubai Dept. of Civil Aviation
- General Electric Co.
- Honeywell
- Lexington Insurance Co.
- U.S. Federal Bureau of Prisons
- U.S. General Services Administration

Clients

Our clients consist primarily of the United States and other national governments, state and local governments, agencies and authorities, and the private sector. The following table sets forth our percentage of revenue less reimbursable expenses ("RLRE") attributable to these categories of clients for each of the periods indicated:

RLRE by Client Type

	Year ended			Three Months Ended	
	12/27 2003	1/1 2005	12/31 2005	7/2/ 2005	7/1/ 2006
U.S. Government	17.7%	23.6%	17.9%	21.7%	8.9%
State and local governments, agencies and authorities	32.6%	31.8%	28.0%	37.4%	33.7%
Foreign governments	10.4%	18.1%	16.2%	15.7%	16.8%
Private sector	39.3%	26.5%	37.9%	25.2%	40.6%

One of the Company's clients, the New Jersey Schools Construction Corporation, accounted for 8%, 11% and 7% of our RLRE during the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively. For the three months ended July 1, 2006, one of the Company's clients, Nakheel Corporation accounted for 16.7% of our RLRE.

The process for acquiring business from each of these categories of clients is principally the same, by participating in a competitive request-for-proposal ("RFP") process, with the primary difference among clients being that the process for public sector clients is significantly more formal and complex than for private sector clients as a result of government procurement rules and regulations that govern the public-sector process.

Although a significant factor in Hill's business development consists of Hill's standing in its industry, including its existing relationships and its reputation based on its performance on completed projects, Hill's marketing department undertakes a variety of activities in order to expand Hill's exposure to potential new clients. These activities include media relations, advertising promotions, market sector initiatives and maintaining Hill's website and related web marketing. Media relations includes placing articles that feature Hill and its personnel in trade publications and other media outlets. Hill's promotions include arranging speaking engagements for Hill personnel, participation in trade shows and other promotional activities. Market sector initiatives are initiatives designed to broaden Hill's exposure to specific sectors of the construction industry, such as, for example, participating in or organizing industry seminars targeted to one sector of the industry.

Geographic Regions

Hill operates worldwide and has offices in 26 countries. The majority of Hill's RLRE has been derived from operations in the United States. However, in the past three completed fiscal years, the percentage of Hill's RLRE derived from overseas operations has risen consistently. The following table sets forth the amount and percentage of Hill's RLRE from its operations in each of the United States, Europe and the Middle East for each of the past three completed fiscal years:

RLRE by Geographic Region
(dollar amounts in thousands)

	For the Years Ended						For the Six Months ended			
	December 27, 2003		January 1, 2005		December 31, 2005		July 2, 2005		July 1, 2006	
$(000's)	$	%	$	%	$	%	$	%	$	%
United States	$44,056	78.5%	$45,748	72.5%	$47,540	59.3%	$24,167	64.3%	$25,523	47.8%
Middle East	7,245	12.9%	13,523	21.5%	24,708	30.8%	10,016	26.6%	21,799	40.9%
Europe	4,811	8.6%	3,768	6.0%	7,860	9.9%	3,411	9.1%	6,027	11.3%
Total	$56,112	100%	$63,039	100%	$80,108	100%	37,594	100%	$53,349	100%

A significant trend in the distribution of our RLRE in recent years has been the increase of RLRE attributable to the Middle East. Hill's marketing efforts in the Middle East have been the same as the efforts it undertakes elsewhere in the world. Specifically, Hill competes for new assignments by developing client relationships, submitting technical and price proposals in response to RFPs, and by continuing to build its reputation by successfully completing its projects one after another. Growth in Hill's RLRE in the Middle East has been strong because there has been a significant increase in construction activity in a number of the countries in the Middle East (including the United Arab Emirates, Qatar, Kuwait, Bahrain and Oman) where we do business. In addition, reconstruction efforts funded by the United States government in Iraq and Afghanistan have led to other additional contracts for us.

Contracts

The price provisions of the contracts we undertake can be grouped into three broad categories: cost-plus, time and materials and fixed-price. The majority of our contracts are of the cost-plus type.

Cost-plus contracts provide for reimbursement of costs and overhead incurred by us plus a predetermined fee. Under some cost-plus contracts, our fee may be based on quality, schedule and other performance factors.

Doing business with governments, including the United States government, is complex and requires the ability to comply with intricate regulations and satisfy periodic audits. We believe that the ability to understand these requirements and to successfully conduct business with government agencies is a barrier to entry for smaller, less experienced competitors.

For the year ended December 31, 2005, RLRE from federal government contracts represented approximately 17.9% of our RLRE. Most government contracts, including our contracts with the federal government, are subject to termination by the government, to government audits and to continued appropriations.

We are required from time to time to obtain various permits, licenses and approvals in order to conduct our business in some of the jurisdictions where we operate. The inability to obtain any particular permits, licenses or governmental approvals would not have a material affect on our business. Our business of providing construction management and construction claims services is not subject to any significant regulation by state, federal or foreign governments.

Backlog

A strong indicator of our future performance is our backlog of uncompleted projects under contract or awarded. Our total backlog was approximately $266 million as of June 30, 2006, and our backlog at March 31, 2006 was approximately $291 million. We estimate that approximately 38.0% of the backlog at June 30, 2006 will be recognized during the 12 months subsequent to July 1, 2006. This estimate was prepared by Hill's finance department, and is based on the compilation of monthly backlog reports that each of Hill's operating divisions regularly prepares which present each such operating division's backlog per contract and its projection of the amount of such backlog expected to be recognized in the following 12 months. Our total backlog as of December 31, 2005, 2004 and 2003 was $281 million, $256 million and $201 million, respectively.

Backlog represents the anticipated revenue less reimbursable expenses of all executed and awarded contracts that have not been completed and will be recognized as revenues over the life of the project. Backlog is generally recognized under two categories: (1) contracts for which work authorizations have been or are expected to be received on a fixed-price basis and not-to-exceed projects that are well defined and (2) contracts awarded to the company where some or all of the work has not yet been authorized. As of July 1, 2006, approximately $172 million, or 64.7% of our backlog was in category 1 and approximately $94 million, or 17.2% of our backlog was in category 2. We generally do not track and therefore have not disclosed whether the

public sector contracts included in our backlog are fully funded, incrementally funded, or unfunded.

Included in category 2 of Hill's backlog is the maximum amount of all indefinite delivery/indefinite quantity ("ID/IQ"), or task order, contracts, or a lesser amount if we do not reasonably expect to be issued task orders for the maximum amount of such contracts. Also included in category 2 of our backlog is the amount of anticipated revenues in option years beyond the base term of our contracts if we reasonably expect our clients to exercise such option years. Although backlog reflects business that we consider to be reasonably firm, cancellations or scope adjustments may occur. Further, substantially all of our contracts with our clients may be terminated at will, in which case the client would only be obligated to Hill for services provided through the termination date.

The impact of terminations and modifications on our realization of revenues from our backlog has not been significant. Furthermore, reductions of our backlog as a result of contract of terminations and modifications may be more than offset by additions to the backlog. For example, during our fiscal quarter ended July 1, 2006, contracts that were terminated or modified by our customers resulted in a negative impact on the total backlog of approximately $16.0 million. In addition to this decrease, the excess of (A) backlog contract work performed in the quarter over (B) new contracts entered into during the same quarterly period, was approximately $9.0 million. The net change in the total backlog during the fiscal quarter ended July 1, 2006 was a decrease of approximately $25.0 million.

Hill adjusts backlog to reflect project cancellations, deferrals and revisions in scope and cost (both upward and downward) known at the reporting date; however, future contract modifications or cancellations may increase or reduce backlog and future revenues. As a result, no assurances can be given that the amounts included in backlog will ultimately be realized.

Acquisitions

Since 1998, Hill has completed eight acquisitions, three of which involved project management firms and five of which were focused on construction claims. Four of these targets were U.S. based, three were headquartered in the U.K., and one had offices in both countries. These acquisitions were of the following companies whose businesses were integrated into Hill's Construction Claims Group:

- Gleason Floyd & Associates, Inc. (1998, 7 employees, approximate annualized revenues of $1 million)

- Citadel Engineering & Construction Consultants, LLC (1998, 3 employees, approximate annualized revenues of $0.5 million)

- MapleConsult division of Haleys Ltd. (2005, 5 employees, approximate annualized revenues of $1 million)

- Pickavance Consulting Ltd. (2006, 17 employees, approximate annualized revenues of $2 million)

•James R. Knowles (Holdings) PLC (2006, 334 employees, approximately annualized revenues of $ 57 million)

The acquisitions also included the following companies, whose businesses were integrated into Hill's Project Management Group:

•Kueny & Doyle Construction Consulting, Inc. (2000, 3 employees, approximate annualized revenues of $0.5 million)

•Transportation Construction Services, Inc. (2001, 30 employees, approximate annualized revenues of $6 million)

•Public Buildings Group division of Day & Zimmermann, Inc. (2002, 6 employees, approximate annualized revenues of $1 million)

From 1998 through 2005, approximately 12% of Hill's revenue growth was as a result of six of the acquisitions listed above (the acquisitions of Pickavance Consulting Ltd. and James R. Knowles (Holdings) PLC closed in 2006), and approximately 88% of Hill's revenue growth during that time was organic.

Hill's management expects to continue considering targets for acquisition that could expand geographic coverage of the company (primarily in the U.S. but also overseas), add additional project-type expertise or bolster existing operations. Hill will continue to pursue potential acquisitions of both project management and construction claims businesses.

Competition

The construction management and claims consulting industries are highly competitive. We compete for contracts, primarily on the basis of technical capability, with numerous entities, including design or engineering firms, general contractors, other "pure" construction management companies, other claims consulting firms, the "Big Four" and other accounting firms, management consulting firms and other entities. Many of these competitors are large, well-established companies that have broader geographic scope and greater financial and other resources than we do.

Management

We are led by an experienced management team with significant experience in the construction industry. Information about our primary executive officers is set forth in the section entitled "Directors and Executive Officers of the Company."

Employees

At October 15, 2006, we had 1,413 personnel. Of these individuals, 937 worked in our Project Management Group, 430 worked in our Construction Claims Group and 46 worked in Hill's Corporate Group. Hill's personnel at October 15, 2006 included 1,347 full-time employees, 55 part-time employees and 11 independent contractors. Our future success will depend significantly on our ability to attract, retain and motivate qualified personnel. We are not a party

to any collective bargaining agreement and we have not experienced any strikes or work stoppages. We consider our relationship with our employees to be satisfactory.

In addition to our employees, we also rely on the services of a number of subcontractors for a variety of reasons, but principally: (i) to provide services required by a client in a technical area in which we have minimal or no expertise, (ii) to satisfy certain minority-owned or women-owned business participation requirements of certain public sector clients, (iii) to improve our likelihood of winning new business because of the skills, expertise, reputation, geographic location, client relationships of the subcontractor or the specific requirements of a client's request for proposal ("RFP"), or (iv) to provide at-risk construction services on contracts where such work is required by a client (generally known as "CM/Build" contracts) since we do not provide such services.

In addition, for the same reasons that we rely on the services of subcontractors, we also enter into joint venture relationships from time to time, such as the Stanley Baker Hill, LLC joint venture.

Facilities

Our executive and operating offices are located at 303 Lippincott Centre, Marlton, New Jersey 08053. The telephone number at our executive office is (856) 810-6200. We maintain more than 60 other offices around the world, including in North America, Europe, Africa, the Middle East, Asia and Australia. We do not own any real property and all of our offices are in leased premises.

Insurance

We maintain insurance covering professional liability, as well as for claims involving bodily injury and property damage. We have historically enjoyed a favorable loss ratio in all lines of insurance and our management considers our present limits of liability, deductibles and reserves to be adequate. We endeavor to reduce or eliminate risk through the use of quality assurance/control, risk management, workplace safety and similar methods to eliminate or reduce the risk of losses on a project.

The terrorist attacks that occurred on September 11, 2001 have had a material adverse effect on the insurance industry as a whole. Consequently, along with our competition, we have experienced, and expect to continue to experience, a significant increase in our insurance premiums.

2. SELECTED FINANCIAL DATA

The selected financial information of Hill is only a summary and should be read in conjunction with the company's historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the period ended July 1, 2006, which is attached to this report. The historical results included below and elsewhere in this report may not be indicative of our future performance.

Hills Summary of Selected Financial Data
(In thousands, except per share data)

	Years Ended					Three Months Ended	
	December 31, 2005	January 1, 2005	December 27, 2003	December 28, 2002	December 31, 2001	July 1, 2006	July 2, 2005
Income Statement Data:							
Revenue	$112,229	$84,107	$78,731	$73,090	$68,776	43,482	25,219
Reimbursable expenses	32,121	21,068	22,619	24,966	30,963	15,484	5,838
Revenue, less reimbursable expenses	81,808	63,039	56,112	48,124	37,813	27,998	19,381
Direct Expenses	43,276	34,365	29,004	23,931	19,346	15,875	10,236
Gross Profit	36,832	28,674	27,108	24,193	18,467	12,123	9,145
Selling, general and administrative expenses	31,861	29,231	27,428	23,681	17,135	9,748	7,511
Equity in affiliate	685	458				136	40
Operating income (loss)	5,656	(99)	(320)	512	1,332	2511	1,674
Interest expense, net	(669)	(597)	(562)	(483)	(298)	(191)	(140)
Income (loss) before provision for income tax	4,987	(696)	(882)	29	1,034	2,320	1,534
Provision (benefit) for income tax	1,845	(272)	(353)	12	473	574	533
Net income (loss)	$ 3,142	$ (424)	$ (529)	$ 17	$ 561	$1,746	$ 981
Net income (loss) per share Basic							
Basic	$ 0.52	$ (0.07)	$ (0.09)	$ (0.00)	$ 0.09	$0.15	$0.08
Diluted	$ 0.44	$ (0.07)	$ (0.09)	$ (0.00)	$ 0.09	$0.13	$0.07

	As of					
	December 31, 2005	January 1, 2005	December 27, 2003	December 28, 2002	December 31, 2001	July 1, 2006
Balance Sheet Data:						
Total assets	$ 40,723	$33,331	$28,057	$23,149	$21,404	$79,643
Total long-term debt and capital lease obligations, net of current maturities	$ 32	$ 9,576	$ 9,345	$ 4,170	$ 3,169	$ 969
Stockholders equity	$ 6,159	$ 2,041	$ 2,458	$ 3,326	$ 3,093	$37,598

3. QUARTERLY RESULTS (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

	First	Second	Third	Fourth
Current fiscal year				
Revenue, less reimbursable expenses	$25,351	$ 27,998	(Not available)	(Not available)
Gross profit	11,389	12,123		
Net income (loss)	1,234	1,746		
Net income (loss) per share	$ 0.08	$ 0.13		
Year ended December 31, 2005				
Revenue, less reimbursable expenses	$18,213	$19,381	$21,350	$21,164
Gross profit	8,401	9,145	10,419	8,867
Net income (loss)	661	981	1,804	(304)
Net income (loss) per share	$ 0.08	$ 0.04	$ 0.14	$ (0.02)
Year ended January 1, 2005				
Revenue, less reimbursable expenses	$16,231	$15,602	$15,083	$16,123
Gross profit	7,576	6,806	7,139	7,153
Net income (loss)	(873)	62	(93)	480
Net income (loss) per share	$ (0.01)	$ (0.01)	$ (0.01)	$ 0.04

The net income (loss) per share for all quarters has been adjusted for the approximately 1.931 for 1 stock split which occurred on June 28, 2006 in connection with the merger of Arpeggio Acquisition Corporation and Hill International, Inc.

4. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We refer you to the discussion and analysis included under the same heading as part of our Quarterly report on Form 10-Q for the quarterly period ended July 1, 2006, a copy of which is attached to this report at page A-24, as well as to the discussion under the same heading included in our Definitive Proxy Statement filed June 6, 2006 with the Securities and Exchange Commission. A copy of our Definitive Proxy Statement may be examined without charge via the EDGAR database, which is accessible at the SEC's internet site at http://www.sec.gov.

5. QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

Our major financial market exposure is to changing interest rates. All of our borrowings under our revolving credit facilities vary based on changes in interest rates. We have total debt outstanding as of July 1, 2006 under our revolving credit facilities of approximately $165,000. Changes in the base rate (EIBOR or the bank's prime rate) would have no material impact on our cash flows, and earnings. For example, a 0.50% increase in the base rates would increase our annual interest expenses and negatively impact earnings and cash flows by less than $1,000.

Foreign currency contracts are mostly denominated in the currency of the United Kingdom (UK), the European Union (EU) or the United Arab Emirates (UAE). These currencies have not had significant fluctuations in their relative value, relative to the U.S. dollar, and we do not expect significant fluctuations in future periods.

6. MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

Hill's units, common stock and warrants are traded on the NASDAQ Global Market and traded under the symbols "HINTU," "HINT" and "HINTW," respectively. The table below sets forth for the periods indicated the high and low sale prices for the units, common stock and warrants. Prior to June 28, 2006, Hill's securities were quoted on the OTCBB.

	Units		Common Stock		Warrants	
	High	Low	High	Low	High	Low
2006						
Third quarter	$8.65	$6.82	$6.14	$4.97	$1.39	$0.81
Second quarter	$9.25	$7.20	$6.60	$5.15	$ 1.41	$0.95
First quarter	$8.40	$6.97	$5.88	$5.35	$ 1.18	$0.83
2005						
Fourth quarter	$7.04	$6.26	$5.37	$5.22	$ 0.84	$0.50
Third quarter	$7.10	$6.20	$5.40	$5.07	$ 0.92	$0.56
Second quarter	$7.25	$6.75	$5.55	$5.14	$ 1.00	$0.71
First quarter	$8.00	$6.75	$5.55	$5.00	$ 1.14	$0.80
2004						
Fourth quarter	$6.65	$5.95	$5.09	$4.70	$ 0.83	$0.58
Third quarter	$6.25	$5.85	$4.95	$4.73	$ 0.80	$0.55
Second quarter	$6.20	$6.00	N/A	N/A	N/A	N/A
First quarter (IPO was not yet effective)						

On October 27, 2006, the last reported sales price of Hill common stock was $6.10 per share. As of the close of business on October 26, 2006, there were 22,354,412 shares of Hill common stock outstanding.

You are advised to obtain current market quotations for Hill common stock and other securities. No assurance can be given as to the market prices of Hill common stock and other securities.

To date, Hill has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

7. DIRECTORS AND OFFICERS OF THE COMPANY

Our board of directors and executive officers consist of the following:

Name	Age	Position
Irvin E. Richter	61	Chairman of the Board and Chief Executive Officer
David L. Richter	40	President and Chief Operating Officer, Director
Hans A. Van Winkle	57	President, Project Management Group (Americas)
Raouf S. Ghali	44	President, Project Management Group (International)
Frederic Z. Samelian	58	President, Construction Claims Group
John Fanelli III	52	Senior Vice President and Chief Financial Officer
Ronald F. Emma	54	Senior Vice President of Finance
Stuart S. Richter	52	Senior Vice President
Eric S. Rosenfeld	48	Director
Arnaud Ajdler	30	Director
Brian W. Clymer	58	Director
William J. Doyle	75	Director
Alan S. Fellheimer	63	Director

IRVIN E. RICHTER has been Chairman of the Board of Directors of Hill since 1985 and he has been Chief Executive Officer of Hill and a member of its board of directors since he founded the company in 1976. He has also been Chairman of the Board of Directors of Proton Therapy, Inc., a company involved in the development and operation of cancer treatment centers, since June 2005. In 2002, he was selected as a Fellow by the Construction Management Association of America ("CMAA") for his contributions to the construction management industry. Mr. Richter holds a B.A. in government from Wesleyan University and a J.D. from Rutgers University School of Law at Camden.

DAVID L. RICHTER has been President and Chief Operating Officer of Hill since April 2004, and he has been a member of Hill's Board of Directors since February 1998. Prior to his current position, he was President of Hill's Project Management Group from April 2001 to

March 2004. Before that, Mr. Richter was Hill's Senior Vice President, General Counsel and Secretary from August 1999 to March 2001 and Vice President, General Counsel and Secretary from April 1995 to August 1999. Prior to joining Hill, he was an attorney with the New York City law firm of Weil, Gotshal & Manges, LLP from 1992 to 1995. Mr. Richter is a member of the Young Presidents' Organization and has served on the Board of Directors of the CMAA since September 2001. He earned a B.S. in management, a B.S.E. in civil engineering and a J.D. from the University of Pennsylvania. Mr. Richter is a son of Irvin E. Richter.

HANS A. VAN WINKLE has been President of Hill's Project Management Group (Americas) since October 2006. Before that, he was Director of the Construction Industry Institute from 2003 to October 2006. Before that, Van Winkle spent more than 30 years in various positions with the U.S. Army Corps of Engineers, eventually rising to Deputy Commander of the Corps from 2001 to 2003. Mr. Van Winkle earned his B.S. in engineering from the U.S. Military Academy at West Point, and his M.P.P. in public policy from the University of California at Berkeley. He is a registered professional engineer in Virginia.

RAOUF S. GHALI has been President of Hill's Project Management Group (International) since January 2005. Before that, he was Hill's Senior Vice President in charge of project management operations in Europe and the Middle East from June 2001 to December 2004. Before that, Mr. Ghali was a Vice President with Hill from September 1993 to May 2001. Prior to joining Hill, he worked for Walt Disney Imagineering from 1988 to 1993. Mr. Ghali has a B.S. degree in business administration and economics and an M.S. in business organizational management from the University of LaVerne.

FREDERIC Z. SAMELIAN has been President of Hill's Construction Claims Group since January 2005. Before that, he was a Senior Vice President with Hill from March 2003 until December 2004. Before that, Mr. Samelian was President of Conex International, Inc., a construction dispute resolution firm, from March 2002 to March 2003 and from April 2000 to February 2001, an Executive Director with Greyhawk North America, Inc., a construction management and consulting firm, from March 2001 to February 2002, and a Director with PricewaterhouseCoopers LLP from September 1998 to March 2000, where he managed their construction claims consulting practice in Southern California. Before that, he had worked with Hill from 1983 to August 1998. Mr. Samelian has a B.A. in international affairs from George Washington University and an M.B.A. from Southern Illinois University. He is a certified Project Management Professional.

JOHN FANELLI III was appointed Hill's Senior Vice President and Chief Financial officer in September 2006. Prior to that, he was Vice President and Chief Accounting Officer of CDI Corp. from June 2005 until June 2006, and he was the Vice President and Corporate Controller of CDI Corporation (a subsidiary of CDI Corp.) from October 2003 until June 2006. CDI Corp. is a New York Stock Exchange-traded professional services and outsourcing firm based in Philadelphia, Pennsylvania with expertise in engineering, technical services and information technology. From February 2003 until October 2003, Mr. Fanelli was a financial consultant to Berwind Corporation, an investment management company based in Philadelphia, Pennsylvania owning a diversified portfolio of manufacturing and service businesses and real estate. Before that, he was employed for 18 years by Hunt Corporation, then a New York Stock Exchange-traded manufacturer and marketer of office products. At Hunt, he served as Vice President and Chief Accounting Officer from 1995 until February 2003, and before that as Director of Budgeting, Financial Analysis and Control, from 1985 to 1995. Before that, for eight

years Mr. Fanelli was employed with Coopers & Lybrand in various accounting and auditing positions. Mr. Fanelli earned his B.S. in accounting from LaSalle University, and he is a certified public accountant in Pennsylvania.

RONALD F. EMMA has been Hill's Senior Vice President of Finance since August 1999. Before that, he was Hill's Vice President of Finance since 1979. Before joining Hill, he was Assistant Controller of General Energy Resources, Inc., a mechanical contracting firm, and prior to that was a Staff Accountant with Haskins & Sells CPAs. Mr. Emma has a B.S. in accounting from St. Joseph's University and is a Certified Public Accountant in the State of New Jersey.

STUART S. RICHTER has been Senior Vice President in charge of the New Jersey Region for Hill's Project Management Group since October 2001. Before that, he was Hill's Senior Vice President of Marketing and Business Development from February 1998 to October 2001, and Vice President of Marketing and Business Development from August 1996 to February 1998. Before joining Hill, he was President of Anjoy Associates, Inc., a marketing and organizational consulting firm, from 1994 to August 1996. He has been an Adjunct Professor of Marketing since 1986 at the Rutgers University School of Business at Camden. Mr. Richter has a B.A. in history from Montclair State University and an M.B.A. in business administration from Rutgers University. Mr. Richter is the brother of Irvin E. Richter.

ERIC S. ROSENFELD was the Chairman of the Board, Chief Executive Officer and President of Arpeggio Acquisition Corporation from its inception until June 28, 2006. On June 28, 2006, he was appointed as a member of the Board of Directors of the Company. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. He has also been the Senior Managing Member of Crescendo Advisors II LLC, the entity providing us with general and administrative services, since its formation in August 2000. Prior to forming Crescendo Partners, Mr. Rosenfeld had been Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. He was also Chairman of the Board of Spar Aerospace Limited, a company that provides repair and overhaul services for aircraft and helicopters used by governments and commercial airlines, from May 1999 through November 2001, until its sale to L-3 Communications. He served as a director of Hip Interactive, a Toronto Stock Exchange-listed company that distributes and develops electronic entertainment products, from November 2004 until July 2005. Mr. Rosenfeld also served as a director of AD OPT Technologies Inc., which was a Toronto Stock Exchange-listed company from April 2003 to November 2004, when it was acquired by Kronos Inc. Mr. Rosenfeld also served as a director and head of the special committee of Pivotal Corporation, a Canadian based customer relations management software company that was sold to chinadotcom in February 2004. Mr. Rosenfeld is currently Chairman of the Board of CPI Aerostructures, Inc., an American Stock Exchange-listed company engaged in the contract production of structural aircraft parts principally for the United States Air Force and other branches of the U.S. armed forces. He became Chairman in January 2005 and a director in April 2003. He has been the Chairman of the Board of Computer Horizons Corp., a Nasdaq listed company, providing IT professional services with a concentration in sourcing and managed services since October 2005. He has been a director of Sierra Systems Group, Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm based in Canada since October 2003, a director of Emergis Inc., a Toronto Stock Exchange-listed company that enables the electronic processing of transactions in

the Finance and Healthcare industries, since July 2004, and was a director of Geac Computer Corporation Limited, a Toronto Stock Exchange and Nasdaq listed software company that was recently acquired by another company, from October 2005 through March 2006. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen's University Business Law School Symposia, McGill Law School, the World Presidents' Organization and the Value Investing Congress. He is a faculty member at the Director's College. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School.

ARNAUD AJDLER was the Chief Financial Officer and Secretary and a member of the Board of Directors of Arpeggio Acquisition Corporation from its inception until June 28, 2006. On June 28, 2006, he was appointed as a member of the Board of Directors of the Company. Mr. Ajdler has been a Managing Director at Crescendo Partners since December 2005, a Senior Vice President from December 2004 to December 2005 and an investment analyst before that, since September 2003. From January 2000 to July 2001, he worked as a management consultant at Mercer Management Consulting, a leading international strategy consulting firm, before completing his M.B.A. at Harvard Business School in June 2003. He also worked as an investment analyst at Tilson Capital, a New York-based hedge fund, as an investment banker at Deutsche Bank, an international financial service provider, and as a management consultant at the Boston Consulting Group. Mr. Ajdler received a B.S. in engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an M.B.A from the Harvard Business School. Mr. Ajdler's term as a director expires in 2009.

BRIAN W. CLYMER has been a director of Hill since June 28, 2006. Mr. Clymer is Senior Vice President of External Affairs for Prudential Financial, Inc. where he has worked since July 1997. Prior to Prudential, he served as New Jersey State Treasurer under Governor Christine Todd Whitman from 1994 to 1997. Prior to that, Mr. Clymer was President and Chief Executive Officer of Railway System Design, Inc. and Vice President of its parent company, Gannett Fleming, Inc., an engineering design firm, from 1993 to 1994. From 1989 to 1993, he served under President George H.W. Bush as Administrator of the U.S. Department of Transportation's Federal Transit Administration. Mr. Clymer has served on numerous Boards of Directors, including the New Jersey Sports and Exposition Authority, the New Jersey Casino Reinvestment Development Authority, the New Jersey Performing Arts Center, the Southeastern Pennsylvania Transportation Authority, the American Public Transportation Association (APTA), and Motor Coach Industries International, Inc., then a New York Stock Exchange-listed designer and manufacturer of buses and coaches. He currently serves on the Board of Directors of the New Jersey Alliance for Action, the Prudential Financial, Inc. Political Action Committee, the Independent College Fund of New Jersey, the Commerce and Industry Association of New Jersey, and Longport, Inc., an OTCBB-listed medical technology company. Mr. Clymer earned his B.S. in business and economics from Lehigh University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania. Mr. Clymer's term as a director expires in 2009.

WILLIAM J. DOYLE has been a director of Hill since June 28, 2006. Mr. Doyle has been retired since June 1999. From 1993 to 1999, he was Chairman and Chief Executive Officer of Paolin & Sweeney, Inc., an advertising and public relations firm. Before that, he was Vice Chairman of the Board of Directors of Hill from 1985 to 1992. Mr. Doyle has served as Chairman of the Delaware River Port Authority, as Chairman of the Philadelphia Area

Transportation Corp., as Chairman of the Executive Committee of the Tri-State Regional Port Development Corp., and as President of the Philadelphia Chapter of the Young Presidents' Organization. He served on the Board of Directors of STV Group, Inc., a Nasdaq-listed engineering, architecture and construction management firm, from 1993 to 2001. He has also served on the Board of Directors of the American Cinematheque, the Philadelphia College of Performing Arts, APTA, and the CMAA.

ALAN S. FELLHEIMER has been a director of Hill since June 28, 2006. Mr. Fellheimer has been Chairman and Chief Executive Officer of the Pennsylvania Business Bank since he founded the state-chartered commercial bank in September 1998. He has also been a Partner with the Philadelphia law firm of Fellheimer & Eichen since January 2006. From 1991 to 1998, Mr. Fellheimer was a Partner in the Philadelphia law firm of Fellheimer Eichen Braverman & Kaskey. During 1991, he was a Partner with the Philadelphia law firm of Spector Gadon & Rosen, P.C. From 1985 to 1990, Mr. Fellheimer was Chairman and Chief Executive Officer of Equimark Corp., a New York Stock Exchange-listed bank holding company. He currently serves as Vice President and a member of the Board of Trustees of the Pennsylvania Ballet and as a member of the President's Advisory Board at Temple University. Mr. Fellheimer earned his A.B. in liberal arts and his J.D. from Temple University. He is a member of the New Jersey and Pennsylvania bars.

Election of Directors; Voting Agreement

On June 28, 2006, four of our directors and Brady Richter, a stockholder of the Company and a son of Irvin E. Richter, entered into a voting agreement pursuant to which the parties to the agreement agreed to vote for the following nominees for director until immediately after the Company's annual meeting that is held in 2008:

- in the class to stand for reelection in 2007- Irvin E. Richter, Eric S. Rosenfeld and William J. Doyle; and
- in the class to stand for reelection in 2008- David L. Richter and Alan S. Fellheimer.

Audit Committee

On June 28, 2006, the Company's board of directors established an audit committee with Messrs. Clymer, Doyle and Fellheimer, each of whom is an independent director under applicable Nasdaq and SEC standards, as its members. The board of directors has designated Mr. Clymer as the audit committee financial expert. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. A copy of the audit committee's charter is available at Hill's website, www.hillintl.com.

8. EXECUTIVE COMPENSATION

During the Company's fiscal year ended December 31, 2005, the Company, which was known during such fiscal period as Arpeggio Acquisition Corporation, did not provide a salary or bonus to either of its then two executive officers. Eric S. Rosenfeld served as the Company's chairman of the board, chief executive officer and president from inception until June 28, 2006. Arnaud Ajdler served as the Company's chief financial officer and secretary from inception until June 28, 2006. The Company's executive officers were not salaried in the 2004 fiscal period. In 2004, the Company awarded options to purchase 60,000 shares of common stock to each of its directors.

During the period from its inception until June 28, 2006, the Company paid a monthly fee of $7,500 to Crescendo Advisors II LLC, an affiliate of Eric S. Rosenfeld, for office space located at 10 East 53rd Street, New York, New York, as well as for general and administrative services.

Summary Compensation. The following table contains summary information concerning the annual compensation for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003 for the chief executive officer and for certain other executive officers of Hill International, Inc.:

Name & Principal Position	Year	Salary	Bonus	Number of Shares Underlying Options	All Other Compensation
		Annual Compensation		Long-Term Compensation	
Irvin E. Richter	2005	$850,000	$ 0	0	$340,865(1)
Chairman of the Board and	2004	850,000	0	0	322,640(2)
And Chief Executive Officer	2003	850,000	0	0	220,602(3)
David L. Richter	2005	$450,000	$ 0	0	$140,044(4)
President and Chief Operations	2004	400,000	0	0	131,048(5)
Officer	2003	375,000	6,250	750,000	45,475(6)
Frederic Z. Samelian	2005	$300,000	$ 0	100,000	$ 4,200(7)
President, Construction Claims	2004	195,000	0	0	4,100(8)
Group	2003	195,000	0	0	2,940(9)
Raouf S. Ghali	2005	$300,000	$ 0	120,000	$ 4,200(10)
President, Project Management	2004	250,000	0	0	4,100(11)
Group (International)	2003	200,000	3,750	0	3,500(12)
Stuart S. Richter	2005	$280,000	$ 0	0	$81,024(13)
Senior Vice President	2004	265,000	0	0	92,859(14)
	2003	236,000	2,250	0	58,055(15)

(1) The amount of other compensation indicated consists of the following: (a) $4,200 in matching funds for the company's 401(k) plan; (b) $80,209 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $33,488 to provide one household employee; (d) $83,993 for travel, entertainment and vacation expenses for the executive officer; (e) $23,932 for country club dues and related expenses; (f) $6,058 for tuition and medical expenses; (g) $38,545 for a condominium residence; (h) $65,992 for life insurance premiums; and (i) $4,448 for cell phone and internet services for the executive and members of his family.

(2) The amount of other compensation amount indicated consists of the following: (a) $4,100 in matching funds for the company's 401(k) plan; (b) $68,167 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $32,784 to provide one household employee; (d) $83,472 for travel, entertainment and vacation expenses for the executive officer; (e) $22,221 for country club dues and related expenses; (f) $33,887 for tuition and medical expenses; (g) $34,261 for a condominium residence; (h) $38,724 for life insurance premiums; and (i) $5,024 for cell phone and internet services provided to the executive and members of his family.

(3) The amount of other compensation indicated consists of the following: (a) $4,000 in matching funds for the company's 401(k) plan; (b) $80,330 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $35,357 for one household employee; (d) $62,138 for travel, entertainment and vacation expenses for the executive officer; (e) $15,514 for country club dues and related expenses; (f) $1,997 for tuition and medical expenses; (g) $5,307 for a condominium residence; (h) $11,455 for life insurance premiums paid for the benefit of the executive; and (i) $4,504 paid for internet and cell phone services for the executive and members of his family.

(4) The amount of other compensation indicated consists of the following: (a) $4,200 in matching funds for the company's 401(k) plan; (b) $39,191 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $93,679 for certain household employees; (d) $673 for travel and entertainment; and (e) $2,301 for cell phone and internet services provided for the executive and members of his family.

(5) The amount of other compensation indicated consists of the following: (a) $4,100 in matching funds for the company's 401(k) plan; (b) $35,936 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $65,954 for certain household employees; $23,511 for vacation, travel and entertainment expenses; and (e) $1,547 for cell phone and internet services provided for the executive and members of his family.

(6) The amount of other compensation indicated consists of the following: (a) $4,000 in matching funds for the company's 401(k) plan; (b) $28,862 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $6,786 for one household employee; (d) $4,357 for travel and entertainment expenses; and (e) $1,470 for cell phone and internet services provided for the executive and members of his family.

(7) The amount of other compensation indicated consists of $4,200 in matching funds for the company's 401(k) plan.

(8) The amount of other compensation indicated consists of $4,100 in matching funds for the company's 401(k) plan.

(9) The amount of other compensation indicated consists of $2,940 in matching funds for the company's 401(k) plan.

(10) The amount of other compensation indicated consists of $4,200 in matching funds for the company's 401(k) plan.

(11) The amount of other compensation indicated consists of $4,100 in matching funds for the company's 401(k) plan.

(12) The amount of other compensation indicated consists of $3,500 in matching funds for the company's 401(k) plan.

(13) The amount of other compensation indicated consists of the following: (a) $4,200 in matching funds for the company's 401(k) plan; (b) $24,439 for one automobile provided for the executive; (c) $262 for travel and entertainment expenses; (d) $21,849 for country club dues and related expenses; (e) $25,898 in medical and tuition payments made on behalf of the executive and/or members of his family; and (f) $4,376 for internet and cell phone services provided for the executive and members of his family.

(14) The amount of other compensation indicated consists of the following: (a) $4,100 in matching funds for the company's 401(k) plan; (b) $25,180 for one automobile provided for the executive; (c) $18,567 paid for country club dues and related expenses; (d) $41,578 in tuition and medical costs paid by the Company for the benefit of the executive and/or members of his family; and (e) $3,434 for internet and cell phone services provided for the benefit of the executive and members of his family.

(15) The amount of other compensation indicated consists of the following: (a) $4,000 in matching funds for the company's 401(k) plan; (b) $22,056 for one automobile provided for the executive; (c) $13,285 for country club dues and related expenses; (d) $16,016 for tuition and medical costs paid for the benefit of the executive and/or members of his family; and (e) $2,698 for cell phone and internet services for the executive and members of his family.

Option Grants in Last Fiscal Year to Named Executive Officers. The following table sets forth information related to the grant of stock options by us during the year ended December 31, 2005 to executive officers named in the Summary Compensation Table.

Name	Individual Grants					
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)	
					5%	10%
Irwin E. Richter	0					
David L. Richter	0					
Frederic Z. Samelian	100,000	27%	5.94	9/30/10	373,563	946,683
Raouf S. Ghali	120,000	32%	5.94	9/30/10	448,276	1,136,019
Stuart S. Richter	0					

Aggregated Option Exercises and Fiscal Year-End Option Values. The following table contains information concerning the aggregated option exercises during the fiscal year ended December 31, 2005 and the value of unexercised options held as of December 31, 2005 by the executive officers named in the summary compensation table:

			Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)	
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Irwin E. Richter			0	0	0	0
David L. Richter	1,000,000		1,000,000	0	6,570,000	0
Frederic Z. Samelian	100,000		100,000	0	657,000	0
Raouf S. Ghali	120,000		120,000	0	788,400	0
Stuart S. Richter	300,000		300,000	0	1,971,000	0

Employment Agreements

On June 28, 2006, Irvin E. Richter, our chairman and chief executive officer, David L. Richter, our president and chief operating officer, and Stuart S. Richter, a senior vice president of Hill, entered into employment agreements with the Company. Each employment agreement is for a three-year term, subject to earlier termination in certain circumstances, and may be extended by mutual agreement of the executive and the Company.

The employment agreements provide for initial annual base salaries of $850,000 for Irvin Richter, $450,000 for David Richter and $300,000 for Stuart Richter. The employment agreements also provide that, in the event of the termination of an executive's employment by Hill without cause (as defined in the employment agreement), Hill will pay him a lump sum equal to: (i) with respect to Irvin Richter and David Richter, the remaining balance of his base

salary for the remainder of the term of the agreement, but in no event less than one year's base salary, and (ii) in the case of Stuart Richter, 25% of his annual base salary then in effect. Each agreement also provides for the continuation of certain benefits upon such termination without cause, including continuation of health benefits for one year except where comparable health insurance is available from a subsequent employer.

The employment agreements contain certain restrictive covenants prohibiting the executives from disclosing information that is confidential to the Company and generally prohibit them, during the employment term and for one year thereafter, from competing with the Company and its subsidiaries and soliciting or hiring the employees of the Company and its subsidiaries. The non-competition provision will remain in effect until June 28, 2010 if the executive's employment is terminated for cause or if the executive voluntarily resigns.

Report of the Compensation Committee

The members of the compensation committee of the board of directors of the Company are Messrs. Doyle, Rosenfeld and Clymer. The compensation committee was constituted on June 28, 2006. Because the Company did not have, and was not required to have, a compensation committee during the fiscal year ended December 31, 2005, the compensation committee has no report on the compensation of the Company's executive officers for that year.

Stock Performance Graph

This graph depicts the Company's cumulative total shareholder returns relative to the performance of the Russell 2000 Index for the period commencing July 7, 2004, and ending on September 30, 2006. The graph assumes $100 invested at the closing price of the Company's common stock and each index on July 7, 2004 and assumes that all dividends were reinvested on the date paid.



140.00
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July 7,2004
2004
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HILL INTERNATIONAL, INC.
Russell 2000 Index

9. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as to each director and executive officer of the Company and each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock: the aggregate number and percentage of shares of common stock that were beneficially owned as of October 15, 2006, or, in certain cases as of the most recent practicable date. For purposes of the following table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days. Unless otherwise noted, the business address of each of our directors and officers is 303 Lippincott Centre, Marlton, New Jersey 08053 and each person's business telephone number is (856) 810-6200.

	Shares of Common Stock Beneficially Owned	
Name and Address of Beneficial Owner	Number of Shares	Percent
Irvin E. Richter [1]	7,724,270	34.6%
David L. Richter [1]	3,265,362	14.6%
Eric S. Rosenfeld	1,971,000[2]	8.8%
Brady H. Richter [1]	1,931,068	8.6%
Israel Englander [3]	1,477,000 [4]	6.6%
Jack Silver [5]	1,314,064 [6]	5.9%
Stuart S. Richter [1]	517,363	2.3%
Raouf S. Ghali	75,235	0.3%
Arnaud Ajdler	71,000[7]	0.3%
Frederic Z. Samelian	63,298	0.3%
Ronald F. Emma	20,915	0.1%
William J. Doyle	12,500[8]	0.06%
Brian W. Clymer [9]	11,000[10]	0.05%
Alan S. Fellheimer [11]	11,000[12]	0.05%
John Fanelli III	0	0.0%
All directors and executive officers as a group (12 persons)	13,742,943	61.5%

---

(1) Each of Irvin E. Richter, David L. Richter, Bradey H. Richter and Stuart S. Richter is a member of a group, and each one of them may be deemed to have shared voting and dispositive power over the shares of common stock held by all of the other members of that group. The Richters filed a Schedule 13D with the SEC on July 10, 2006.

(2) Includes (a) 120,000 shares of common stock held by the Rosenfeld 1991 Children's Trust, of which Mr. Rosenfeld's wife is the sole trustee, and (b) 755,000 shares of common stock issuable upon exercise of warrants held by Mr. Rosenfeld.

(3) The business address of Mr. Englander is c/o Millennium Management, LLC, 666 Fifth Avenue, New York, New York 10103.

(4) Represents 499,000 shares of common stock held by Millenco, LP. Millennium Management, LLC is the general partner of Millenco, LP, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco, LP. Mr. Englander is the managing member of Millennium Management, LLC. Includes, as well, 978,000 shares of common stock issuable upon exercise of warrants owned by Millenco, LP. The foregoing information was derived from an amendment to a Schedule 13G filed with the SEC on January 24, 2006.

(5) Mr. Silver's business address is c/o SIAR Capital LLC, 660 Madison Avenue, New York, New York 10021.

(6) Represents (a) 491,000 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan ("Sherleigh Profit"), a trust of which Mr. Silver is the trustee; and (b) 9,000 shares of common stock held by Sherleigh Associates Inc. Defined Benefit Pension Plan ("Sherleigh Defined"), a trust of which Mr. Silver is the trustee. Includes as well 586,400 shares of common stock issuable upon the exercise of warrants owned by Sherleigh Profit and 227,664 shares of common stock issuable upon the exercise of warrants owned by Sherleigh Defined. The foregoing information was derived from a Schedule 13G filed with the SEC on April 13, 2006.

(7) Includes 5,000 shares of common stock issuable upon exercise of warrants held by Mr. Ajdler.

(8) Includes 5,000 shares of common stock issuable upon exercise of warrants held by Mr. Doyle.

(9) The business address of Mr. Clymer is c/o Prudential Financial, Inc. 751 Broad Street, Newark, New Jersey 07102.

(10) Includes 5,000 shares of common stock issuable upon exercise of warrants held by Mr. Clymer.

(11) The business address of Mr. Fellheimer is c/o Pennsylvania Business Bank, 1819 John F. Kennedy Boulevard, Suite 210, Philadelphia, Pennsylvania 19103.

(12) Includes 5,000 shares of common stock issuable upon exercise of warrants held by Mr. Fellheimer.

10. CHANGES IN ACCOUNTANTS

On June 28, 2006, Arpeggio Acquisition Corporation (the "Company") dismissed BDO Seidman, LLP as its independent registered public accountants in connection with the closing that day of the merger of Hill International, Inc. with and into the Company. The decision was approved by the Board of Directors of the Company. In connection with the merger, the Company changed its name to Hill International, Inc.

The report of BDO Seidman, LLP on the Company's balance sheets as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005, the period ended December 31, 2004 and the period from April 2, 2004 (inception) to December 31, 2005, respectively, did not contain an adverse opinion or disclaimer of opinion. However, such report dated February 28, 2006 contained an explanatory paragraph relating to the ability of the Company to continue as a going concern.

During the Company's fiscal periods ended December 31, 2005 and 2004 and during the subsequent interim periods preceding the termination, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

There were no reportable events as described in Item 304 (a)(i)(v) of Regulation S-B during the period from April 2, 2004 (inception) to December 31, 2005.

The Company requested that BDO Seidman, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the Company's statements in this Item 4.01(a). A copy of the letter furnished by BDO Seidman, LLP in response to that request, dated June 28, 2006, was filed as Exhibit 16.1 to the Company's Form 8-K of the same date.

Effective August 14, 2006, Hill engaged Amper, Politziner & Mattia, P.C. ("APM") as its independent registered public accountants. The decision to engage APM as the Hill's independent registered public accountants was made by the Audit Committee of Hill's Board of Directors.

During Hill's two most recent fiscal years and the interim period preceding the engagement of APM, Hill did not consult with APM regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Hill's financial statements, resulting in provision of a written report or oral advise to Hill which APM concluded was an important factor considered by Hill in reaching a decision as to an accounting, auditing or financial reporting issue. In addition, during Hill's two most recent fiscal years and the interim period preceding the engagement of APM, Hill did not consult with APM regarding any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-B) or reportable event (as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-B).

11. UNDERTAKING

THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 TO ANY WARRANT HOLDER THAT REQUESTS SUCH REPORT IN WRITING. REQUESTS SHOULD BE MAILED TO THE COMPANY AT THE ADDRESS PROVIDED BELOW.

Hill International, Inc.
303 Lippincott Centre
Marlton, NJ 08053
Attn.: General Counsel

INDEX TO FINANCIAL STATEMENTS AND OTHER ATTACHMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Hill International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Hill International, Inc. and Subsidiaries, (the "Company"), as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each year of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the December 31, 2005 and January 1, 2005 financial statements of Hill International (UK) Limited, wholly owned subsidiary, which statements reflect total assets constituting 18 percent and 20 percent, respectively, of the related consolidated total assets and reflect revenues constituting 9 percent and 10 percent, respectively, of the related consolidated revenues. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Hill International (UK) Limited is based solely on the report of the other auditor.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditor, the financial statements referred to above present fairly, in all material respects, the financial position of Hill International, Inc. and Subsidiaries as of December 31, 2005 and January 1, 2005 and the consolidated results of their operations and cash flows for each year of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's credit facility expires in 2006, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia P.C.

March 31, 2006
Edison, New Jersey

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of Hill International (UK) Limited as at December 31, 2005 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly

Baker Tilly
London
United Kingdom

27 March 2006

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands)

	December 31, 2005	January 1, 2005
Assets		
Current assets		
Cash and cash equivalents	$ 2,716	$ 802
Cash–restricted	1,040	—
Accounts receivable, less allowance for doubtful accounts of $845 and $1,190, respectively	27,623	21,584
Accounts receivable—related party	611	635
Other receivables	—	223
Prepaid expenses and other current assets	1,361	1,642
Total current assets	33,351	24,886
Property and equipment—net	2,842	2,585
Cash—restricted	2,169	3,357
Retainage receivable, net of allowance for doubtful accounts of $89 at December 31, 2005	964	765
Intangible assets, net	148	299
Deferred tax asset	451	640
Investment in affiliate	393	618
Other assets	405	181
Total assets	$ 40,723	$ 33,331
Liabilities and Stockholders' Equity		
Current liabilities		
Due to bank	$ 190	$ 598
Current maturities of long–term debt	10,156	895
Current maturities of capital lease obligations	186	339
Accounts payable and accrued expenses	13,757	11,199
Deferred tax liability	2,136	2,376
Income taxes payable	1,923	231
Deferred revenue	—	75
Other current liabilities, primarily advance payments from clients	3,359	3,903
Total current liabilities	31,707	19,616
Long–term debt, net of current maturities	—	9,358
Capital lease obligations, net of current maturities	32	218
Retainage payable	877	173
Other liabilities	1,948	1,925
Total liabilities	34,564	31,290
Commitments and contingencies		
Stockholders' equity		
Preferred stock, $.01 par value; 1 share authorized, none issued	—	—
Common stock, $.01 par value; 10,000 shares authorized, 8,091 shares issued, 6,090 shares outstanding at December 31, 2005 and 8,001 shares issued, 6,000 shares outstanding at January 1, 2005	81	80
Additional paid–in capital	1,929	701
Retained earnings	5,582	2,440
Accumulated other comprehensive (loss) income	(25)	143
	7,567	3,364
Less treasury stock at cost	(583)	(583)
Due from stockholder	(825)	(740)
Total stockholders' equity	6,159	2,041
Total liabilities and stockholders' equity	$ 40,723	$ 33,331

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Fiscal Years 2005, 2004 and 2003
(in thousands except per share amounts)

	2005	2004	2003
Revenue	$112,229	$84,107	$78,731
Reimbursable expenses	32,121	21,068	22,619
Revenue, less reimbursable expenses	80,108	63,039	56,112
Direct expenses	43,276	34,365	29,004
Gross profit	36,832	28,674	27,108
Operating expenses (income)			
Selling, general and administrative expenses	31,861	29,231	27,428
Equity in affiliate	(685)	(458)	—
	31,176	28,773	27,428
Operating income (loss)	5,656	(99)	(320)
Interest expense, net	(669)	(597)	(562)
Income (loss) before provision for income taxes	4,987	(696)	(882)
Provision for (benefit from) income taxes	1,845	(272)	(353)
Net income (loss)	$ 3,142	$ (424)	$ (529)
Basic net income (loss) per share	$ 0.52	$ (0.07)	$ (0.09)
Basic weighted average shares outstanding	6,030	6,000	6,000
Diluted net income (loss) per share	$ 0.44	$ (0.07)	$ (0.09)
Diluted weighted average outstanding	7,195	6,000	6,000

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
For the Fiscal Years 2005, 2004 and 2003
(in thousands)

	Common Stock		Additional Paid–in	Retained	Accumulated Other Comprehensive	Treasury Stock		Due from	Total
	Shares Issued	Amount	Capital	Earnings	(Loss)/Income	Shares	Amount	Stockholder	Equity
Balance—December 28, 2002	8,001	$ 80	$ 701	$ 3,393	$ (265)	2,001	$ (583)	$ (508)	$2,818
Net loss 2003	—	—	—	(529)	—	—	—	—	(529)
Advances to stockholder	—	—	—	—	—	—	—	(171)	(171)
Other comprehensive income, net of tax	—	—	—	—	340	—	—	—	340
Balance—December 27, 2003	8,001	80	701	2,864	75	2,001	(583)	(679)	2,458
Net loss 2004	—	—	—	(424)	—	—	—	—	(424)
Advances to stockholder	—	—	—	—	—	—	—	(61)	(61)
Other comprehensive income, net of tax	—	—	—	—	68	—	—	—	68
Balance—January 1, 2005	8,001	80	701	2,440	143	2,001	(583)	(740)	2,041
Net income 2005	—	—	—	3,142	—	—	—	—	3,142
Advances to stockholder	—	—	—	—	—	—	—	(85)	(85)
Stock–based compensation	—	—	1,229	—	—	—	—	—	1,229
Exercise of common stock options	90	1	(1)	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	—	(168)	—	—	—	(168)
Balance—December 31, 2005	8,091	$ 81	$ 1,929	$ 5,582	$ (25)	2,001	$ (583)	$ (825)	$6,159

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)
For the Fiscal Years 2005, 2004, 2003
(in thousands)

	2005	2004	2003
Net income (loss)	$3,142	$(424)	$(529)
Other comprehensive income, before tax			
Foreign currency translation adjustment	(280)	114	251
Less: reclassification adjustment for losses included in net income	—	—	321
Other comprehensive income (loss) before income taxes	(280)	114	572
Income tax (benefit) expense related to other comprehensive (loss) income	(112)	46	232
Other comprehensive (loss) income, net of tax	(168)	68	340
Comprehensive income (loss)	$2,974	$(356)	$(189)

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Fiscal Years 2005, 2004 and 2003
(in thousands)

	2005	2004	2003
Cash flows from operating activities			
Net income (loss)	$ 3,142	$ (424)	$ (529)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities			
Depreciation	713	693	705
Amortization	151	151	522
Loss on sale of marketable securities	—	—	321
Provision for bad debts	605	1,082	48
Equity in affiliate	(685)	(458)	—
Deferred tax benefit	(51)	(489)	(150)
Stock–based compensation	1,229	—	—
(Increase) decrease in			
Accounts receivable	(6,644)	(3,506)	(3,215)
Accounts receivable–related party	24	(635)	—
Other receivables	223	94	(289)
Prepaid expenses and other current assets	281	(1,128)	46
Retainage receivable	(199)	(210)	946
Other assets	(224)	154	17
Increase (decrease) in			
Accounts payable and accrued expenses	2,557	3,027	(113)
Income taxes payable	1,692	231	—
Deferred revenue	(75)	(93)	(200)
Other current liabilities, primarily advance payments from clients	(396)	183	(2,544)
Retainage payable	704	—	—
Other liabilities	23	190	270
Total adjustments	(72)	(714)	(3,636)
Net cash flows provided by (used in) operating activities	3,070	(1,138)	(4,165)
Cash flows from investing activities			
Payments for purchase of property and equipment	(970)	(636)	(259)
Proceeds from sale of marketable securities	—	—	10
Net cash flows used in investing activities	(970)	(636)	(249)
Cash flows from financing activities			
Contributions in affiliate	—	(160)	—
Distributions from affiliate	911	—	—
Due to bank	(408)	598	—
Proceeds from notes payable	—	891	892
Payments on notes payable	(4)	(271)	—
Net (payments) proceeds on revolving loan borrowings	(93)	613	5,401
Advances to stockholder	(85)	(61)	(171)
Payments on capital lease obligations	(339)	(442)	(417)
Net cash flows (used in) provided by financing activities	(18)	1,168	5,705
Effect of exchange rate changes on cash	(168)	48	18
Net increase (decrease) in cash and cash equivalents	1,914	(558)	1,309
Cash and cash equivalents—beginning of year	802	1,360	51
Cash and cash equivalents—end of year	$ 2,716	$ 802	$ 1,360

See accompanying notes to consolidated financial statements.

Note 1—*Liquidity*

Credit Facility

During 2005, Hill International, Inc. and Subsidiaries (the "Company") and its lender amended their credit agreement to include a revised pay down schedule beginning January 2, 2006 with a maturity date of July 31, 2006. On January 6, 2006, the facility was amended to remove the scheduled pay downs and change the due date of the facility to February 28, 2006. The due date of the facility was subsequently extended to March 31, 2006 and the Company is presently in negotiations to extend the due date to June 30, 2006. As of December 31, 2005, the Company had $9,637,000 of indebtedness under the revolving credit facility. See Notes 7 and 21.

It is the Company's intent to repay and terminate the facility upon consummation of the merger with Arpeggio Acquisition Corporation ("Arpeggio") discussed below.

Merger Agreement

On December 5, 2005, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Arpeggio providing for the merger of the Company with and into Arpeggio. Arpeggio will be the surviving corporation in the merger and will change its name to Hill International, Inc.

The Company's stockholders have approved and adopted the Merger Agreement in accordance with the applicable provisions of the Delaware General Corporation Law. The merger is expected to be consummated during the second quarter of 2006, after the required approval by the stockholders of Arpeggio.

Pursuant to the Merger Agreement, the Company's stockholders and other persons who exercise options to purchase common stock of the Company prior to the closing of the merger, in exchange for all of the securities of the Company outstanding immediately prior to the merger, will receive from Arpeggio 14.5 million shares of Arpeggio common stock. Immediately following the merger, the stockholders of the Company will own approximately 63.6% of the total issued and outstanding Arpeggio common stock. Twelve percent (12%) of the shares of Arpeggio common stock being issued at the time of the merger will be placed into escrow to secure the indemnity rights of Arpeggio under the Merger Agreement and will be governed by the terms of an Escrow Agreement.

The Merger Agreement also provides for the Company's stockholders to receive up to an additional 6.6 million shares of Arpeggio common stock, contingent upon the combined companies attaining certain earnings targets.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. In the event the Merger Agreement is not consummated, the Company will not be able to repay its current debt without refinancing or obtaining another credit facility which raises substantial doubt about its ability to continue as a going concern. Under such circumstances, the Company intends to negotiate a financing agreement with the above–mentioned lender or another financial institution.

Note 2—*Summary of Significant Accounting Policies*

Operations

The Company is a professional services firm providing program management, project management, construction management and construction claims services worldwide. Revenue from international services was 35%, 28% and 22% of total revenue for the fiscal years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of Hill International, Inc. and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company utilizes a 52−53 week fiscal year ending on the Saturday closest to December 31. The fiscal years 2005, 2004 and 2003 ended on December 31, 2005, January 1, 2005 and December 27, 2003, respectively and were 52, 53 and 52 week years, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The estimates affecting our consolidated financial statements that are particularly significant include revenue recognition, recoverability of long−lived assets, income taxes, allowance for doubtful accounts and commitments and contingencies.

Comprehensive Income

Comprehensive income, as defined, includes all changes to equity except those resulting from investments by or distributions to owners and consists of foreign currency translation adjustments and unrealized gains and losses on marketable securities.

Revenue Recognition

The Company generates revenue primarily from construction management consulting services. Revenue is generally recognized upon the performance of services. In providing these services, the Company may incur reimbursable expenses, which consist principally of amounts paid to subcontractors and other third parties and travel and other job related expenses that are contractually reimbursable for clients. In accordance with Emerging Issues Task Force Issue No. ("EITF") 99−19, "Reporting Revenue Gross as a Principal versus Net as an Agent," and EITF 01−14, "Income Statement Characterization of Reimbursements Received for "Out−of−Pocket" Expenses Incurred," the Company has assessed the indicators provided in EITF 99−19 and determined that it will include its direct labor costs and reimbursable expenses in computing and reporting its total contract revenues as long as the Company remains responsible to the client for the fulfillment of the contract and for the overall acceptability of all services provided.

The Company earns its revenues from time−and−materials, cost−plus and fixed−price contracts. If estimated total costs on any contract indicate a loss, the Company charges the entire estimated loss to operations in the period the loss becomes known. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded in the accounting period in which the events indicating a loss are known and the loss can be reasonably estimated. Such revisions could occur at any time and the effects may be material.

Time–and–Materials Contracts.

Under its time–and–materials contracts, the Company negotiates hourly billing rates and charges its clients based on the actual time that the Company spends on a project. In addition, clients reimburse the Company for its actual out–of–pocket costs of materials and other direct incidental expenditures that the Company incurs in connection with its performance under the contract. Its profit margins on time–and–materials contracts fluctuate based on actual labor and overhead costs that the Company directly charges or allocates to contracts compared with negotiated billing rates. Revenues on these contracts are recognized based on the actual number of hours the Company spends on the projects plus any actual out–of–pocket costs of materials and other direct incidental expenditures that the Company incurs on the projects. Its time–and–materials contracts also generally include annual billing rate adjustment provisions.

Cost–Plus Contracts. The Company has two major types of cost–plus contracts:

Cost–Plus Fixed Fee.

Under cost–plus fixed fee contracts, the Company charges its clients for its costs, including both direct and indirect costs, plus a fixed negotiated fee. In negotiating a cost–plus fixed fee contract, the Company estimates all recoverable direct and indirect costs and then adds a fixed profit component. The total estimated cost plus the negotiated fee represents the total contract value. The Company recognizes revenues based on the actual labor costs, based on hours of labor effort, plus non–labor costs the Company incurs, plus the portion of the fixed fee the Company has earned to date. The Company invoices for its services as revenues are recognized or in accordance with agreed–upon billing schedules. Aggregate revenues from cost–plus fixed fee contracts may vary based on the actual number of labor hours worked and other actual contract costs incurred. However, if actual labor hours and other contract costs exceed the original estimate agreed to by its client, the Company generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive additional revenues relating to the additional costs (see "Change Orders and Claims").

Cost–Plus Fixed Rate.

Under its cost–plus fixed rate contracts, the Company charges clients for its costs plus negotiated rates based on its indirect costs. In negotiating a cost–plus fixed rate contract, the Company estimates all recoverable direct and indirect costs and then adds a profit component, which is a percentage of total recoverable costs to arrive at a total dollar estimate for the project. The Company recognizes revenues based on the actual total number of labor hours and other costs the Company expends at the cost plus the fixed rate the Company negotiated. Similar to cost–plus fixed fee contracts, aggregate revenues from cost–plus fixed rate contracts may vary and the Company generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive additional revenues relating to any additional costs that exceed the original contract estimate (see "Change Orders and Claims").

Labor costs and subcontractor services are the principal components of its direct costs on cost–plus contracts, although some include materials and other direct costs. Some of these contracts include a provision that the total actual costs plus the fee will not exceed a guaranteed price negotiated with the client. Others include rate ceilings that limit the reimbursement for general and administrative costs, overhead costs and materials handling costs. The accounting for these contracts appropriately reflects such guaranteed price or rate ceilings.

Firm Fixed–Price ("FFP") Contracts.

The Company's FFP contracts have historically accounted for most of its fixed–price contracts. Under FFP contracts, the Company's clients pay it an agreed amount negotiated in advance for a specified scope of work. The Company recognizes revenues on FFP contracts using the percentage–of–completion method (recognizing revenue as costs are incurred). Profit margins the Company recognizes in all periods prior to completion of the

project on any FFP contract depend on the accuracy of the Company's estimates of approximate revenue and expenses and will increase to the extent that its current estimates of aggregate actual costs are below amounts previously estimated. Conversely, if the Company's current estimated costs exceed prior estimates, its profit margins will decrease and the Company may realize a loss on a project. In order to increase aggregate revenue on the contract, the Company generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive payment for the additional costs (see "Change Orders and Claims").

Change Orders and Claims.

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client–caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs.

Change orders and claims occur when changes are experienced once contract performance is underway. Change orders are sometimes documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses without client agreement before the work is performed. Costs related to change orders and claims are recognized when they are incurred. Change orders and claims are included in total estimated contract revenue when it is probable that the change order or claim will result in a bona fide addition to contract value that can be reliably estimated. No profit is recognized on claims until final settlement occurs. This can lead to a situation where costs are recognized in one period and revenues are recognized when client agreement is obtained or claims resolution occurs, which can be in subsequent periods.

The Company has contracts with the U.S. government that contain provisions requiring compliance with the U.S. Federal Acquisition Regulation ("FAR"). These regulations are generally applicable to all of its federal government contracts and are partially or fully incorporated in many local and state agency contracts. They limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost–plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of its federal government contracts are subject to termination at the convenience of the client. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Federal government contracts which are subject to the FAR and some state and local governmental agencies require audits, which are performed for the most part by the Defense Contract Audit Agency ("DCAA"). The DCAA audits the Company's overhead rates, cost proposals, incurred government contract costs, and internal control systems. During the course of its audits, the DCAA may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards ("CAS") and recommend that its U.S. government corporate administrative contracting officer disallow such costs. Historically, the Company has not experienced significant disallowed costs as a result of such audits. However, the Company can provide no assurance that the DCAA audits will not result in material disallowances of incurred costs in the future.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The fair value of financial instruments, which primarily consists of cash and cash equivalents, net receivables and accounts payable, approximates carrying value due to the short−term nature of the instruments. The carrying value of long−term debt approximates its fair value as the interest rate is variable.

Restricted Cash and Advance Payments from Clients

In certain instances the Company may collect advance payments from clients for future services. As the services are performed these advance payments are reversed and recognized as revenue. Restricted cash primarily represents advance payments from clients required to be maintained in foreign accounts to serve as collateral for bonds or guarantees on several projects. The cash will remain restricted until the respective project has been completed, which typically is greater than one year. At December 31, 2005 and January 1, 2005 advance payments from clients of $3.3 million and $3.8 million, respectively, were included in other current liabilities on the Consolidated Balance Sheets. See Note 19.

Concentration of Credit Risk and Cash Balance

The Company provides professional services, under contractual arrangements, to domestic and foreign governmental units, institutions and the private sector. The Company performs ongoing credit evaluations of its clients and does not require collateral beyond customary retainers.

Long−Lived Assets

The Company evaluates the recoverability of its long−lived assets when events or changes in circumstances suggest that the carrying value of assets may not be recoverable.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets as follows:

	Method	Estimated Useful Life
Furniture and equipment	Straight−line	10 years
Leasehold improvements	Straight−line	Shorter of estimated useful life or term of lease
Computer equipment and software	Straight−line	5 years
Automobiles	Straight−line	5 years

Allowance for Doubtful Accounts

The allowance for doubtful accounts is an estimate prepared by management based on identification of the collectibility of specific accounts and the overall condition of the receivable portfolios. When evaluating the adequacy of the allowance for doubtful accounts, the Company specifically analyzes trade receivables, including retainage receivable, historical bad debts, client credits, client concentrations, client credit worthiness, current economic trends and changes in client payment terms. If the financial condition of clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should we determine that we would be able to realize more of our receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed on a quarterly basis and adjustments are recorded as deemed necessary.

Retainage Receivable

Retainage receivable represents balances billed but not paid by clients pursuant to retainage provisions in the construction management contracts and will be due upon completion of specific tasks or the completion of the contract. The current portion of retainage receivable is included in accounts receivable in the Consolidated Balance Sheets. The long−term portion of retainage receivable is included in retainage receivable in the Consolidated Balance Sheets. See Note 3.

Intangible Assets

Intangible assets consist of acquired contract rights and are amortized on a straight−line basis over the life of the contract, which is approximately five years.

Income Taxes

The Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company's Consolidated Balance Sheets. The Company must assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent it believes recovery is not likely, the Company must establish a valuation allowance. To the extent the Company establishes a valuation allowance in a period; it must include an expense within the tax provision in the Consolidated Statements of Operations. The Company has recorded a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized in future years. If the Company determines in the future that it is more likely than not that the net deferred tax assets would be realized, then the previously provided valuation allowance would be adjusted.

For income tax purposes, the Company's U.S. entities are on the cash basis method of accounting with a June 30, tax year−end. The Company's foreign entities are on the accrual method of accounting with a calendar year−end. For financial statement purposes, the Company is an accrual basis taxpayer with its fiscal year ending on the Saturday closest to December 31st.

Investment in Affiliate

The Company owns 33.33% of an affiliate, Stanley Baker Hill, LLC ("SBH"), which is accounted for using the equity method. SBH was formed on April 8, 2004 for the purpose of providing various architect−engineering and construction management services in connection with the Iraq Reconstruction Program.

Deferred Rent

Rent expenses related to operating leases where scheduled rent increases exist is determined by expensing the total amount of rent due over the life of the operating lease on a straight−line basis. The difference between the rent paid under the terms of the lease and the rent expensed on a straight−line basis is recorded as a liability. The non−current portion of deferred rent at December 31, 2005 and January 1, 2005 was $574,000 and $475,000 respectively, and is included in other liabilities on the Consolidated Balance Sheets. The current portion of deferred rent at December 31, 2005 and January 1, 2005 was $19,000 and $55,000, respectively, and included in other current liabilities on the Consolidated Balance Sheets.

Stock−Based Compensation

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share−Based Payment," which replaces SFAS No. 123,

"Accounting for Stock−Based Compensation" and supersedes Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires that the compensation cost relating to share−based payment transactions be recognized in the financial statements. The compensation cost will be measured based on the fair value of the equity or liability instruments issued. Under SFAS No. 123(R), the pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition. The Statement is required to be adopted as of the beginning of the first annual period beginning after June 15, 2005, with early adoption encouraged.

Prior to January 2, 2005, the Company used the intrinsic value method to account for stock−based employee compensation under the recognition and measurement principles of APB No. 25, and related interpretations. Under this method, compensation cost is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the stock option at the date at which both the number of options granted and the exercise price are known. The Company's option plans stipulate that the exercise price of the options be the equivalent to the fair market value of the Company on the date the option is granted except for options granted to a more than 10% stockholder which are granted at 110% of fair market value. The fair market value was determined by the Company's Board of Directors, and accordingly, no compensation expense was recognized. SFAS No. 123 established accounting and disclosure requirements using a fair−value−based method of accounting for stock−based employee compensation plans. As permitted by SFAS No. 123, the Company elected to apply the intrinsic−value−based method of accounting described above, and adopted only the disclosure requirements of SFAS No. 123, which were similar in most respects to SFAS No. 123(R), with the exception of option forfeitures, which the Company had accounted for as they occurred.

On January 2, 2005 the Company adopted SFAS No. 123(R) using the "Modified Prospective Application Method" which requires that compensation cost be recorded, as earned, for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS No. 123(R). The compensation cost is recognized in Selling, general and administrative expenses in the Consolidated Statements of Operations over the remaining service period after the adoption date, based on the Company's original estimate of the option's fair value. The Company's consolidated financial statements of prior fiscal years do not reflect any restated amounts. No modifications were made to outstanding options prior to the adoption of SFAS No. 123(R). The Company used the same valuation methodologies and assumptions in estimating the fair value of options under both SFAS No. 123(R) and the pro forma disclosures under SFAS No. 123. The Company did not change the quantity, type or payment arrangements of any share−based payment programs. Since the modified prospective application method was used there was no cumulative effect adjustment upon the adoption of SFAS No. 123(R). The Company's policy is to use newly issued shares to satisfy the exercise of stock options.

On December 5, 2005, the Company elected to accelerate the vesting of all outstanding and unvested options. The Board's decision to accelerate the vesting of these options was in response to the Merger Agreement entered into on that date. The Board wanted to allow the Company's employees to exercise their options prior to the merger being consummated. There was no incremental compensation cost to record as a result of the modification since the fair value of the modified award was not in excess of the fair value of the original award immediately before the terms were modified. The modification also did not affect the number of awards expected to vest. The Company recorded compensation cost on the date of the modification equal to the remaining fair value of all option awards that was expected to vest over the original vesting period. The incremental compensation cost recorded for the year ended December 31, 2005 resulting from the modification was $1,087,000.

The following table presents the pro forma effect on net income and income per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, to stock–based employee compensation in the years ended January 1, 2005 and December 27, 2003. The Company's stock–based employee compensation plans, together with the assumptions used to determine fair values, are described in Note 11, "Stock Options."

	Year ended January 1, 2005	Year ended December 31, 2003
Net loss as reported	$ (424)	$ (529)
Deduct: Stock–based employee compensation expense determined under fair value–based–method, net of tax	(59)	(190)
Add: Stock–based employee compensation expense included in reported net loss	—	—
Pro forma net loss	$ (483)	$ (719)
Loss per share:		
As reported—basic and diluted	$ (.07)	$ (.09)
Pro forma—basic and diluted	$ (.08)	$ (.12)

Advertising Costs

Advertising costs are expensed as incurred. Such expenses for the years ended December 31, 2005, January 1, 2005 and December 27, 2003, are approximately $193,000, $160,000 and $232,000, respectively.

Foreign Currency Translations and Transactions

Assets and liabilities of all foreign operations are translated at year–end rates of exchange, and the statements of operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating foreign currency financial statements are accumulated in a separate component of stockholders' equity until the entity is sold or substantially liquidated.

Gains or losses from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are generally included in net income.

Earnings Per Share

Basic net income (loss) per share is determined by dividing net income (loss) available to stockholders by the weighted–average number of common shares outstanding during the period. Diluted net income (loss) per share reflects the potential increase in the weighted average number of common shares used in the basic income (loss) per share calculation for the weighted average number of common shares that would be issued if all options outstanding during the year had been exercised using the treasury stock method.

Dilutive stock options increased average common shares outstanding by approximately 1,165,000 shares for the year ended December 31, 2005. Approximately 1,563,000 shares and 0 shares were not included in the calculation of dilutive loss per share for the years ended January 1, 2005 and December 27, 2003, respectively because they would have been anti–dilutive.

Recent Accounting Pronouncements

FASB Staff Position ("FSP") 109–1, "Application of FASB Statement No. 109, "Accounting for Income Taxes," to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of

2004", clarifies that the tax deduction for domestic manufacturers under the Act should be accounted for as a special deduction in accordance with SFAS 109, "Accounting for Income Taxes." The adoption of FSP 109−1 did not have a material impact on the Company's consolidated financial statements.

FSP 109−2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Jobs Creation Act of 2004", provides enterprises more time (beyond the financial−reporting period during which the Act took effect) to evaluate the Act's impact on the enterprises plan for reinvestment or repatriation of certain foreign earnings for purposes of applying FASB Statement. The Act provides for a special one−time tax deduction of 85 percent dividends received deduction on certain foreign earnings repatriated in fiscal 2005 or 2006. The deduction would result in an approximate 5.1% federal tax on a portion of the foreign earnings repatriated. State, local, and foreign taxes could apply as well. To qualify for this federal tax deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan. Certain other criteria in the Jobs Act must be satisfied as well. The Company studied the provisions of the Act related to the repatriation of earnings and does not intend to repatriate any earnings.

On December 16, 2004 the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. The provisions of SFAS No. 153 are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005, which is effective with the Company's first quarter of fiscal 2006. The adoption of this standard is not expected to have a material impact on the Consolidated Balance Sheets, Statements of Operations and Cash Flows.

In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 107 regarding the Staff's interpretation of SFAS No. 123(R). This interpretation provided the staff's views regarding interactions between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations of the valuation of share−based payments for public companies. The interpretive guidance is intended to assist companies in applying the provisions of SFAS No. 123(R) and investors and users of the financial statements in analyzing the information provided. The Company followed the guidance prescribed in SAB No. 107 in connection with its adoption of SFAS. No. 123(R).

In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections−A Replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period−specific effects or the cumulative effect of the change. This Statement does not change the guidance for reporting the correction of an error in previously issued financial statements or a change in accounting estimate. The provisions of this Statement shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS No. 154 will depend on the accounting change, if any, in future periods.

In June 2005, the EITF reached a consensus on Issue No. 05−6, "Determining the Amortization Period for Leasehold Improvements." EITF 05−6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05−6 will be applied prospectively and is effective for periods beginning after June 29, 2005. Adoption of this standard on January 1, 2006 is not expected to have a material impact on the consolidated financial position or results of operations.

Note 3—*Receivables*

Accounts Receivable

	December 31, 2005	January 1, 2005
	(in thousands)	
Billed	$ 25,630	$ 22,024
Retainage, current portion	663	—
Unbilled	2,175	750
	28,468	22,774
Less allowance for doubtful accounts	(845)	(1,190)
	$ 27,623	$ 21,584

Unbilled receivables primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until predetermined future dates.

Included in billed receivables are $2.7 million and $4.8 million of receivables from various branches of the U.S. Government and $3.9 million and $3.8 million of receivables from foreign governments at December 31, 2005 and January 1, 2005, respectively.

Note 4—*Prepaid Expenses and Other Current Assets*

	December 31, 2005	January 1, 2005
	(in thousands)	
Prepaid subcontractor fees	$ 445	$ 1,045
Prepaid insurance	241	144
Prepaid rent	188	125
Employee advances	227	195
Other assets	260	133
	$ 1,361	$ 1,642

Prepaid subcontractor fees represent advance payments from clients for future services which may relate to work to be performed by subcontractors. As of December 31, 2005 and January 1, 2005, $445,000 and $1.0 million, respectively, of such advances were remitted to subcontractors in advance for future services.

Note 5—*Property and Equipment*

	December 31, 2005	January 1, 2005
	(in thousands)	
Furniture and equipment	$ 1,790	$ 1,717
Leasehold improvements	241	301
Computer equipment and software	2,918	3,609
Automobiles	—	40
	4,949	5,667
Less accumulated depreciation	(2,107)	(3,082)
Property and equipment, net	$ 2,842	$ 2,585

Depreciation expense of $713,000, $693,000 and $705,000 was recorded for the fiscal years 2005, 2004 and 2003, respectively, and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

Property and equipment includes assets recorded under capital leases of $817,000 and $1.5 million as of December 31, 2005 and January 1, 2005, respectively. Related accumulated depreciation was approximately $324,000 and $630,000 as of December 31, 2005 and January 1, 2005, respectively.

Note 6— *Intangible Assets*

	December 31, 2005		January 1, 2005	
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)			
Acquired contract rights	$ 2,139	$ 1,991	$ 2,139	$ 1,840
Intangible assets, net	$ 148		$ 299	

Amortization expense related to intangible assets totaled $151,000, $151,000 and $522,000 for the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively. Estimated amortization expense for the fiscal year ending December 30, 2006 is $148,000.

Note 7—*Long–term Debt*

	December 31, 2005	January 1, 2005
	(in thousands)	
Revolving credit loan payable to Merrill Lynch up to $9.75 million, with interest rates at December 31, 2005 and January 1, 2005 of 3.25% and 2.15%, respectively plus the one–month LIBOR (4.38% at December 31, 2005 and 2.39% January 1, 2005), collateralized by certain assets of the Company and guaranteed by the principal stockholder. The loan contains requirements for maintaining defined levels of earnings. The maturity date is March 31, 2006 (See Notes 1 and 21).	$ 9,637	$ 9,358
Revolving credit loan payable to Egnatia Bank up to 300,000 Euros ($360,000), with interest rates at December 31, 2005 and January 1, 2005 of 2.5% plus the Egnatia Bank prime base rate of 4.5%, collateralized by certain assets of the Company. The maturity date is July 15, 2006.	157	284
Revolving credit loan payable to National Bank of Abu Dhabi up to 5.0 million AED ($1.4 million), with interest rates of 2% plus the 3 month EIBOR rate (4.6% and 2.7% at December 31, 2005 and January 1, 2005, respectively), collateralized by certain assets of the Company. The maturity date is November 15, 2006.	362	607
Other	—	4
	10,156	10,253
Less current maturities	10,156	895
Long–term debt, net of current maturities	$ —	$ 9,358

Note 8— ***Income Taxes***

Income (loss) before provision for income taxes is allocated as follows (in thousands):

	December 31, 2005	January 1, 2005	December 27, 2003
Income (loss) before provision for income taxes from US operations	$ 1,182	$ (1,869)	$ (1,405)
Income before provision for income taxes from Foreign operations	3,805	1,173	523
	$ 4,987	$ (696)	$ (882)

Provision for (benefit from) income taxes attributable to operating income consists of the following (in thousands):

	Current	Deferred	Total
Year ended December 31, 2005			
U. S. Federal	$ 701	$ 71	$ 772
State and local	347	(122)	225
Foreign jurisdiction	848	—	848
	$ 1,896	$ (51)	$1,845
Year ended January 1, 2005			
U. S. Federal	$ —	$ (208)	$ (208)
State and local	—	(281)	(281)
Foreign jurisdiction	217	—	217
	$ 217	$ (489)	$ (272)
Year ended December 27, 2003			
U. S. Federal	$ (158)	$ (278)	$ (436)
State and local	(45)	128	83
Foreign jurisdiction	—	—	—
	$ (203)	$ (150)	$ (353)

The following is the reconciliation between the amount of income tax provision (benefit) at the Federal rate of 34% and provision for (benefit from) taxes on operating income (loss) (in thousands):

	December 31 2005	January 1 2005	December 27 2003
Income tax provision (benefit) computed at the federal rate of 34%	$ 1,696	$ (237)	$ (300)
Increase in income taxes resulting from:			
Change in the beginning–of–the–year balance of the valuation allowance for deferred tax assets allocated to income tax expense	9	138	—
Permanent differences–other	280	332	70
Permanent differences–stock options	169	—	—
State and local income taxes (benefit), net of federal income tax benefit	148	(185)	55
Foreign tax benefit for income taxed at lower rates	(457)	(320)	(178)
	$ 1,845	$ (272)	$ (353)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31, 2005	January 1, 2005
Current deferred tax liabilities:		
Foreign currency translation adjustment	$ —	$ (95)
Accrual to cash conversion	(2,136)	(2,281)
Total current deferred tax liabilities	$ (2,136)	$ (2,376)
Non–current deferred tax assets:		
Amortization of intangibles	$ 543	$ 541
Stock–based compensation	294	—
Net operating loss carryforwards—Foreign operations	147	138
Alternative minimum tax credit carryforwards	100	592
Total non–current deferred tax assets	1,084	1,271
Less valuation allowance	147	138
Net non–current deferred tax assets	937	1,133
Non–current deferred tax liabilities:		
Property and equipment, principally due to difference in depreciation	(341)	(321)
Investment in affiliate	(145)	(172)
Total non–current deferred tax liabilities	(486)	(493)
Net non–current deferred tax assets	$ 451	$ 640
Total deferred tax liabilities	$ (1,685)	$ (1,736)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary

differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, with the exception of foreign net operating losses. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 2005 and January 1, 2005, there were approximately $491,000 and $462,000 of gross foreign net operating loss carryforwards, respectively, and $100,000 and $592,000 of federal alternative minimum tax credits carryforwards, respectively. A valuation allowance of $147,000 and $138,000 was recorded as of December 31, 2005 and January 1, 2005, respectively in relation to the foreign net operating losses.

The Company has made no provision for U.S. taxes on $5.2 million of cumulative earnings of foreign subsidiaries as those earnings are intended to be reinvested for an indefinite period of time. Determination of the potential amount of unrecognized deferred U.S. income tax liability related to such reinvested income is not practicable because of the numerous assumptions associated with this hypothetical calculation. However, foreign tax credits would be available to reduce some portion of this amount. As of December 31, 2005 and based on tax laws in effect as of this date, it is the Company's intention to indefinitely reinvest the undistributed earnings of foreign subsidiaries.

A provision of the American Jobs Act that was signed into law on October 22, 2004 allows companies to repatriate certain earnings of foreign–based subsidiaries at a reduced U.S. federal tax rate in either the years ended December 31, 2005 or January 1, 2005. The Company does not intend to repatriate any foreign earnings due to this provision.

At December 31, 2005, net deferred tax liabilities include a deferred tax asset of $294,000 relating to compensation expense recognized under SFAS No. 123(R). If the full value of the deferred tax asset is not realized either at the exercise or expiration of the options, the deferred tax asset will reverse against equity to the extent of previously recognized excess tax benefits, which was zero as of December 31, 2005, otherwise against income tax expense.

The Company's income tax returns are based on calculations and assumptions that are subject to examinations by the Internal Revenue Service and other tax authorities. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of its provision for income taxes. As part of its assessment of potential adjustments to its tax returns, the Company increases its current tax liability to the extent an adjustment would result in a cash tax payment or decreases its deferred tax assets to the extent an adjustment would not result in a cash tax payment. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

Note 9—*Noncash Investing and Financing Activities*

During the year ended December 27, 2003 capital lease obligations of $240,000 were incurred when the Company entered into leases for new property and equipment.

On August 31, 2005, 100,000 employee stock options with an exercise price of $0.61 were exercised on a cashless basis when the fair value was $5.94, resulting in the Company issuing 89,731 shares of its common stock.

Supplemental Disclosure of Cash Flow Data

	December 31, 2005	January 1, 2005	December 27, 2003
		(in thousands)	
Interest paid	$ 702	$ 597	$ 622
Income taxes paid	253	78	36

Note 10—*Deferred Revenue*

In July 2001, the Company received a cash payment of $450,000 in advance for future services which were to be provided over the following four years, not exceeding $250,000 by July 19, 2003 and $125,000 per year thereafter. At the beginning of fiscal year 2003, this balance was $390,000. During 2003 the Company provided $222,000 in services reducing the balance to $168,000 as of December 27, 2003. During 2005 and 2004, no services were requested. The liability has been reduced to $0 and $75,000 as of December 31, 2005 and January 1, 2005, respectively, which reflects the maximum amount of services that could potentially have been provided.

Note 11—*Stock Options*

At December 31, 2005 and January 1, 2005, the Company had two plans in place to allow for the issuance of stock options. Under the 1995 Plan, the Company authorized the issuance of 1.0 million shares. As of December 31, 2005, all options issued under the 1995 Plan expired unexercised. There are no options available to be issued under the 1995 Plan.

Under the 1998 Plan, the Company has authorized 3.0 million shares to be issued under the Plan, inclusive of options issued and outstanding under the 1995 Plan. All options outstanding at December 31, 2005 have ten−year terms except options granted to a more than 10% stockholder which have five−year terms. These options vest over four years and have an exercise price range of $0.64 to $5.94 per share. At December 31, 2005, there were options for 1,130,000 shares available for issuance under the 1998 Plan.

The summary of the Company's stock option activity and related information for the years ended December 31, 2005, January 1, 2005 and December 27, 2003 (in thousands except per share amounts), follows:

	2005 Options	Wtd Avg Exercise Price	2004 Options	Wtd Avg Exercise Price	2003 Options	Wtd Avg Exercise Price
Outstanding−beginning of the year	1,565	$ .80	2,635	$ 1.27	1,960	$ 1.39
Granted	395	5.94	—	—	775	0.91
Exercised	(100)	.61	—	—	—	—
Expired	(90)	.50	—	—	(100)	0.85
Forfeited	—	—	(1,070)	1.96	—	—
Outstanding−end of year	1,770	$ 1.97	1,565	$ 0.80	2,635	$ 1.27
Exercisable	1,770	$ 1.97	1,024	$ 0.75	1,795	$ 1.45

On August 31, 2005, 100,000 employee stock options with an exercise price of $0.61 were exercised on a cashless basis when the fair value was $5.94, resulting in the Company issuing 89,731 shares of its common stock.

The following is a summary of the status of stock options outstanding (in thousands except per share amounts) at December 31, 2005:

	Outstanding Options			Exercisable Options	
Price Range	Number	Weighted Average Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ .01 – $1.01	1,375,000	3.63 years	$ .83	1,375,000	$ .80
$1.02 – $5.94	395,000	9.75 years	$ 5.94	395,000	$ 5.94

The Black–Scholes option valuation model was used to estimate the fair value of the options for purposes of the pro forma presentation set forth in Note 2, "Summary of Significant Accounting Policies" for 2004 and 2003 and to record compensation expense under SFAS No. 123(R) for 2005.

The following assumptions were used in the valuation and no dividends were assumed:

	Year ended December 31, 2005	Year ended January 1, 2005	Year ended December 27, 2003
Average expected life (years)	5	5	5
Expected volatility	44.10%	45.70%	46.60%
Risk–free interest rate	4.25%	4.00%	3.75%

Expected volatility was calculated using the average historic volatilities from four similar public entities. The expected term of the options is estimated based on the Company's historical exercise rate and forfeiture rates are estimated based on employment termination experience. The risk free interest rate is based on U.S. Treasury yields for securities in effect at the time of grants with terms approximating the term of the grants. The assumptions used in the Black–Scholes option valuation model are highly subjective, particularly as to stock price volatility of the underlying stock, and can materially affect the resulting valuation.

The weighted average grant date fair value of options was $2.64 and $0.36 for options granted during the years ended December 31, 2005, and December 27, 2003, respectively.

In the year ended December 31, 2005, the Company recorded share–based compensation of approximately $1,229,000 related to stock options, which is included in the calculation of the Company's net income for the year. The Company recorded a net tax benefit of approximately $294,000 for the year ended December 31, 2005 related to share–based compensation expense. No compensation costs were capitalized as part of the cost of an asset.

The aggregate intrinsic value for options outstanding and exercisable at December 31, 2005 was approximately $8,135,000.

A summary of nonvested options as of December 31, 2005 and changes during the year ended December 31, 2005 is presented below (in thousands except per share amounts):

	Options	Weighted Average Grant Date Fair Value
Nonvested options at January 1, 2005	541	$ 0.37
Granted	395	2.64
Vested	(936)	1.33
Forfeited	—	—
Nonvested options at December 31, 2005	—	$ —

Note 12—*Operating Leases*

The Company has numerous office leases which have various expiration dates through May 2016. Rent expense was $2.9 million, $2.9 million and $2.8 million for the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively which is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. The Company is required to pay property taxes, utilities and other costs related to several of the leased facilities.

Approximate future minimum payments (in thousands) under these leases that have remaining noncancelable lease terms in excess of one year are as follows:

2006	$ 2,679
2007	2,084
2008	2,018
2009	1,860
2010	1,529
Thereafter	2,303
	$12,473

The Company has several automobile leases, which have various expiration dates through May 2008. Approximate future minimum payments (in thousands) under these leases that have remaining noncancelable lease terms in excess of one year are as follows:

2006	$ 78
2007	39
2008	7
	$124

Automobile lease expense was approximately $119,000, $104,000 and $92,000 for the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively, which is included in Selling, general & administrative expenses in the Consolidated Statements of Operations.

Note 13—*Capital Lease Obligations*

The Company has entered into various capital leases for equipment expiring through 2007, with approximate aggregate monthly payments of $21,000.

The following is a schedule by years of future minimum lease payments (in thousands) under capital leases together with the present value of the net minimum lease payments as of fiscal year–end 2005:

For the Years Ending	
2006	$199
2007	33
Total minimum lease payments	232
Less: amount representing interest	14
Present value of net minimum lease payments	218
Less current maturities	186
Capital lease obligations, net of current maturities	$ 32

The present value of minimum future obligations shown above is calculated based on interest rates ranging from 8.01% to 15.00% with 9.72% as the weighted average.

Note 14—*Benefit Plans*

The Company maintains a 401(k) Retirement Savings Plan (the "Plan") for qualified employees. The terms of the Plan define qualified employees as those over 21 years of age. The Company matches 50% of the employee contributions up to 4% of employee compensation. For the years ended December 31, 2005, January 1, 2005 and December 27, 2003, 401(k) expense was $474,000, $450,000 and $400,000, respectively, which is included in Selling, general & administrative expenses in the Consolidated Statements of Operations.

Note 15— *Investment in Affiliate*

Investment in affiliate reflects ownership by the Company of 33.33% of the member's equity of SBH. Summary information for the affiliate follows:

	As of December 31, 2005	As of December 31, 2004
	(in thousands)	
Current assets	$ 3,650	$ 3,194
Current liabilities	2,467	1,467
Working capital	1,183	1,727
Property and equipment, net	5	128
Members' equity	$ 1,188	$ 1,855

	For the Year ended December 31, 2005	For the Period from Inception (February 18, 2004) Through December 31, 2004
	(in thousands)	
Sales	$ 13,221	$ 6,678
Net income	$ 2,055	$ 1,375

Summary information of the Company's ownership interest is as follows:

Equity in affiliate	$685	$458
Undistributed earnings included in consolidated retained earnings	$393	$458
Contributions to affiliate	$—	$160
Distributions from affiliate	$911	$—

Accounts Receivable—Related Party

At December 31, 2005 and January 1, 2005, there were receivables of $611,000 and $635,000, respectively, from SBH owed to the Company for work performed by the Company as a subcontractor to SBH. Such amount was payable in accordance with the subcontract agreement between the Company and SBH. The receivables at December 31, 2005 and January 1, 2005 were paid in full during the first quarters of 2006 and 2005 respectively.

Revenue Earned by the Company

Revenue from SBH pursuant to such subcontract agreement was $3.1 million and $1.8 million for the years ended December 31, 2005 and January 1, 2005, respectively.

Note 16—*Due from Stockholder*

From time to time the Company has made cash advances to its principal stockholder. These advances, which are non−interest bearing and have no set repayment terms, are classified in Stockholders' Equity in the Consolidated Balance Sheets.

Note 17—*Selling, General and Administrative Expenses*

Legal expenses related to an investment transaction (the Tickets.com litigation) for the years ended December 31, 2005, January 1, 2005 and December 27, 2003 of $432,000, $1.8 million and $1.7 million, respectively, are included in Selling, general and administrative expenses in the Consolidated Statements of Operations. Such litigation was concluded in April 2004 resulting in a claim against the Company and an entity controlled by the Chief Executive Officer of the Company ("the Other Defendant") for court costs of approximately $500,000. The Company and the Other Defendant have appealed this ruling and believe they have meritorious grounds for reversal. The Chief Executive Officer and the Other Defendant have represented to the Company that they will make full payment of the amount should the ruling be upheld. Accordingly, no amount has been provided for by the Company for this matter in the accompanying financial statements.

Also included in Selling, general and administrative expenses in the Consolidated Statements of Operations is bad debt expense of $605,000, $1.1 million and $48,000 for the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

Note 18—*Concentrations*

The Company had one major client that accounted for 19%, 11% and 8% of revenue during the years ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively.

The Company had one major client that accounted for 15% and 6% of accounts receivable as of December 31, 2005 and January 1, 2005, respectively.

The Company has several contracts with U.S. government agencies that in the aggregate accounted for 16%, 25% and 21% of revenue during fiscal years 2005, 2004 and 2003, respectively.

Note 19—*Commitments and Contingencies*

Litigation

On September 23, 1996, William Hughes General Contractors, Inc. ("Hughes") filed a complaint in the Superior Court of New Jersey, Law Division, Gloucester County, against the Monroe Township Board of Education, the Company and other parties, alleging breach of contract and other causes of action in connection with its performance of a construction project for Monroe Township, seeking in excess of $3.5 million in damages. Monroe Township, which had terminated Hughes from the construction project prior to the commencement of the litigation on the basis of Hughes' performance, made a cross claim against the Company and other parties for contribution and indemnification. Monroe Township is seeking approximately $89,000 in damages from the Company, in addition to an indemnification for Hughes' claims. In relation to the Hughes claims, a claim was made against the Company by Fidelity and Deposit Company of Maryland ("F&D"). The Company is being defended by New Jersey Property and Liability Guaranty Association ("NJPLIGA") due to the insolvency of an insurance company, which previously issued a general liability policy to the Company. On July 21, 2005, NJPLIGA filed a complaint against the Company in the Superior Court of New Jersey, Gloucester County seeking judgment declaring that it is not required to defend or indemnify the Company in the claim brought against the Company by F&D. F&D seeks claims of approximately $500,000. In the event that

NJPLIGA is required to continue to cover the Company, the indemnification limits are up to $300,000. If F&D is awarded the full amount of its claims, the Company may incur a liability for the amount in excess of the NJPLIGA indemnification or the full amount of the award should the NJPLIGA judgment result in an unfavorable outcome for the Company. The Company believes that the claims of Hughes, Monroe Township, F&D and NJPLIGA are without merit.

On September 22, 1999, Wartsila NSD North America, Inc. filed a complaint against the Company in the United States District Court for the District of New Jersey. Wartsila alleged negligence, breach of contract and fraud against the Company in connection with plaintiff's hiring of a former Company employee and sought damages in excess of $7.3 million. A jury verdict was rendered on March 6, 2006. The jury found that the Company was negligent and breached the contract with plaintiff but that the Company did not commit fraud. The jury established damages at $2.0 million. The Company filed a Motion to Mold the Verdict and to Enter Judgment consistent with the parties' contract which contains a limitation of liability clause which limits the Company's liability, absent fraud, to direct damages. On March 28, 2006, the Court elected to enter judgment in the case on the jury's verdict in the amount of $2.0 million, but the Court stayed enforcement of that judgment pending the decision on the Company's Motion to Mold the Verdict. The Court stated that this action did not affect the open issue of the applicability of the contractual limitation of remedies provision, which has yet to be decided. The range of potential loss is from $0 to $2.0 million plus pre–judgment interest. The Company has accrued a liability of $250,000 as its probable estimate, which is based on the total fees paid by plaintiff to the Company plus pre–judgment interest.

On April 27, 1999, Dirk Epperson and Betty Schneider filed a complaint in the United States District Court of Connecticut against the Company seeking to enforce against the Company and others a default judgment against HAESI Software, Inc. ("HAESI") in the approximate amount of $423,000. Plaintiff alleged that the Company was the alter ego of HAESI and is liable for its debts and that the Company engaged in a fraudulent transfer of HAESI to a third party. The court dismissed the fraudulent conveyance case and on December 12, 2005 the Second Circuit denied plaintiffs' appeal of the dismissal. On March 21, 2006 the plaintiff filed a Petition for Writ of Certiorari with the United States Supreme Court. The Company believes that the plaintiff's remaining claim is without merit.

On May 28, 2004, Sims Group, Inc. filed a Demand for Arbitration with the American Arbitration Association alleging breach of contract against the Company. The plaintiff was a subcontractor to the Company and is seeking the alleged contract balance owed of $1.3 million. The Company filed a counterclaim on July 2, 2004 alleging fraud and breach of contract. The Company has accrued a liability of $700,000 related to this matter.

The Company is involved in five (5) additional legal proceedings that arose in the ordinary course of business, which are covered by professional and general liability insurance subject to a $25,000 to $100,000 self–insured retention limit per claim. The range of potential losses and/or costs for such matters is from $0 to $425,000.

General Litigation

From time to time, the Company is a defendant or plaintiff in various legal actions which arise in the normal course of business. As such the Company is required to assess the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of the provision required for these commitments and contingencies, if any, which would be charged to earnings, is made after careful analysis of each matter. The provision may change in the future due to new developments or changes in circumstances. Changes in the provision could increase or decrease the Company's earnings in the period the changes are made. In the opinion of management, after consultation with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

Contingent Pledges

The Company's principal stockholder has a personal loan of $1,850,000 with a bank. As collateral for this loan, on August 10, 2004, the Company assigned $1,850,000 of potential life insurance proceeds to the bank which would be payable to the Company upon the principal stockholder's death. In addition, on April 5, 2005 the Company pledged, in the event of a default, to buy back from the lender 500,000 shares of its common stock which has been pledged by the stockholder as collateral for the loan.

The maximum potential amount of future payments that could be required by the Company as a result of this arrangement is $1,850,000. The Company has not recorded a liability for its commitment under the arrangement because of the reasons described below. The Company has assets held by the bank, which upon triggering events (either the death of the stockholder or his default under the bank loan), would provide for the Company to recover the entire maximum potential amount of future payments required to be paid under the arrangement.

In the instance of the assignment of the life insurance proceeds, the Company will not be obligated to make any payments to the bank, rather the bank will receive the proceeds from the life insurance. In the instance of the stock buyback agreement, while the Company would be required to make a payment, it would be receiving common stock with a current value in excess of the loan balance in return for a payment of no more than $1,850,000. It is a condition to the consummation of the merger that the stockholder terminates this arrangement.

Off–Balance Sheet Arrangements

A summary of the Company's off–balance sheet arrangements (in thousands) as of December 31, 2005 is as follows:

	Total	1 year	2–3 years	4–5 years	After 5 years
Off balance sheet arrangements					
Advance payment bonds	5,317	2,862	2,455	—	—
Performance bonds	3,867	228	1,820	1,819	—
Bid Bonds	75	75	—	—	—
Standby letter of credit	$ 90	$ 90	$ —	$ —	$ —
	$9,349	$3,255	$ 4,275	$ 1,819	$ —

The Company enters into agreements with banks for the banks to issue bonds to clients or potential clients for three separate purposes as follows:

(1) Certain of the Company's subsidiaries have entered into contracts for the performance of construction management services which provide that the Company receive advance payment of some of the management fee from the client prior to commencement of the construction project. However, the clients require a guarantee of service performance in the form of an advance payment bond. These bonds are evidenced by Letters of Guarantee issued by the subsidiaries' banks in favor of the clients. In some cases these clients also require a parent company guarantee of the Company.

(2) The Company may also enter into certain contracts which require a performance bond to be issued by a bank in favor of the client for a portion of the value of the contract. These bonds may be exercised by the client in instances where the Company fails to provide the contracted services.

(3) Certain clients may require bonds as part of the bidding process for new work. The bid bonds are provided to demonstrate the financial strength of the companies seeking the work and are usually outstanding for short periods. If the bid is rejected the bond is cancelled and if the bid is accepted the Company may be required to provide a performance bond.

The maximum potential future payments under these arrangements at December 31, 2005 were $9.3 million. No liability is currently recorded on the Company's Consolidated Balance Sheets related to parental guarantees on behalf of its subsidiaries related to the bond arrangements.

Cash held in restricted accounts as collateral for the issuance of performance and advance payment bonds at December 31, 2005 and January 1, 2005 were $3.2 million and $3.4 million, respectively.

At December 31, 2005, the Company had entered into a standby letter of credit of approximately $90,000 which secures its New York City office's rent security deposit. This standby letter of credit expires April 29, 2006. The Company intends to provide for the extension, renewal or substitution of the letter of credit to the extent required.

Note 20—*Business Segment Information*

The Company's business segments reflect how executive management makes resource decisions and assesses its performance. The Company bases these decisions on the type of services provided (Project Management or Construction Claims services) and their geography (United States, Europe or Middle East), among others.

The Project Management segment provides extensive construction and project management services to clients worldwide. Such services include program management, project management, construction management, project management oversight, staff augmentation, management consulting and estimating and cost management.

The Construction Claims segment provides such services as claims consulting, litigation support, expert witness testimony, cost and damages assessment and delay and disruption analysis to clients worldwide.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company evaluates the performance of its segments primarily on operating income before Corporate overhead allocations and income taxes.

The following tables reflect the required disclosures for the Company's reportable segments:

Revenue and Operating Income

For the fiscal years ended	December 31, 2005	January 1, 2005	December 27, 2003
Project Management			
Revenue	$ 96,993	$ 70,260	$ 60,943
Income from operations pre–Corporate overhead allocation	12,898	9,115	6,355
Less: Corporate overhead	6,126	5,430	4,894
Operating income	$ 6,772	$ 3,685	$ 1,461
Construction Claims			
Revenue	$ 15,236	$ 13,847	$ 17,788
Income from operations pre–Corporate overhead allocation	2,110	1,531	2,442
Less: Corporate overhead	1,532	2,411	2,911
Operating income (loss)	$ 578	$ (880)	$ (469)

For the fiscal years ended	December 31, 2005	January 1, 2005	December 27, 2003
Total Reportable Segments			
Revenue	$ 112,229	$ 84,107	$ 78,731
Income from operations pre–Corporate overhead allocation	15,008	10,646	8,797
Less: Corporate overhead	7,658	7,841	7,805
Operating income	7,350	2,805	992
Other corporate expenses	1,694	2,904	1,312
Total Company—Operating income (loss)	$ 5,656	$ (99)	$ (320)

For the fiscal years ended	December 31, 2005	January 1, 2005	December 27, 2003
Depreciation and amortization expense			
Project Management	$ 487	$ 393	$ 745
Construction Claims	146	138	172
Subtotal—Segments	633	531	917
Corporate	231	313	310
Total	$ 864	$ 844	$ 1,227

The Company's enterprise–wide disclosures are as follows:

Total revenue by service type:

For the fiscal years ended	December 31, 2005	January 1, 2005	December 27, 2003
Project Management	$ 96,993	$ 70,260	$ 60,943
Construction Claims	15,236	13,847	17,788
Total	$ 112,229	$ 84,107	$ 78,731

Total revenue by geographic region:

For the fiscal years ended	December 31, 2005	January 1, 2005	December 27, 2003
United States	$ 73,404	$ 60,505	$ 61,512
Europe	10,542	8,715	8,936
Middle East	28,283	14,887	8,283
Total	$ 112,229	$ 84,107	$ 78,731

Total revenue by client type:

For the fiscal years ended	December 31, 2005	January 1, 2005	December 27, 2003
United States government	$ 17,718	$ 20,968	$ 16,383
Various state, local and quasi–governmental agencies	44,237	27,349	27,390
Foreign governments	15,740	14,327	9,320
Private sector	34,534	21,463	25,638
Total	$ 112,229	$ 84,107	$ 78,731

Property and equipment—net, by geographic region:

As of	December 31, 2005	January 1, 2005
United States	$ 1,832	$ 2,128
Europe	283	182
Middle East	727	275
Total	$ 2,842	$ 2,585

Note 21—*Subsequent Events*

On January 23, 2006, the Company entered into a share purchase agreement with the Pickavance Group Limited ("Pickavance") for a purchase price of £1.0 million (then approximately $1.8 million). Pickavance provides specialist analysis and expert advice on delay, disruption, change and risk management to the construction and civil engineering industries and has offices in London and Hong Kong. The acquisition is not material to the Company and an allocation of the purchase price has not yet been determined.

On March 1, 2006, the Merrill Lynch credit agreement was modified to extend the date of the facility to March 31, 2006. See Notes 1 and 7.

On March 6, 2006, a jury verdict was rendered in the Wartsila litigation matter. See Note 19 for further information.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Stanley Baker Hill, LLC
Beaver, Pennsylvania

We have audited the accompanying balance sheet of Stanley Baker Hill, LLC (the Company) as of December 31, 2004, and the related statement of operations and changes in members' equity and cash flows for the period from inception (February 18, 2004) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stanley Baker Hill, LLC as of December 31, 2004, and the results of its operations and its cash flows for the period from inception (February 18, 2004) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
January 28, 2005

STANLEY BAKER HILL, LLC

BALANCE SHEET
DECEMBER 31, 2004

ASSETS	
CURRENT ASSETS	
Cash and cash equivalents	$ 323,467
Receivables	1,727,353
Costs and estimated earnings in excess of billings on uncompleted contracts	570,520
Prepaid expenses	519,409
Other current assets	53,445
Total Current Assets	3,194,194
EQUIPMENT AND SOFTWARE, net	128,400
TOTAL ASSETS	$ 3,322,594
LIABILITIES	
CURRENT LIABILITIES	
Accounts payable	$ 1,461,840
Other current liabilities	5,819
Total Current Liabilities	1,467,659
MEMBERS' EQUITY	
MEMBERS' EQUITY	1,854,935
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 3,322,594

STANLEY BAKER HILL, LLC

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY
FOR THE PERIOD FROM INCEPTION (FEBRUARY 18, 2004) TO DECEMBER 31, 2004

	Amount	Percent of Contract Revenue Earned
CONTRACT REVENUE EARNED	$6,677,939	100.0%
COST OF REVENUE EARNED		
Direct costs	2,824,059	42.3
Indirect costs	2,167,978	32.5
Gross Profit	1,685,902	25.2
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	313,155	4.7
Income From Operations	1,372,747	20.5
INTEREST INCOME	2,188	—
Net Income	1,374,935	20.5%
MEMBERS' EQUITY		
Contributed capital	480,000	
END OF PERIOD	$1,854,935	

See notes to financial statements.

STANLEY BAKER HILL, LLC

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (FEBRUARY 18, 2004) TO DECEMBER 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES	
Net income	$ 1,374,935
Adjustments to reconcile net income to net cash used in operating activities:	
Depreciation and amortization	25,579
Changes in assets and liabilities:	
Receivables	(1,727,353)
Costs and estimated earnings in excess of billings on uncompleted contracts	(570,520)
Prepaid expenses	(519,409)
Other current assets	(53,445)
Accounts payable	1,461,840
Other current liabilities	5,819
Net Cash Used In Operating Activities	(2,554)
CASH FLOWS FROM INVESTING ACTIVITIES	
Purchases of equipment and software	(153,979)
Net Cash Used In Investing Activities	(153,979)
CASH FLOWS FROM FINANCING ACTIVITIES	
Contributed capital	480,000
Net Cash Provided By Financing Activities	480,000
Net Increase In Cash And Cash Equivalents	323,467
CASH AND CASH EQUIVALENTS	
Beginning of period	—
End of period	$ 323,467

See notes to financial statements.

NOTE 1—ORGANIZATION

Stanley Baker Hill, LLC (the Company) is a joint venture formed in February 2004 between Stanley Consultants, Inc. (Stanley), Michael Baker, Jr., Inc. (Baker) and Hill International, Inc. (Hill). The Company provides various architect–engineer services in Iraq. Stanley, Baker and Hill each own a one third interest in the Company. The Company has a contract for an indefinite delivery and indefinite quantity for construction management and general architect–engineer services for facilities in Iraq with the US Army of Corps of Engineers Transatlantic Program Center (U.S. Corps).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied by management in the preparation of the accompanying financial statements follows:

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company maintains, at various financial institutions, cash and certificates of deposit that may exceed federally insured amounts at times. For purposes of the statements of cash flows, the Company considers all interest–bearing money market funds and noninterest–bearing accounts to be cash and cash equivalents.

Revenue Recognition and Contract Accounting—The Company typically incurs direct labor costs, subcontractor costs and certain other direct costs ("ODCs") in connection with architect–engineer services. Contracts are structured such that margin is earned on labor costs and not on ODCs. The Company includes revenues related to its direct labor, subcontractors and ODCs in its total contract revenues as long as the Company remains responsible to the client for the acceptability of the services provided.

The Company recognizes revenues under the percentage–of–completion method of accounting. Revenues for the current period on fixed–price contracts are determined by multiplying the estimated margin at completion for each contract by the project's percentage of completion to date, adding labor costs, subcontractor costs and ODCs incurred to date, and subtracting revenues recognized in prior periods. In applying the percentage–of–completion method to these contracts, the Company measures the extent of progress toward completion as the ratio of labor costs incurred to date over total estimated labor costs at completion. As work is performed under contracts, estimates of the costs to complete are regularly reviewed and updated. As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded during the period that the change is identified. Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses are determined. Revenues related to contractual claims that arise from customer–caused delays or change orders unapproved as to both scope and price are recorded only when the amounts have been agreed with the client. Profit incentives and/or award fees are recorded as revenues when the amounts are both probable and reasonably estimable.

The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed.

Equipment and Leasehold Improvements—Equipment and leasehold improvements are stated at the lower of cost or fair value. Depreciation and amortization are provided on the straight–line method over the estimated useful lives of the assets. Repairs and maintenance that do not extend the lives of the applicable assets are charged to expense as incurred.

Income Taxes—The Company is organized as an LLC and is not subject to federal or state income taxes. Accordingly, no provision has been made for current or deferred income taxes in these financial statements. The taxable income of the Company is included in the tax returns of the individual members.

NOTE 3—RECEIVABLES

Receivables at December 31, 2004 consist of the following:

Contract receivables:	
Contracts in progress	$1,117,164
Retainage	610,189
	$1,727,353

NOTE 4—COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs incurred to date, estimated earnings and the related progress billings to date on contracts in progress at December 31, 2004 are as follows:

Costs incurred on uncompleted contracts	$2,824,059
Estimated earnings	3,853,880
Revenue recognized	6,677,939
Less—Billings to date	6,107,419
Costs and estimated earnings in excess of billings on uncompleted contracts	$ 570,520

NOTE 5—EQUIPMENT AND SOFTWARE

Equipment and software consist of the following at December 31, 2004:

Field equipment	$ 5,991
Computer hardware	22,896
Computer software	125,092
	153,979
Less—Accumulated depreciation	25,579
	$128,400

NOTE 6—RELATED PARTY TRANSACTIONS

The Company engages in significant related party transactions as a result of the three partners providing a majority of the costs of contract services. In accordance with the Operating Agreement of the Company, the members also charge the Company for time incurred for management and administrative services at agreed–upon rates. A summary of the related party transactions included in the financial statements at December 31, 2004 is as follows:

	Accounts Payable	Costs of Services Incurred
Stanley	$342,232	$1,333,559
Baker	328,697	1,429,471
Hill	635,168	1,822,639

NOTE 7—BACKLOG

The following schedule summarizes changes in contract backlog, which represents the amount of revenue the Company expects to realize from work to be performed on funded uncompleted contracts at December 31, 2004:

Beginning Balance	—
New contracts	$8,046,681
	8,046,681
Less—Contract revenue earned	6,677,939
Ending Balance	$1,368,742

In addition, between January 1, 2005 and January 21, 2005, the Company entered into additional funded construction contracts with revenues of $8,147,068.

NOTE 8—PREPAID EXPENSES

Prepaid expenses consist of the following at December 31, 2004:

Prepaid travel expenses	$ 8,191
Prepaid insurance	511,218
	$519,409

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Arpeggio Acquisition Corporation
New York, NY

We have audited the accompanying balance sheets of Arpeggio Acquisition Corporation (a corporation in the development stage) as of December 31, 2005 and 2004 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005 and the period from April 2, 2004 (inception) to December 31, 2004 and the period from April 2, 2004 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the Company's Certificate of Incorporation provides for mandatory liquidation of the Company, in the event that the Company does not consummate a business combination by June 30, 2006. However, as discussed in Note 3, the Company plans to merge with Hill International, Inc. subject to stockholder approval prior to June 30, 2006 and thus avoid such mandatory liquidation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arpeggio Acquisition Corporation as of December 31, 2005 and 2004, and the related statements of operations and cash flows for the year ended December 31, 2005 and the period from April 2, 2004 (inception) to December 31, 2004 and the period from April 2, 2004 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is required to consummate a business combination by June 30, 2006. The possibility of such merger not being consummated raises substantial doubt about its ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, NY

February 28, 2006

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Balance Sheets

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)		
Assets			
Current assets:			
Cash and cash equivalents	$ 128,619	$ 410,289	$ 1,219,597
U.S. Government Securities held in Trust Fund (Note 2)	37,014,175	36,660,510	35,634,814
Accrued interest receivable, Trust Fund (Note 2)	16,952	5,732	6,294
Prepaid expenses	32,500	50,000	42,500
Total current assets	37,192,246	37,126,531	36,903,205
Deferred acquisition costs (Note 3)	347,446	215,195	—
Total assets	$ 37,539,692	$ 37,341,726	$ 36,903,205
Liabilities and Stockholders' Equity			
Current liabilities:			
Accrued expenses	$ 8,510	$ 14,380	$ 8,757
Accrued acquisition costs (Note 3)	162,993	106,395	—
Income tax payable	49,465	69,468	26,922
Total current liabilities	220,968	190,243	35,679
Common stock, subject to possible conversion, 1,359,320 shares at conversion value (Note 2)	7,402,522	7,329,582	7,124,657
Commitment (Note 6)			
Stockholders' equity (Notes 2, 4, 7 and 8)			
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued			
Common stock, $.0001 par value			
Authorized 30,000,000 shares; Issued and outstanding 8,300,000 shares (which includes 1,359,320 subject to possible conversion)	830	830	830
Additional paid−in capital	29,393,748	29,466,688	29,671,613
Retained earnings accumulated during development stage	521,624	354,383	70,426
Total stockholders' equity	29,916,202	29,821,901	29,742,869
Total liabilities and stockholders' equity	$ 37,539,692	$ 37,341,726	$ 36,903,205

See accompanying summary of significant accounting policies and notes to financial statements.

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Statements of Operations (Unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005	Period from April 2, 2004 (inception) to March 31, 2006
Expenses:			
General and administrative expenses (Note 6)	$ (93,930)	(55,182)	$ (734,042)
Operating loss	(93,930)	(55,182)	(734,042)
Interest income	366,796	198,695	1,706,576
Net income before provision for income taxes	272,866	143,513	972,534
Provision for income taxes (Note 9)	(105,625)	(47,359)	(450,910)
Net income	167,241	96,154	521,624
Accretion of Trust Fund relating to common stock subject to possible conversion	(72,940)	(38,848)	(335,658)
Net income attributable to other common stockholders	$ 94,301	57,306	$ 185,965
Basic and fully diluted income per share	0.01	0.01	
Weighted average common shares outstanding	8,300,000	8,300,000	

See accompanying summary of significant accounting policies and notes to financial statements

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Statements of Operations

	Year ended December 31, 2005	Period from April 2, 2004 (inception) to December 31, 2004	Period from April 2, 2004 (inception) to December 31, 2005
Expenses:			
General and administrative expenses (Note 6)	$ (481,473)	(158,639)	$ (640,112)
Operating loss	(481,473)	(158,639)	(640,112)
Interest income	1,042,998	296,782	1,339,780
Net income before provision for income taxes	561,525	138,143	699,668
Provision for income taxes (Note 9)	(277,568)	(67,717)	(345,285)
Net income	283,957	70,426	354,383
Accretion of Trust Fund relating to common stock subject to possible conversion	(204,925)	(57,793)	(262,718)
Net income attributable to other common stockholders	$ 79,032	12,633	$ 91,665
Basic and fully diluted net income per share	0.03	0.01	
Weighted average common shares outstanding	8,300,000	6,091,241	

See accompanying summary of significant accounting policies and notes to financial statements.

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Statements of Stockholders' Equity

	Preferred Stock		Common Stock		Additional Paid–In Capital	Retained earnings accumulated during the development stage	Total
	Shares	Amount	Shares	Amount			
Balance, April 2, 2004 (inception)	—	$ —	—	$ —	$ —	$ —	$ —
Issuance of common stock to initial stockholders	—	—	1,500,000	150	24,850	—	25,000
Sale of 6,800,000 units and underwriter's options, net of underwriters' discount and offering expenses (includes 1,359,320 shares subject to possible conversion)	—	—	6,800,000	680	36,771,420	—	36,772,100
Proceeds subject to possible conversion of 1,359,320 shares	—	—	—	—	(7,066,864)	—	(7,066,864)
Accretion of Trust Fund relating to common stock subject to possible conversion	—	—	—	—	(57,793)	—	(57,793)
Net income for the period	—	—	—	—	—	70,426	70,426
Balance, December 31, 2004	—	—	8,300,000	$ 830	$ 29,671,613	$ 70,426	$ 29,742,869
Accretion of Trust Fund relating to common stock subject to possible conversion	—	—	—	—	(204,925)	—	(204,925)
Net income for the year	—	—	—	—	—	283,957	283,957
Balance, December 31, 2005	—	$ —	8,300,000	$ 830	$ 29,466,688	$ 354,383	$ 29,821,901
Accretion of Trust Fund relating to common stock subject to possible conversion (unaudited)	—	—	—	—	(72,940)	—	(72,940)
Net income for the period (unaudited)	—	—	—	—	—	167,241	167,241
Balance, March 31, 2006 (unaudited)	—	$ —	8,300,000	$ 830	$ 29,393,748	$ 521,624	$ 29,916,202

See accompanying summary of significant accounting policies and notes to financial statements.

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Statements of Cash Flows (Unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005	Period from April 2, 2004 (inception) to March 31, 2006
Cash Flows from Operating Activities			
Net income	$ 167,241	$ 96,154	$ 521,624
Adjustments to reconcile net income to net cash used in operating activities:			
Gain on maturity of U.S. Government Securities held in Trust Fund	(353,782)	(192,186)	(1,657,001)
Changes in operating assets and liabilities:			
(Decrease) increase in prepaid expenses	17,500	21,250	(32,500)
(Decrease) increase in accrued interest receivable	(11,220)	1,140	(16,952)
Increase in income tax payable	(20,003)	(11,279)	49,465
(Decrease) increase in accrued expenses	(5,870)	4,040	8,510
Net cash used in operating activities	(206,134)	(80,881)	(1,126,854)
Cash Flows from Investing Activities			
Purchases of U.S. Government Securities held in Trust Fund	(37,013,883)	(35,830,291)	(252,921,174)
Maturity of U.S. Government Securities held in Trust Fund	37,014,000	35,827,000	217,564,000
Deferred acquisition costs	(75,653)		(184,453)
Net cash used in investing activities	(75,536)	(3,291)	(35,541,627)
Cash Flows from Financing Activities			
Proceeds from public offering of 6,800,000 units, net	—	—	36,772,000
Proceeds from issuance of common stock to initial stockholders	—	—	25,000
Proceeds from underwriter's option	—	—	100
Proceeds from note payable, stockholder	—	—	77,500
Repayment of note payable, stockholder	—	—	(77,500)
Net cash provided by financing activities	0	0	36,797,100
Net increase (decrease) in cash and cash equivalents	(281,670)	(84,172)	128,619
Cash and cash equivalents at beginning of the period	410,289	1,219,597	0
Cash and cash equivalents at end of the period	$ 128,619	$ 1,135,425	$ 128,619
Supplemental disclosure from cash flow information:			
Cash paid during the period for income taxes	$ 125,628	$ 40,473	$ 401,445
Supplemental disclosure of non-cash activity:			
Accretion of trust fund relating to common stock subject to possible conversion	$ 72,940	$ 38,848	$ 335,658
Accrued acquisition costs	162,993	—	162,993

See accompanying summary of significant accounting policies and notes to financial statements.

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Statements of Cash Flows

	Year ended December 31, 2005	April 2, 2004 (inception) to December 31, 2004	April 2, 2004 (inception) to December 31, 2005
Cash Flows from Operating Activities			
Net income	$ 283,957	$ 70,426	$ 354,383
Adjustments to reconcile net income to net cash used in operating activities:			
Gain on maturity of U.S. Government Securities held in Trust Fund	(1,020,305)	(282,914)	(1,303,219)
Changes in operating assets and liabilities:			
(Decrease) increase in prepaid expenses	(7,500)	(42,500)	(50,000)
(Decrease) increase in accrued interest receivable	562	(6,294)	(5,732)
Increase in income tax payable	42,546	26,922	69,468
(Decrease) increase in accrued expenses	5,623	8,757	14,380
Net cash used in operating activities	(695,117)	(225,603)	(920,720)
Cash Flows from Investing Activities			
Purchases of U.S. Government Securities held in Trust Fund	(144,922,391)	(70,984,900)	(215,907,291)
Maturity of U.S. Government Securities held in Trust Fund	144,917,000	35,633,000	180,550,000
Deferred acquisition costs	(108,800)		(108,800)
Net cash used in investing activities	(114,191)	(35,351,900)	(35,466,091)
Cash Flows from Financing Activities			
Proceeds from public offering of 6,800,000 units, net	—	36,772,000	36,772,000
Proceeds from issuance of common stock to initial stockholders	—	25,000	25,000
Proceeds from underwriter's option	—	100	100
Proceeds from note payable, stockholder	—	77,500	77,500
Repayment of note payable, stockholder	—	(77,500)	(77,500)
Net cash provided by financing activities	0	36,797,100	36,797,100
Net increase (decrease) in cash and cash equivalents	(809,308)	1,219,597	410,289
Cash and cash equivalents at beginning of the period	1,219,597	0	—
Cash and cash equivalents at end of the period	$ 410,289	$ 1,219,597	$ 410,289
Supplemental disclosure of cash flow information:			
Cash paid during the period for income taxes	$ 216,857	$ 58,960	$ 275,817
Supplemental disclosure of non−cash activity:			
Accretion of trust fund relating to common stock subject to possible conversion	$ (204,925)	$ (57,793)	$ (262,718)
Accrued acquisition costs	106,395	—	106,395

See accompanying summary of significant accounting policies and notes to financial statements.

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Arpeggio Acquisition Corporation (the "Company") considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities Held in Trust Fund

The Company carries its investment in U.S. government securities at cost, which approximates fair value.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes" which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Net Income Per Share

Basic net income per share is calculated by dividing net income after accretion attributable to common stockholders by the weighted average number of common shares outstanding during the period. No effect has been given to potential issuances of common stock from warrants or the underwriter option in the diluted computation, as their effect would not be dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain items have been reclassified from prior periods to conform with current period presentation.

Arpeggio Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements

1. Unaudited Interim Financial Statements

The accompanying balance sheet as of March 31, 2006 and the statements of operations and cash flows for the three months ended March 31, 2006 and 2005 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments (consisting primarily of normal accruals) have been made that are necessary to present fairly the financial position of the Company. The information described in the notes to the financial statements for these periods is also unaudited. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

2. Organization and Business Operations

The Company was incorporated in Delaware on April 2, 2004 as a blank check company, the objective of which is to acquire an operating business in the United States or Canada. The Company's initial stockholders purchased 1,500,000 common shares, $.0001 par value, for $25,000 on April 2, 2004.

On June 30, 2004, the Company consummated an Initial Public Offering ("Offering") and raised net proceeds of $36,772,000 which is discussed in Note 4. The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the United States or Canada ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $37,031,127, $36,666,242 and $35,641,108 (which includes accrued interest of $16,952, $5,732 and $6,294) as of March 31, 2006, December 31, 2005 and December 31, 2004, respectively is being held in an interest bearing trust account ("Trust Fund") until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United Stated government securities (treasury bills) with a maturity of 180 days or less. The remaining net proceeds (not held in trust) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company has signed a definitive agreement for the acquisition of a target business (see Note 3) and will submit such transaction for stockholder approval. In the event that public stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,500,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of the Company's Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination, which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. In this respect, $7,402,522, $7,329,582 and $7,124,657 has been classified as common stock subject to possible conversion at March 31, 2006, December 31, 2005 and December 31, 2004, respectively.

The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date was December 31, 2005), or 24 months from the consummation (such date would be June 30, 2006) of the Offering if certain extension criteria have been satisfied. The Company has satisfied the extension criteria by entering into an Agreement and Plan of merger with Hill International, Inc as described in Note 3. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public Offering price per share in the Offering due to costs related to the Offering (assuming no value is attributed to the warrants contained in the Units in the Offering discussed in Note 4).

3. Proposed Acquisition

As of December 5, 2005, the Company entered into an Agreement and Plan of Merger with Hill International, Inc. and all of its current stockholders providing for the merger of Hill International with and into the company. The Company will be the surviving corporation in the merger and will change its name to "Hill International, Inc." Hill International and its subsidiaries (collectively, "Hill International") is a privately−owned, independent, project management and construction claims consulting firm headquartered in Marlton, New Jersey.

Pursuant to the merger agreement, Hill International's stockholders and other persons who exercise options to purchase common stock of Hill International prior to the closing of the merger, in exchange for all of the securities of Hill International outstanding immediately prior to the merger, will receive from the Company 14,500,000 shares of its common stock. Immediately following the merger, the stockholders of Hill International will own approximately 63.6% of the Company's total issued and outstanding common stock. 12% of the shares of common stock being issued at the time of the merger will be placed into escrow to secure the Company's indemnity rights under the merger agreement and will be governed by the terms of an escrow agreement. The merger agreement also provides for Hill International's stockholders to receive up to an additional 6,600,000 shares of the Company's common stock, contingent upon the combined companies attaining certain earnings targets.

The financial statements have been prepared assuming the Company will continue as a going concern. In the event the Merger Agreement is not consummated before June 30, 2006, the Company will be forced to liquidate. Under such circumstances, an agreement with the Company's Chairman and Chief Executive Officer would be implemented, whereby, he would become personally liable for settlement of accrued expenses, income tax payable and acquisition costs incurred to the extent such items are in excess of the net proceeds of the Offering not held in the Trust Fund.

As of March 31, 2006, the Company has incurred $347,446 (at December 31, 2005, $215,195) of costs related to this proposed acquisition, which have been deferred as of that date.

4. Offering

The Company sold 6,800,000 units ("Units") in the Offering, which includes the 800,000 Units subject to the underwriters' over allotment option. Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a

30 trading day period ending on the third day prior to date on which notice of redemption is given. In connection with this Offering, the Company issued an option for $100 to the representative of the underwriters to purchase 300,000 units at an exercise price of $9.90 per Unit. In addition, the warrants underlying such Units are exercisable at $6.25 per share.

5. Notes Payable, Stockholder

The Company issued a $70,000 unsecured non−interest bearing promissory note to a stockholder on April 14, 2004. The stockholder advanced additional amounts aggregating $7,500 through June 30, 2004. The note and advance were paid in full on July 1, 2004 from the net proceeds of the Offering.

6. Commitment

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company pays such affiliate $7,500 per month for such services commencing on June 24, 2004, the effective date of the Offering. Amounts of $22,500 for the three−month period ended March 31, 2006, $22,500 for the three−month period ended March 31, 2005, $46,750 for the period from April 2, 2004 (inception) to December 31, 2004, $90,000 for the year ended December 31, 2005 and $159,250 for the period from April 2, 2004 (inception) to March 31, 2006 is included in general and administrative for such services.

7. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

8. Common Stock

The Company's Board of Directors authorized a 1.2 to one forward stock split of its common stock on May 25, 2004. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect the transaction.

At March 31, 2006, there were 14,500,000 shares of common stock reserved for issuance upon exercise of redeemable warrants and underwriters' unit purchase option.

9. Income Taxes

Provision for income taxes consist of:

	For the Three Months ended March 31, 2006 (unaudited)	For the Three Months ended March 31, 2005 (unaudited)	For the Period from April 2, 2004 (inception) to March 31, 2006 (unaudited)	For the Year ended December 31, 2005	For the Period from April 2, 2004 (inception) to December 31, 2004	For the Period from April 2, 2004 (inception) to December 31, 2005
Current						
Federal	$ 81,024	$ 13,015	$ 278,801	$ 179,168	$ 18,609	$ 197,777
State and local	24,601	34,344	172,109	98,400	49,008	147,408
Deferred	—	—	—	—	—	—
	$ 105,625	$ 47,359	$ 450,910	$ 277,568	$ 67,717	$ 345,285

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ANNEX A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10−Q

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended July 1, 2006

OR
☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to ________

Commission file number 000−50781

HILL INTERNATIONAL, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20−0953973 (I.R.S. Employment Identification No.)
303 Lippincott Centre, Marlton, NJ (Address of principal executive offices)	08053 (Zip Code)

Registrant's telephone number, including area code: (856) 810−6200

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non−accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b−2 of the Exchange Act). Large Accelerated Filer ☐ Accelerated Filer ☐ Non−Accelerated Filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b−2 of the Exchange Act).
Yes ☐ No ☒

As of August 14, 2006 there were 22,290,444 shares of the Registrant's Common Stock outstanding.

Quarter ended July 1, 2006
Form 10−Q
HILL INTERNATIONAL, INC. AND SUBSIDIARIES
Index

PART I: FINANCIAL INFORMATION

Item 1: Consolidated Financial Statements

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

Assets		July 1, 2006		December 31, 2005
Current assets				
Cash and cash equivalents	$	25,151	$	2,716
Cash–restricted		1,361		1,040
Accounts receivable, less allowance for doubtful accounts of $1,307 and $845		39,522		27,623
Accounts receivable–related party		244		611
Prepaid expenses and other current assets		2,491		1,361
Total current assets		68,769		33,351
Property and equipment – net		3,355		2,842
Cash – restricted		3,820		2,169
Retainage receivable, less allowance for doubtful accounts of $98 and $88		1,145		964
Intangible assets, net and goodwill		1,359		148
Deferred tax assets – net		263		451
Investment in affiliate		325		393
Other assets		607		405
Total assets	$	79,643	$	40,723
Liabilities and Stockholders' Equity				
Current liabilities				
Due to bank	$	290	$	190
Current maturities of long–term debt		545		10,156
Current maturities of capital lease obligations		121		186
Accounts payable and accrued expenses		24,307		13,757
Deferred tax liabilities		2,308		2,136
Income taxes payable		2,785		1,923
Other current liabilities, primarily advance payments from clients		7,714		3,359
Total current liabilities		38,070		31,707
Long–term debt, net of current maturities		965		–
Capital lease obligations, net of current maturities		4		32
Retainage payable		1,044		877
Other liabilities		1,962		1,948
Total liabilities		42,045		34,564
Commitments and contingencies				
Stockholders' equity				
Preferred stock, $.0001 par value; 1,000,000 shares authorized, none issued		—		—
Common stock, $.0001 par value; 75,000,000 shares authorized, 22,791,000 shares issued and 22,290,444 shares outstanding at July 1, 2006; 30,000,000 shares authorized, 15,624,000 shares issued and 11,760,000 shares outstanding at December 31, 2005		2		1
Additional paid–in capital		35,537		2,009
Retained earnings		8,562		5,582
Accumulated other comprehensive loss		(64)		(25)
		44,037		7,567
Less treasury stock at cost		(2,574)		(583)
Shares held in escrow		(3,865)		
Due from stockholder		—		(825)
Total stockholders' equity		37,598		6,159
Total liabilities and stockholders' equity	$	79,643	$	40,723

See accompanying notes to condensed consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended			
		July 1, 2006		July 2, 2005		July 1, 2006		July 2, 2005
Revenue	$	43,482	$	25,219	$	80,290	$	50,607
Reimbursable expenses		15,484		5,838		26,941		13,013
Revenue, less reimbursable expenses		27,998		19,381		53,349		37,594
Direct expenses		15,875		10,236		29,837		20,048
Gross profit		12,123		9,145		23,512		17,546
Operating expenses (income)								
Selling, general and administrative expenses		9,748		7,511		19,424		14,960
Equity in affiliate		(136)		(40)		(202)		(285)
Operating income		2,511		1,674		4,290		2,871
Interest expense, net		191		140		381		271
Income before provision for income taxes		2,320		1,534		3,909		2,600
Provision for income taxes		574		553		929		958
Net income	$	1,746	$	981	$	2,980	$	1,642
Basic net income per share	$	0.15	$	0.08	$	0.25	$	0.14
Basic weighted average shares outstanding		12,051		11,586		12,041		11,586
Diluted net income per share	$	0.13	$	0.07	$	0.22	$	0.12
Diluted weighted average shares outstanding		13,818		14,031		13,808		14,093

See accompanying notes to condensed consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders' Equity
Six Months Ended July 1. 2006
(Dollars in thousands, except per share data)
(in thousands, except per share data)
(unaudited)

	Common Stock		Additional Paid–In	Retained	Accumulated Other Comprehensive	Treasury Stock		Shares Held	In Escrow	Due from	Total Stockholders'
	Shares	Amount	Capital	Earnings	Loss	Shares	Amount	Shares	Amount	Stockholder	Equity
Balances at December 31, 2005	15,624	$ 1	$ 2,009	$ 5,582	$ (25)	3,864	$ (583)	–	–	$ (825)	$ 6,159
Advances to stockholder	–	–	–	–	–	–	–	–	–	(183)	(183)
Repayment of advances to stockholder	–	–	–	–	–	–	–	–	–	1,008	1,008
Retirement of treasury shares	(3,864)	–	(583)	–	–	(3,864)	583	–	–	–	–
Exercise of employee stock options	2,740	–	–	–	–	–	–	–	–	–	–
Shares held in esrow for indemnification by stockholders	–	–	–	–	–	–	–	729	(3,865)	–	(3,865)
Purchase of shares for employees income tax withholidngs	–	–	–	–	–	501	(2,574)	–	–	–	(2,574)
Issuance of common stock in connection with reverse acquisition of Arpeggio, net of acquistion costs	8,300	1	34,159	–	–	–	–	–	–	–	34,160
Shares converted on vote against merger	(9)	–	(48)	–	–	–	–	–	–	–	(48)
Net income	–	–	–	2,980	–	–	–	–	–	–	2,980
Foreign currency translation adjustment	–	–	–	–	(39)	–	–	–	–	–	(39)
Balances at July 1, 2006	22,791	$ 2	$ 35,537	$ 8,562	$ (64)	501	$ (2,574)	729	$ (3,865)	$ –	$ 37,598

See accompanying notes to condensed consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended July 1, 2006 and July 2, 2005
(Dollars in thousands)
(Unaudited)

	July 1, 2006	July 2, 2005
Cash flows from operating activities		
Net income	$ 2,980	$ 1,642
Adjustments to reconcile net income to net cash used in operating activities		
Depreciation	514	365
Amortization	108	76
Equity in affiliate	(202)	(285)
Provision for bad debts	432	327
Deferred tax (benefit) provision	7	592
Stock based compensation	—	192
(Increase) decrease in assets, net of acquisitions		
Accounts receivable	(11,559)	(3,189)
Accounts receivable–related party	367	413
Other accounts receivable	—	106
Prepaid expenses and other current assets	(1,059)	(216)
Retainage receivable	(181)	208
Other assets	(202)	(103)
Increase (decrease) in liabilities, net of acquisitions		
Accounts payable and accrued expenses	3,500	(935)
Income taxes payable	862	1,678
Deferred revenue	—	(75)
Other current liabilities, primarily advance payments from clients	2,381	291
Retainage payable	167	130
Other liabilities	(18)	(1,340)
Total adjustments	(4,883)	(1,765)
Net cash flow used in operating activities	(1,903)	(123)
Cash flows from investing activities		
Cash acquired in acquisition	165	—
Payments for purchase of property and equipment	(867)	(409)
Net cash flows used in investing activities	(702)	(409)
Cash flows from financing activities		
Distributions from affiliate	269	618
Due to bank	100	510
Proceeds from long–term debt	2,801	8,528
Payments on long–term debt	(12,707)	(8,454)
Net (repayments) proceeds on revolving loan borrowings	(354)	23
Advances to stockholder	(183)	—
Repayments from stockholder	1,008	—
Proceeds from issuance of common stock in merger, net of acquisition costs	34,159	—
Payments on capital lease obligations	(92)	(192)
Net cash flow provided by financing activities	25,001	1,033
Effect of exchange rate changes on cash	39	(321)
Net increase in cash and cash equivalents	22,435	180
Cash and cash equivalents – beginning of period	2,716	802
Cash and cash equivalents – end of period	$ 25,151	$ 982

See accompanying notes to condensed consolidated financial statements.

(Dollars in thousands, except per share data)

Note 1— Basis of Presentation

Arpeggio Acquisition Corporation

Arpeggio Acquisition Corporation ("Arpeggio") was incorporated in Delaware on April 2, 2004 as a blank check company, the objective of which was to acquire an operating business in the United States or Canada. The Company's initial stockholders purchased 1,500,000 common shares, $.0001 par value, for $25,000 on April 2, 2004.

On June 30, 2004, Arpeggio consummated an Initial Public Offering ("Offering") and raised net proceeds of $36,772,000. Arpeggio sold 6,800,000 units ("Units") in the Offering, which included 800,000 Units subject to the underwriters' over allotment option. Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants") as described in Note 12. An amount of $36,666,000 (which included accrued interest of $6,000) as of December 31, 2005, was being held in an interest bearing trust account ("Trust Fund") until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of Arpeggio. The remaining net proceeds (not held in trust) may have been used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Merger and Accounting Treatment

On June 28, 2006, Arpeggio consummated a merger with Hill International, Inc., a Delaware corporation ("Hill"), in which Hill merged with and into Arpeggio pursuant to an Agreement and Plan of Merger dated December 5, 2005, as amended (the "Merger Agreement"), among Arpeggio, Hill and certain stockholders of Hill. Pursuant to the Merger Agreement, Hill stockholders party to the merger agreement and other persons who exercised options to purchase common stock of Hill prior to the closing of the merger, in exchange for all of the securities of Hill outstanding immediately prior to the merger, received from Arpeggio 14.5 million shares of Arpeggio's common stock. Immediately following the merger, the stockholders of Hill owned approximately 63.6% of the total issued and outstanding Arpeggio common stock. Twelve percent (12%) or 1,740,000 of the 14,500,000 shares of Arpeggio common stock being issued to the Hill stockholders at the time of the merger were placed into escrow to secure the indemnity rights of Arpeggio under the Merger Agreement and are governed by the terms of an escrow agreement. One Arpeggio shareholder, owning 9,000 shares of Arpeggio common stock, voted against the merger, and the combined company will remit to that shareholder approximately $48,000 in exchange for his shares.

The Merger Agreement also provides for Hill's then stockholders to receive up to an additional 6,600,000 million shares of the combined company's common stock, contingent upon the combined company attaining certain earnings targets.

In connection with the approval of the above described transaction, the Arpeggio stockholders adopted, among other matters, the following:

- An amendment to the Certificate of Incorporation of Arpeggio to change the name of Arpeggio from Arpeggio Acquisition Corporation to Hill International, Inc.;
- An amendment to the Certificate of Incorporation of Arpeggio to increase the number of authorized shares of Arpeggio common stock from 30,000,000 to 75,000,000; and
- The 2006 Employee Stock Option Plan, which reserves 1,140,000 shares of common stock for issuance in accordance with the plan's terms.

Upon the Closing, Arpeggio changed its name to Hill International, Inc. and is hereinafter referred to as the "Company."

Upon consummation of the merger, $37,500,000 was released from trust to be used by the combined company. After payments totaling approximately $3,300,000 for professional fees and other costs related to the merger, the net proceeds amounted to $34,200,000. In connection with the merger, the Company incurred approximately $105,000 of acquisition costs as of December 31, 2005, which was recorded within other assets in the accompanying consolidated balance sheet. The total direct and incremental costs of $3,300,000 incurred by the Company in connection with the merger was reflected as a reduction to additional paid−in capital as of the effective date of the merger.

The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America for accounting and financial reporting purposes. Under this method of accounting, Arpeggio was treated as the "acquired" company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger was treated as the equivalent of Hill issuing stock for the net monetary assets of Arpeggio, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of Hill and related recapitalization.

Note 2 − __Summary of Significant Accounting Policies__

Operations

The Company is a professional services firm providing program management, project management, construction management and construction claims services worldwide. Revenue from international services was approximately 48.3% and 33.2% of total revenue for the three−month periods ended July 1, 2006 and July 2, 2005, respectively and 47.0% and 35.9% of total revenue for the six−month periods ended July 1, 2006 and July 2, 2005, respectively.

General

The accompanying unaudited interim Condensed Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America and the interim financial statement rules and regulations of the Securities and Exchange Commission. In the opinion of management, these statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Condensed Consolidated Financial Statements. The interim operating results are not necessarily indicative of the results for a full year or any interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. The Consolidated Financial Statements included in this Report on Form 10−Q should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Report on Form 10−Q and included together with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Fiscal Year 2005 Audited Financial Statements included in the Definitive Proxy Statement dated on June 5, 2006 filed on June 6, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates affecting the consolidated financial statements that are particularly significant include revenue recognition, recoverability of long−lived assets, income taxes, allowance for doubtful accounts and commitments and contingencies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly−owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Accounting Periods

The Company utilizes a 52−53 week fiscal year ending on the Saturday closest to December 31. The three months ended July 1, 2006 began on April 2, 2006 and the six months ended July 1, 2006 began on January 1, 2006. The three months ended July 2, 2005 began on April 3, 2005 and the six months ended July 2, 2005 began on January 2, 2005. Each three−month period includes 13 weeks and each six−month period includes 26 weeks.

Share−Based Compensation

On January 2, 2005 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share−Based Payment," using the "Modified Prospective Application Method" which requires that compensation cost be recorded, as earned, for all unvested stock options both outstanding at the beginning of the first quarter of adoption of SFAS No. 123(R). As a result of adopting SFAS No. 123(R) , the Company's compensation expense was approximately $192,000 ($119,000 net of taxes) for both the three and six months ended July 2, 2005. The compensation cost is recognized in selling, general and administrative expenses in the Consolidated Statements of Operations. The Company's consolidated financial statements of prior fiscal years do not reflect any restated amounts. No modifications were made to outstanding options prior to the adoption of SFAS No. 123(R). The Company used the Black−Scholes option pricing model to measure the estimated fair value of the options under SFAS No. 123(R). The Company did not change the quantity, type or payment arrangements of any share−based payment programs. Since the modified prospective application method was used there was no cumulative effect adjustment upon the adoption of SFAS No. 123(R). The Company's policy is to use newly issued shares to satisfy the exercise of stock options. No options were issued during the six months ended July 1, 2006 or July 2, 2005.

Earnings per Share

Basic net income (loss) per share is determined by dividing net income (loss) available to stockholders by the weighted−average number of common shares outstanding during the period. Diluted net income (loss) per share reflects the potential increase in the weighted average number of common shares used in the basic income (loss) per share calculation for the weighted average number of common shares that would be issued if all options outstanding during the year had been exercised using the treasury stock method.

Dilutive stock options increased average common shares outstanding by approximately 1,767,000 and 2,445,000 shares for the three months ended July 1, 2006 and July 2, 2005, respectively, and by approximately 1,767,000 and 2,507,000 shares for the six months ended July 1, 2006 and July 2, 2005, respectively.

Warrants to purchase 13,600,000 shares of the Company's common stock were not included in the calculation of common shares outstanding for the three and six months ended July 1, 2006 because they were anti–dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss), as defined, includes all changes to equity except those resulting from investments by or distribution to owners and consists of a foreign currency translation adjustment.

Components of other comprehensive income (loss) (in thousands) for the three and six month periods ended July 1, 2006 and July 2, 2005 are as follows:

	Three Months Ended		Six Months Ended	
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Foreign currency translation adjustment, net of tax	$ 77	$ (166)	$ 39	$ (321)

*Note 3 – **Receivables***

Accounts Receivable

(in thousands)	July 1, 2006	December 31, 2005
Billed	$ 37,025	$ 25,630
Retainage, current portion	1,560	663
Unbilled	2,244	2,175
	40,829	28,468
Less allowance for doubtful accounts	(1,307)	(845)
	$ 39,522	$ 27,623

Unbilled receivables primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until predetermined future dates.

Included in billed receivables at July 1, 2006 and December 31, 2005, are $1.8 million and $2.7 million of amounts due from various branches of the U.S. Government and $7.2 million and $3.9 million of receivables from foreign governments, respectively.

*Note 4 – **Prepaid Expenses and Other Current Assets***

(in thousands)	July 1, 2006	December 31, 2005
Prepaid subcontractor fees	$ 566	$ 445
Prepaid insurance	518	241
Prepaid rent	617	188
Employee advances	131	227
Prepaid reimbursable costs	178	–
Other assets	481	260
	$ 2,491	$ 1,361

Prepaid subcontractor fees represent advance payments from clients for future services which may relate to work to be performed by subcontractors. As of July 1, 2006 and December 31, 2005, $566,000 and $445,000, respectively, of such advances were remitted to subcontractors in advance for future services.

Prepaid reimbursable costs represent advance payments required when relocating employees to foreign countries for a specific project and consist mainly of travel, living expenses and recruiting expenses. These costs are billed to the client and expensed over the expected term of project. As of July 1, 2006 there was $178,000 of these costs included in prepaid expenses which are expected to be billed and expensed by the end of 2006.

Note 5 – ***Property and Equipment***

(in thousands)		July 1, 2006		December 31, 2005
Furniture and equipment	$	2,269	$	1,790
Leasehold improvements		251		241
Computer equipment and software		3,681		2,918
Automobiles		31		—
		6,232		4,949
Less accumulated depreciation		(2,877)		(2,107)
Property and equipment, net	$	3,355	$	2,842

Depreciation expense of $286,000 and $185,000 was recorded for the three months ended July 1, 2006 and July 2, 2005, respectively, and $514,000 and $365,000 was recorded for the six months ended July 1, 2006 and July 2, 2005, respectively. Depreciation expense is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

Furniture and equipment and computer equipment and software include assets recorded under capital leases of $652,000 and $817,000 as of July 1, 2006 and December 31, 2005, respectively. Related accumulated depreciation was approximately $299,000 and $324,000 as of July 1, 2006 and December 31, 2005, respectively.

Note 6 – ***Intangible Assets and Goodwill***

On January 23, 2006, Hill International (UK) Limited, ("Hill UK") a wholly owned subsidiary of the Company, purchased all of the outstanding common stock of The Pickavance Group Limited ("Pickavance") from the existing shareholders of Pickavance. The results of Pickavance's operations from January 23, 2006 are included in the Company's consolidated statements of operations. The Pickavance acquisition is not a material business combination to the company's operations.

The purchase price was calculated by discounting back to the acquisition date the future payments using an 8% imputed interest cost (the Company's approximate average borrowing cost at the acquisition date). The discounted price was then converted into U.S. dollars using an exchange rate of approximately $1.78/¤1, the exchange rate on the date of the acquisition.

The purchase price of the outstanding stock, not including liabilities assumed, was in the form of future payments as follows:

Date Paid / Payable		*Amount in British Pounds*		*Discounted Value*		*United States Dollar Equivalent*
February 1, 2006	£	153	£	153	$	273
January 1, 2007		70		65		116
February 1, 2007		154		142		253
February 1, 2008		315		269		479
February 1, 2009		315		248		442
Total	£	1,007	£	877	$	1,563

The net assets acquired and liabilities assumed were as follows in U.S. dollars:

(in thousands)

Cash	$	165
Accounts receivable, net		772
Prepaid expenses		71
Property, plant and equipment, net		160
Total tangible assets	$	1,168
Accounts payable		555
Other current liabilities		1
Other liabilities		33
Total liabilities assumed		589
Net assets acquired	$	579
Purchase price	$	1,563
Net assets acquired		579
Intangible assets		984
Associated deferred taxes		295
Total intangible assets	$	1,279

Pending a final valuation, the Company has allocated the excess of the purchase price over net assets acquired to intangible assets. This valuation is subject to change. The intangible assets were identified as contractual and noncontractual customer relationships and will be amortized on a straight−line basis over five years (the expected average life of a customer relationship based on historical results.)

(in thousands)	July 1, 2006 Gross Carrying Amount	July 1, 2006 Accumulated Amortization	December 31, 2005 Gross Carrying Amount	December 31, 2005 Accumulated Amortization
Acquired contract rights	$ 2,139	$ 2,067	$ 2,139	$ 1,991
Customer relationships, at acquisition, including associated deferred taxes	1,279	32	–	–
Total	$ 3,418	$ 2,099	$ 2,139	$ 1,991
Intangible assets, net	1,319		148	
Foreign currency adjustment	40		–	
Intangible assets, net	$ 1,359		$ 148	

Amortization expense related to intangible assets totaled $38,000 and $38,000 for the three months ended July 1, 2006 and July 2, 2005, respectively, and totaled $108,000 and $76,000 for the six months ended July 1, 2006 and July 2, 2005, respectively. Intangible assets of $295,000 associated with deferred taxes will not be amortized to expense.

Note 7 –Advance Payments from Clients

In certain instances the Company may collect advance payments from clients for future services. As the services are performed these advance payments are reversed and recognized as revenue. The balance of advance payments from clients was $7.1 million and $3.3 million at July 1, 2006 and December 31, 2005, respectively, and was included in other current liabilities on the Condensed Consolidated Balance Sheets.

Note 8– Long–term Debt

	July 1, 2006	December 31, 2005
	(in thousands)	
Revolving credit loan payable to Merrill Lynch up to $9.75 million, with interest rates at December 31, 2005 of 3.25% plus the one–month LIBOR 4.38% at December 31, 2005), collateralized by certain assets of the Company and guaranteed by the principal stockholder. The loan was repaid in June 2006.	$ —	$ 9,637
Revolving credit loan payable to Egnatia Bank up to 1,000,000 Euros ($1,214,000), with interest rates at July 1, 2006 and December 31, 2005 of 2.5% plus the Egnatia Bank prime base rate of 6.5% and 5.5%, as of July 1, 2006 and December 31, 2005, respectively, collateralized by certain assets of the Company. The maturity date of July 15, 2006 was extended to March 16, 2007 in July 2006.	165	157
Revolving credit loan payable to National Bank of Abu Dhabi up to 5.0 million AED ($1.4 million), with interest rates of 2% plus the 3 month EIBOR rate (5.6% and 4.6% at July 1, 2006 and December 31, 2005, respectively), collateralized by certain assets of the Company. The maturity date is November 15, 2006.	—	362
Note payable for Pickavance acquisition with an original issue discount of $231,000 at an imputed interest rate of 8% including foreign currency adjustment of approximately $80,000 (See Note 6 for payment dates).	1,345	—
	1,510	10,156
Less current maturities	545	10,156
Long–term debt, net of current maturities	$ 965	$ —

Note 9 – Noncash Investing and Financing Activities

On March 24, 2006, options to purchase 482,767 shares of the Company's common stock with an exercise price of $0.37 per share and options to purchase 48,277 shares of the Company's common stock with an exercise price of $0.53 per share were exercised on a cashless basis when the fair market value was $5.47 resulting in the Company issuing 493,465 shares of its common stock.

On June 28, 2006 options to purchase 2,838,669 shares of the Company's common stock with exercise prices ranging from $0.37 to $3.08 were exercised on a cashless basis resulting in the issuance of 2,246,852 shares of the Company's stock. The March 24, 2006 and June 28, 2006 excercise resulted in 3,369,713 options excercised, 629,396 share surrendered and 2,740,317 shares issued. The Company agreed to withhold its common stock due to certain option holders, including the Company's Chief Operating Officer and Senior Vice President of Finance, and to remit to the proper taxing authorities' payment for income taxes due on the exercise of options. The total amount due to the taxing authorities is approximately $2.57 million and is included in "accounts payable and accrued expenses" in the Condensed Consolidated Balance Sheet as of July 1, 2006. The Company has received and recorded as treasury stock 500,556 shares of its common stock.

The Company also entered into an agreement whereby the option holders and other Company shareholders agreed to escrow 1,450,000 shares to indemnify the Company against identified litigation claims in excess of amounts recorded at September 30, 2005. As of July 1, 2006 the Company had specifically identified judgments and awards totaling $3,865,000 as described in Note 18 and accordingly, approximately 729,000 shares in escrow have been reserved for these claims. The $3,865,000 is included in "accounts payable and accrued expenses" and "shares held in escrow" in the equity section of the Condensed Consolidated Balance Sheets. See Note 1 and 18 for further information.

	Six–Months Ended	
Supplemental disclosures:	July 1, 2006,	July 2, 2005
(in thousands)		
Interest paid	$ 485	$ 286
Income taxes paid	$ 278	$ 234
Tangible assets acquired	$ 1,168	
Intangible assets acquired	1,279	
Associated deferred taxes	(295)	
Note payable at acquisition	(1,563)	
Liabilities assumed	$ 589	

Note 10– Investment in Affiliate

Investment in affiliate reflects ownership by the Company of 33.33% of the members' equity of Stanley Baker Hill ("SBH"). Summary information of the affiliate follows:

(in thousands)		As of June 30, 2006		December 31, 2005
Current assets	$	3,716	$	3,650
Current liabilities		2,216		2,467
Working capital		1,500		1,183
Property and equipment, net		23		5
Members' equity	$	1,523	$	1,188

For the three and six month periods ended:

(in thousands)		Three Months ended June 30, 2006		Three Months ended June 30, 2005		Six Months ended June 30, 2006		Six Months ended June 30, 2005
Sales	$	3,867	$	2,934	$	7,331	$	6,200
Net income	$	407	$	120	$	605	$	855
Summary information of the Company's ownership interest is as follows:								
Equity in affiliate	$	136	$	40	$	202	$	285
Undistributed earnings included in consolidated retained earnings	$	136	$	40	$	595	$	285
Distributions from affiliate	$	270	$	—	$	270	$	618

Accounts Receivable – Related Party

At July 1, 2006 and December 31, 2005 there were receivables of $244,000 and $611,000, respectively, from SBH owed to the Company for work performed by the Company as a subcontractor to SBH. Such amounts were payable in accordance with the subcontract agreement between the Company and SBH.

Revenue Earned by the Company

Revenue from SBH pursuant to such subcontract agreement for the three–month periods ended June 30, 2006 and 2005 was $748,000 and $747,000, respectively and $1,311,000 and $1,727,000 for the six–month periods ended June 30, 2006 and 2005, respectively.

Note 11 – Stock Options

From January 1, 2006 to July 1, 2006, no options to purchase shares of the Company's common stock were issued. A summary of the status and changes of the stock options under the Company's stock option plans as of July 1, 2006 and for the six months then ended is as follows (See Note 9 for further information):

	Shares	*Weighted–Average Exercise Price*
Outstanding at December 31, 2005	3,417,990	$ 1.02
Granted	—	—
Exercised	(3,369,713)	.99
Forfeited	(48,277)	3.08
Outstanding at July 1, 2006	—	—
Vested and exercisable at July 1, 2006	—	—

Note 12 – Warrants

The Company issued 13,600,000 Redeemable Common Stock Purchase Warrants (the "Warrants") issued and outstanding. Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on June 28, 2006 (the completion of the Hill and Arpeggio merger) and expiring on June 30, 2008 (four years from the effective date of Arpeggio's Offering). The Warrants are redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with the Offering, Arpeggio issued an option for $100 to the representative of the underwriters to purchase 300,000 Units at an exercise price of $9.90 per Unit. In addition, the warrants underlying such Units are exercisable at $6.25 per share.

Note 13 – Due from Stockholder

From time to time the Company made cash advances to its principal stockholder. These advances were non–interest bearing, had no set repayment term and were classified in Stockholders' Equity in the Condensed Consolidated Balance Sheets. The entire amount due from the Company's principal stockholder of $1,008,000 was repaid to the Company on April 21, 2006.

Note 14 – Selling, General and Administrative Expenses

Legal expenses related to an investment transaction (the Tickets.com litigation) for the three and six months ended July 2, 2005 of $0 and $234,000 were included in "Selling, general and administrative expenses" in the Condensed Consolidated Statements of Operations. Such litigation was concluded in April 2004 resulting in a claim against the Company and an entity controlled by the Chief Executive Officer of the Company ("the Other Defendant") for court costs of approximately $500,000. The Chief Executive Officer and the Other Defendant have represented to the Company that they will make full payment of the amount. Accordingly, no amount has been provided for by the Company for this matter in the accompanying financial statements.

Also included in "Selling, general and administrative expenses" in the Condensed Consolidated Statements of Operations is bad debt expense of $218,000 and $167,000 for the three–month periods ended July 1, 2006 and July 2, 2005, respectively and of $432,000 and $327,000 for the six–month periods ended July 1, 2006 and July 2, 2005, respectively.

Note 15 – Income Taxes

The effective tax rates for the three months ended July 1, 2006 and July 2, 2005 are 23.8% and 36.0% respectively and 22% and 38%, respectively for the six months ended July 1, 2006 and July 2, 2005. The effective rate for the three and six months ended July 1, 2006 is lower than in previous periods because a greater portion of the Company's profit in the three and six months ended July 1, 2006 came from foreign operations which are taxed at lower rates.

Note 16 – Business Segment Information

The Company's business segments reflect how executive management makes resource decisions and assesses its performance. The Company bases these decisions on the type of services provided (Project Management and Construction Claims services) and their geography (United States, Europe and Middle East).

The Project Management segment provides extensive construction and project management services to construction owners worldwide. Such services include program management, project management, construction management, project management oversight, staff augmentation, management consulting and estimating services.

The Construction Claims segment provides such services as claims consulting, litigation support, expert witness testimony, cost and damages assessment and delay and disruption analysis to clients worldwide.

The Company evaluates the performance of its segments primarily on operating income before corporate overhead allocations and income taxes.

The following tables reflect the required disclosures (in thousands) for the Company's reportable segments:

Revenue and Income from Operations

Three months ended	*July 1, 2006*	*July 2, 2005*
Project Management		
Revenue	$ 38,591	$ 21,555
Income from operations pre–Corporate overhead allocation	3,810	3,192
Equity in affiliate	136	40
Less: Corporate overhead allocation	1,898	1,663
Operating income	$ 2,048	$ 1,569
Construction Claims		
Revenue	$ 4,891	$ 3,664
Income from operations pre–Corporate overhead allocation	614	512
Less: Corporate overhead allocation	425	416
Operating income	$ 189	$ 96
Total Reportable Segments		
Revenue	$ 43,482	$ 25,219
Income from operations pre–Corporate overhead allocation	4,424	3,704
Equity in affiliate	136	40
Less: Corporate overhead allocation	2,323	2,079
Operating income	2,237	1,665
Excess of corporate overhead allocations over actual expenses	274	9
Total Company – Operating income	$ 2,511	$ 1,674

Depreciation and amortization expense		
For the three–months ended	***July 1, 2006***	***July 2, 2005***
Project Management	$ 177	$ 120
Construction Claim Services	85	38
Subtotal –Segments	262	158
Corporate	62	65
Total	$ 324	$ 223

Revenue and Income from Operations		
Six months ended	***July 1, 2006***	***July 2, 2005***
Project Management		
Revenue	$ 70,860	$ 43,969
Income from operations pre–Corporate overhead allocation	7,854	6,301
Equity in affiliate	202	285
Less: Corporate overhead allocation	3,911	3,160
Operating income	$ 4,145	$ 3,426
Construction Claims		
Revenue	$ 9,430	$ 6,638
Income from operations pre–Corporate overhead allocation	1,178	650
Less: Corporate overhead allocation	745	790
Operating income (loss)	$ 433	$ (140)
Total Reportable Segments		
Revenue	$ 80,290	$ 50,607
Income from operations pre–Corporate overhead allocation	9,032	6,951
Equity in affiliate	202	285
Less: Corporate overhead allocation	4,656	3,950
Operating income	4,578	3,286
Other corporate expenses	(288)	(415)
Total Company – Operating income	$ 4,290	$ 2,871

Depreciation and amortization expense		
For the six–months ended		
Project Management	$ 347	$ 237
Construction Claim Services	166	74
Subtotal –Segments	513	311
Corporate	109	130
Total	$ 622	$ 441

Total assets as of	***July 1, 2006***	***December 31, 2005***
United States	$ 44,297	$ 20,611
Europe	15,725	7,810
Middle East	19,621	12,302
Total	$ 79,643	$ 40,723

The Company's enterprise–wide disclosures (in thousands) are as follows:

Total revenue by service type:				
For the three–months ended		*July 1, 2006*		*July 2, 2005*
Project Management	$	38,591	$	21,555
Construction Claims		4,891		3,664
Total	$	43,482	$	25,219

Total revenue by geographic region:				
For the three–months ended		*July 1, 2006*		*July 2, 2005*
United States	$	22,476	$	16,828
Europe		6,354		2,324
Middle East		14,652		6,067
Total	$	43,482	$	25,219

Total revenue by client type:				
For the three–months ended		*July 1, 2006*		*July 2, 2005*
U.S. federal government	$	3,870	$	5,466
State, local and quasi–governmental agencies		14,661		9,431
Foreign governments		7,293		3,965
Private sector		17,658		6,357
Total	$	43,482	$	25,219

Total revenue by service type:				
For the six–months ended		*July 1, 2006*		*July 2, 2005*
Project Management	$	70,860	$	43,969
Construction Claims		9,430		6,638
Total	$	80,290	$	50,607

Total revenue by geographic region:				
For the six–months ended		*July 1, 2006*		*July 2, 2005*
United States	$	42,529	$	32,429
Europe		10,798		7,078
Middle East		26,963		11,100
Total	$	80,290	$	50,607

Total revenue by client type:				
For the six–months ended		*July 1, 2006*		*July 2, 2005*
U.S. federal government	$	8,105	$	9,746
State, local and quasi–governmental agencies		27,012		17,282
Foreign governments		12,614		10,030
Private sector		32,559		13,549
Total	$	80,290	$	50,607

Property, plant and equipment, net by geographic location				
As of		*July 1, 2006*		*December 31, 2005*
United States	$	1,801	$	1,832
Europe		535		283
Middle East		1,019		727
Total	$	3,355	$	2,842

Note 17 – Concentrations

The Company had two clients that accounted for 34% of total revenue, and 21% of revenue less reimbursable expenses ("RLRE"), for the three–month period ended July 1, 2006 and one client accounted for 14% of total revenue, and 4% of RLRE, during the three–month period ended July 2, 2005.

The Company had two clients that accounted for 31% of total revenue, and 20% of RLRE, for the six–month period ended July 1, 2006 and one client accounted for 12% of total sales, and 4% of RLRE, during the six–month period ended July 2, 2005.

The Company had one client that accounted for 14% and 15% of accounts receivable as of July 1, 2006 and December 31, 2005, respectively.

The Company has several contracts with U.S. federal government agencies that accounted for 9% and 22% of total sales during the three–month periods ended July 1, 2006 and July 2, 2005, respectively.

The Company has several contracts with U.S. federal government agencies that accounted for 10% and 19% of total sales during the six–month periods ended July 1, 2006 and July 2, 2005, respectively.

Note 18– Commitments and Contingencies

Litigation

On September 23, 1996, William Hughes General Contractors, Inc. ("Hughes") filed a complaint in the Superior Court of New Jersey, Law Division, Gloucester County, against the Monroe Township Board of Education, the Company and other parties, alleging breach of contract and other causes of action in connection with its performance of a construction project for Monroe Township, seeking in excess of $3.5 million in damages. Monroe Township, which had terminated Hughes from the construction project prior to the commencement of the litigation on the basis of Hughes' performance, made a cross claim against the Company and other parties for contribution and indemnification. Monroe Township is seeking approximately $89,000 in damages from the Company, in addition to an indemnification for Hughes' claims. In relation to the Hughes claims, a claim was made against the Company by Fidelity and Deposit Company of Maryland ("F&D"). The Company believes that the claims of Hughes, Monroe Township and F&D are without merit.

On September 22, 1999, Wartsila NSD North America, Inc. filed a complaint against the Company in the United States District Court for the District of New Jersey. Wartsila alleged negligence, breach of contract and fraud against the Company in connection with plaintiff's hiring of a former Company employee and sought damages in excess of $7.3 million. A jury verdict was rendered on March 6, 2006. The jury found that the Company was negligent and breached the contract with plaintiff but that the Company did not commit fraud. The jury established damages at $2.0 million. The Company filed a Motion to Mold the Verdict and to Enter Judgment consistent with the parties' contract which contains a limitation of liability clause which limits the Company's liability, absent fraud, to direct damages. On March 28, 2006, the Court entered judgment in the case on the jury's verdict in the amount of $2.0 million plus pre–judgment interest, but the Court stayed enforcement of that judgment pending the decision on the Company's Motion to Mold the Verdict. The Company had accrued a liability of $250,000 at December 31, 2005. In connection with the Arpeggio and Hill merger described in Note 1 to the Consolidated Financial Statements, stockholders of the pre–merger Hill International, Inc. have escrowed 1,450,000 shares of the Company's stock to satisfy non–tax indemnification claims by the Company arising out of this and certain other matters. Liability in this matter in excess of amounts accrued as of September 30, 2005 will be satisfied from such escrowed shares. Following the satisfaction of its indemnification claims arising out of this matter, the Company intends to maintain such shares as treasury stock. On June 28, 2006 the Court denied the Company's Motion and the Company subsequently filed a Notice of Appeal with the Third Circuit Court of Appeals. The Company has posted a bond securing the judgment and pre– and post–judgment interest in the amount of $3.35 million secured by cash collateral. The $250,000 accrued liability related to Wartsila was allocated to the additional legal proceedings described below, and $3.35 million was accrued as a liability. See Note 9.

On April 27, 1999, Dirk Epperson and Betty Schneider filed a complaint in the United States District Court of Connecticut against the Company seeking to enforce against the Company and others a default judgment against HAESI Software, Inc. ("HAESI") in the approximate amount of $423,000. Plaintiff alleged that the Company was the alter ego of HAESI and is liable for its debts and that the Company engaged in a fraudulent transfer of HAESI to a third party. The court dismissed the fraudulent conveyance case and on December 12, 2005 the Second Circuit denied plaintiffs' appeal of the dismissal. On March 21, 2006, the plaintiff filed a Petition for Writ of Certiorari with the United States Supreme Court. The Company believes that the plaintiffs' remaining claim is without merit.

On May 28, 2004, Sims Group, Inc. ("Sims") filed a Demand for Arbitration with the American Arbitration Association alleging breach of contract against the Company. The plaintiff was a subcontractor to the Company and sought the alleged contract balance owed of $1.3 million. The Company filed a counterclaim on July 2, 2004 alleging fraud and breach of contract. This matter was arbitrated during April 2006 and an arbitration award was issued on June 29, 2006 awarding Sims $1.25 million plus costs of $33,000. The Company had accrued a liability of $772,000 related to this matter prior to September 30 2005. In connection with the Arpeggio and Hill merger described in Note 1 to the Consolidated Financial Statements, stockholders of the pre–merger Hill International, Inc. have escrowed 1,450,000 shares of the Company's stock to satisfy non–tax indemnification claims by the Company arising out of this and certain other matters. Liability in this matter in excess of amounts accrued as of September 30, 2005 will be satisfied from such escrowed shares. Following the satisfaction of its indemnification claims arising out of this matter, the Company intends to maintain such shares as treasury stock. See Notes 1 and 9 for further information. The Company is currently evaluating its legal options with respect to an appeal of the arbitration decision.

Litigation related to an investment made by The Company (the "Tickets.com legal matter") was concluded in April 2004, and resulted in a claim against the Company and R4 Holdings, LLC ("R4") for legal court costs of approximately $500,000. R4 is 100% owned and controlled by Irvin E. Richter, the Company's Chief Executive Officer. The Company and R4 appealed this ruling and on June 20, 2006 the appeal was denied. R4 and Mr. Richter have agreed with the Company that they will make full payment of this amount when due.

The Company is involved in eight (8) additional legal proceedings that arose in the ordinary course of business, which are covered by professional and general liability insurance subject to a $25,000 to $100,000 self–insured retention limit per claim. The range of potential losses and/or costs for such matters is from $0 to $625,000. The Company has recorded a liability of $250,000 related to these proceedings.

General Litigation

From time to time, the Company is a defendant or plaintiff in various legal actions which arise in the normal course of business. As such the Company is required to assess the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of the provision required for these commitments and contingencies, if any, which would be charged to earnings, is made after careful analysis of each matter. The provision may change in the future due to new developments or changes in circumstances. Changes in the provision could increase or decrease the Company's earnings in the period the changes are made. In the opinion of management, after consultation with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

Off–Balance Sheet Arrangements

The Company enters into agreements with banks for the banks to issue bonds to clients or potential clients for three separate purposes as follows:

(1) Certain of the Company's subsidiaries (Hill International S.A., Hill International (UK) Ltd. and Hill International (Middle East) Ltd.) have entered into contracts for the performance of construction management services which provide that the Company receive advance payment of some of the management fee from the client prior to commencement of the construction project. However, the clients require a guarantee of service performance in the form of an advance payment bond. These bonds are evidenced by Letters of Guarantee issued by the subsidiaries' banks in favor of the clients. In some cases these clients also require a parent company guarantee of the Company.

(2) The Company may also enter into certain contracts which require a performance bond to be issued by a bank in favor of the client for a portion of the value of the contract. These bonds may be exercised by the client in instances where the Company fails to provide the contracted services.

(3) Certain clients may require bonds as part of the bidding process for new work. The bid bonds are provided to demonstrate the financial strength of the companies seeking the work and are usually outstanding for short periods. If the bid is rejected the bond is cancelled and if the bid is accepted the Company may be required to provide a performance bond.

The maximum potential future payments under these arrangements at July 1, 2006 and December 31, 2005 were $10.1 million and $9.3 million, respectively. No liability is currently recorded on the Company's Condensed Consolidated Balance Sheets related to parental guarantees on behalf of its subsidiaries related to the bond arrangements.

Cash held in restricted accounts as collateral for the issuance of performance and advance payment bonds at July 1, 2006 and December 31, 2005 were $5.2 million and $3.2 million, respectively.

Note 19 – Subsequent Events

Knowles Acquisition

On July 20, 2006, Hill International S.A., a wholly–owned subsidiary of the Company, entered into material definitive agreements with the directors and certain affiliates of James R. Knowles (Holdings) PLC ("Knowles") to acquire approximately 69.4% of the outstanding shares of Knowles for a price of 33 pence (approximately $0.61) per share in cash. Knowles is a construction and engineering industry claims consulting and dispute resolution company with 36 offices worldwide, headquartered in Daresbury, United Kingdom. At the same time, the boards of directors of both the Company and Knowles approved the terms of a cash offer by Hill International S.A. for all of the issued shares of Knowles at the same price per share. This offer values Knowles at approximately $13.0 million.

In addition, on July 20, 2006, Hill International S.A. entered into agreements with certain other shareholders of Knowles to acquire approximately 10.6% of the outstanding shares of Knowles at the same price per share in cash, subject to the contingency that such agreements will cease to be binding if those Knowles shareholders receive a competing offer for their Knowles shares at a price that is greater than 36.3 pence (approximately $0.67) per share.

The agreements are subject to a number of conditions to closing typical for agreements of this kind, including, without limitation, that Hill International S.A. receive no less than 80% of the outstanding shares of Knowles, or such lower percentage as Hill may determine while the offer is outstanding.

In July 2006, the Company escrowed $13.0 million to be remitted to the shareholders of Knowles upon completion of the transaction.

Wartsila Litigation

In August 2006, the Company provided $3.35 million in cash collateral to secure an appeal bond for the judgment rendered against the Company in the Wartsila matter described in Note 18.

Revolving Credit Loan Payable to Egnatia Bank

The revolving credit loan payable to Egnatia Bank with a maturity date of July 15, 2006 was extended to March 16, 2007 in July 2006.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in the following Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward−looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this discussion, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of our management for future operations and backlog are forward−looking statements. In addition, forward−looking statements generally can be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward−looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements expressed or implied by such forward−looking statements. Important factors that could cause actual results to differ materially from our expectations, include, without limitation, a general economic downturn; future government appropriations relating to certain of our long−term contracts; our ability to win profitable government contracts potential termination of government contracts audits of government contracts approval of client change orders; potential losses under fixed−price contracts; adjustments and\or cancellations of future contracts; competition; dependence upon key management; the identification, hiring and retention of qualified personnel; dependence on subcontractors, partners and specialists; adequate insurance coverage; legal, political and economic risks in different countries; currency exchange rate fluctuations; changes to the laws of the foreign countries; working conditions in high security risk countries; the ability to identify, negotiate and integrate future acquisitions; the ability to manage our growth and the other risk factors set forth in the Definitive Proxy Statement filed on June 5, 2006. Undue reference should not be placed on these forward−looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward−looking statements.

The following discussion should be read in conjunction with our unaudited consolidated financial statements for the three months and six months ended July 1, 2006 and the related notes included elsewhere in this Report on Form 10−Q and our audited consolidated financial statements for the year ended December 31, 2005 and the notes thereto included in the Definitive Proxy Statement filed on June 5, 2006.

We provide fee−based project management and construction claims services to clients worldwide, but primarily in the United States, Europe and the Middle East. Our clients include the United States and other national governments and their agencies, state and local governments and their agencies, and the private sector. We were founded in 1976 and are organized into two key operating divisions: the Project Management Group and the Construction Claims Group.

Our business has grown principally through organic growth, although we have also acquired a number of project management and claims consulting businesses. Since 1998, we have completed seven acquisitions. We derive our revenues from fees for professional services. As a service company, we are labor intensive rather than capital intensive. Our revenue is driven by our ability to attract and retain qualified and productive employees, identify business opportunities, secure new and renew existing client contracts, provide outstanding services to our clients and execute projects successfully. Our income from operations is derived from our ability to generate revenue and collect cash under our contracts in excess of subcontractors and other reimbursable costs, direct labor and other direct costs of executing the projects and selling, general and administrative costs.

We have experienced significant growth in our overseas operations in the past three years and expect this trend to continue. This growth has been fueled by the growth in overseas construction projects, particularly in the Middle East, and the smaller number of competitors who provide project management and construction claims services overseas.

We have also experienced stronger relative growth in the project management business as compared to construction claims services. We intend to continue to provide both project management and construction claims services. We believe project management will continue to grow faster organically and thus will become an even larger share of our overall business.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using the estimates. We utilize estimates in assessing our exposure to insurance claims that fall below policy deductibles, to assess our litigation and other legal claims and contingencies, in recording our allowance for doubtful accounts and in determining the utilization of deferred tax assets and the adequacy of the valuation reserve against the deferred tax asset and in determining cost to complete under the percentage−of−completion method of accounting for contracts.

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note 2 to the Notes to our Consolidated Financial Statements for the year ended December 31, 2005 included in the Proxy Statement dated June 5, 2006. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However the following policies are considered to be critical within the SEC definition:

Revenue Recognition

We generate revenue primarily from project management consulting services. Revenue is generally recognized upon the performance of services. In providing these services, we may incur reimbursable expenses, which consist principally of amounts paid to subcontractors and other third parties as well as travel and other job related expenses that are contractually reimbursable for clients. In accordance with Emerging Issues Task Force Issue No. ("EITF") 99−19, "Reporting Revenue Gross as a Principal versus Net as an Agent," and EITF 01−14, "Income Statement Characterization of Reimbursements Received for 'Out−of−Pocket' Expenses Incurred," we have assessed the indicators provided in EITF 99−19 and determined that we will include reimbursable expenses in computing and reporting our total contract revenues as long as we remain responsible to the client for the fulfillment of the contract and for the overall acceptability of all services provided.

We earn our revenues from cost−plus, fixed−price and time−and−materials contracts. If estimated total costs on any contract indicate a loss, we charge the entire estimated loss to operations in the period the loss becomes known. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded in the accounting period in which the events indicating a loss are known and the loss can be reasonably estimated. Such revisions could occur at any time and the effects may be material.

The majority of our contracts are for project management work where we bill the client monthly at hourly billing rates. The hourly billing rates are determined by contract terms. For governmental clients, the hourly rates are generally calculated as salary costs plus overhead costs plus a negotiated profit percentage. For commercial clients, the hourly rate can be taken from a standard fee schedule by staff classification or it can be a discount from this schedule. In some cases, primarily for foreign work, a fixed monthly staff rate is negotiated rather than an hourly rate. This monthly rate is a build up of staffing costs plus a profit. We account for these contracts on a time−and−expenses method, recognizing revenue as costs are incurred.

A small percentage of our contracts are fixed price. We account for these contracts on the "percentage−of−completion" method, wherein revenue is recognized as costs are incurred. Under the percentage−of−completion method for revenue recognition, we estimate the progress towards completion to determine the amount of revenue and profit to be recognized. We generally utilize a cost−to−cost approach in applying the percentage−of−completion method, where revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Under the percentage–of–completion method, recognition of profit is dependent upon the accuracy of estimates. We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs on its long–term construction management contracts. However, due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

Long–Lived Assets

We evaluate the recoverability of our long–lived assets when events or changes in circumstances suggest that the carrying value of assets may not be recoverable.

Allowance for Doubtful Accounts

We record an estimate of our anticipated bad debt expense based on our historical experience. If the financial condition of our clients were to deteriorate, or if the payment behavior were to change, resulting in either their inability or refusal to make payment to us, additional allowances would be required.

Income Taxes

The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary timing differences become deductible. We determine the utilization of deferred tax assets in the future based on current year projections by management and criteria described in Statement on Financial Accounting Standards ("SFAS") No. 109.

Three Months Ended July 1, 2006 Compared to Three Months Ended July 2, 2005

Results of Operations

We utilize a 52–53 week fiscal year ending on the Saturday closest to December 31. The three months ended July 1, 2006 began on April 2, 2006 and the three months ended July 2, 2005 began on April 3, 2005. Each three–month period includes 13 weeks.

Revenue

	2005		2006		Change	
$ (000's)	$	%	$	%	$	%
Revenue:						
Project Management	$ 21,555	85.5%	$ 38,591	88.8%	$ 17,036	79.0%
Construction Claims	3,664	14.5%	4,891	11.2%	1,227	33.5%
Total	$ 25,219	100.0%	$ 43,482	100.0%	$ 18,263	72.4%

The increase in revenue is primarily attributable to $10,771,000 increase in foreign project management revenue and a $6,265,000 increase in domestic project management revenue. The foreign increase was principally due to an $8,331,000 increase in Middle East revenue and an increase in revenue in Europe of $2,440,000. . The domestic increase was principally due to a $5,786,000 increase in New York where several projects began during 2005 and continued into 2006. Of this increase, $5,439,000 was for use of subcontractors. We use subcontractors for a variety of reasons, including providing at–risk construction services on contracts where such work is required by a client (generally known as "CM/Build" contracts) since we do not provide such services. The New York projects are principally CM/Build contracts which require more subcontracting work. These projects are long–term projects and we would expect revenue to increase throughout 2006.

The increase in claims revenue is due to a $1,843,000 increase in foreign claims revenue partially offset by a $616,000 decrease in domestic claims revenue. The foreign increase consists of a $1,589,000 increase in London which had $925,000 in increased work generated by internal business development efforts and $664,000 in new work generated by the acquisition of Pickavance in January 2006. The foreign increase also includes $254,000 in the Middle East.

Reimbursable expenses

$ (000's)	2005 $	2005 %	2005 % of Revenue	2006 $	2006 %	2006 % of Revenue	Change $	Change %
Reimbursable expenses:								
Project Management	$ 5,546	95.0%	25.7%	$ 15,012	97.0%	38.9%	$ 9,466	170.7%
Construction Claims	292	5.0%	8.0%	472	3.0%	9.7%	180	61.6%
Total	$ 5,838	100.0%	23.1%	$ 15,484	100.0%	35.6%	$ 9,646	165.2%

Reimbursable expenses consist of amounts paid to subcontractors and other third parties and travel and other job related expenses that are contractually reimbursable from clients. The increase in project management reimbursable expenses was primarily due to a $5,439,000 increase in reimbursable subcontractors' fees in New York as described above. In addition, reimbursable expenses increased by $1,965,000 for Middle East projects and $1,964,000 in Europe due to increased business. The amount and timing of reimbursable expenses is dependent on the work performed, however we believe that the amount of reimbursable expenses in the second quarter of 2006 is indicative of the amount of expenditures that we would expect in future periods.

Revenue, less reimbursable expenses ("RLRE")

$ (000's)	2005 $	2005 %	2006 $	2006 %	Change $	Change %
Revenue less reimbursable expenses:						
Project Management	$ 16,009	82.6%	$ 23,579	84.2%	$ 7,570	47.3%
Construction Claims	3,372	17.4%	4,419	15.8%	1,047	31.0%
Total	$ 19,381	100.0%	$ 27,998	100.0%	$ 8,617	44.5%

Due to the $18,263,000 increase in total revenue and the $9,646,000 increase in reimbursable expenses, revenue less reimbursable expenses increased by $8,617,000 or 44.5% to $27,998,000 for the three months ended July 1, 2006 as compared to $19,381,000 for the three months ended July 2, 2005. While project management revenue increased 79.0%, project management revenue less reimbursable expenses grew only 47.3% principally due to greater use of subcontractors on the New York projects. Construction claims revenue grew by 33.5% while construction claims revenue less reimbursable expenses grew by 31.0% due to the greater use of subcontractors and more other reimbursable expenses related to the construction claims business in the second quarter of 2006.

A significant trend in the distribution of our RLRE in recent years has been the increase of RLRE attributable to the Middle East. Growth in our RLRE in the Middle East has been strong because there has been a significant increase in construction activity in a number of the countries in the Middle East (including the United Arab Emirates, Qatar, Kuwait, Bahrain and Oman) where we do business. In addition, reconstruction efforts funded by the United States government in Iraq and Afghanistan have led to other additional contracts for us.

We measure the performance of many of our key operating metrics as a percentage of RLRE, as we believe that this is a better measure of operating performance than total revenue. Throughout this discussion we have used RLRE as the denominator in many of our ratios.

The following table sets forth, for the periods indicated, historical operating data as a percentage of RLRE.

	Three months ended						
	July 2, 2005			July 1, 2006			
$ (000's)		$	%		$	%	
Revenue	$	25,219		$	43,482		
Reimbursable expenses		5,838			15,484		
Revenue less reimbursable expenses		19,381	100.0%		27,998	100.0%	
Direct expenses		10,236	52.8		15,875	56.7	
Gross margin		9,145	47.2		12,123	43.3	
Selling general and administrative expenses		7,511	38.8		9,748	34.8	
Equity in earnings of affiliate		40	0.2		136	0.5	
Operating income		1,674	8.6		2,511	9.0	
Interest expense, net		140	0.7		191	0.7	
Income before taxes		1,534	7.9		2,320	8.3	
Provision for income taxes		553	2.9		574	2.1	
Net income	$	981	5.0%	$	1,746	6.2%	

Revenue less Reimbursable Expenses by Geographic Region

	Three months ended					
	July 2, 2005			July 1, 2006		
$ (000's)		$	%		$	%
United States	$	12,149	62.7%	$	12,783	45.7%
Middle East		5,474	28.2%		12,144	43.4%
Europe		1758	9.1%		3,071	10.9%
Total	$	19,381	100.0%	$	27,998	100.0%

Direct expenses

	2005				2006				Change	
$ (000's)	$	%	%of RLRE		$	%	%of RLRE		$	%
Direct expenses:										
Project Management	$ 8,831	86.3%	55.2%	$	14,211	89.5%	60.3%	$	5,380	60.9%
Construction Claims	1,405	13.7%	41.7%		1,664	10.5%	37.7%		259	18.4%
Total	$ 10,236	100.0%	52.8%		15,875	100.0%	56.7%	$	5,639	55.1%

Direct expenses consist of labor expenses for time charged directly to contracts and non−reimbursable job related travel and out−of−pocket expenses. The project management increase of $5,380,000 is due to an increase in direct labor of $5,374,000 required to produce the increase in RLRE of $7,570,000.

The claims increase of $259,000 is principally due an increase in direct labor of $238,000 required to produce the increase in RLRE of $1,047,000.

Gross Profit

	2005				2006				Change	
$ (000's)	$	%	*% of RLRE*		$	%	*% of RLRE*		$	%
Gross profit:										
Project Management	$ 7,178	78.5%	44.8%	$	9,368	77.3%	39.7%	$	2,190	30.5%
Construction Claims	1,967	21.5%	58.3%		2,755	22.7%	62.3%		788	40.1%
Total	$ 9,145	100.0%	47.2%	$	12,123	100.0%	43.3%	$	2,978	32.6%

The gross profit increases are a result of the increases in RLRE for both project management and construction claims. The decline in gross profit as a percentage of RLRE is due to a higher percentage of the RLRE from overseas project management work where billing rates are typically lower and costs are higher. This was offset by a significantly higher gross profit margin in the construction claims business from 58.3% to 62.3%, due to an improved mix.

Selling, general and administrative ("SG&A") expenses

$ (000's)		2005 $	2005 %of RLRE	2006 $	2006 %of RLRE	Change $	Change %
Selling, general and administrative	$	7,511	38.8%$	9,748	34.8%$	2,237	29.8%

While selling, general and administrative expenses increased by $2,237,000, or 29.8%, from the three months ended July 2, 2005 as compared to the three months ended July 1, 2006, these expenses decreased from 38.8% to 34.8% as a percentage of RLRE. The decline of SG&A as a percentage of RLRE is partially attributable to our increase in project management revenues, which tend to have lower indirect expenses, and to our higher operating growth versus growth in overhead.

The increase in selling, general and administrative expenses is primarily attributable to the following:

- An increase in unapplied and indirect labor expense of $1,466,000 due to increases for staff required to produce and support the increase in revenue.
- An increase of $238,000 in outside accounting fees due to increased auditing requirements and the cost of quarterly reviews.
- An increase of $208,000 in rent due to expansion in the Middle East in support of revenue and staff growth.
- An increase of $102,000 in sales and marketing expenses in support of our efforts to grow overseas operations, especially in Europe and Asia.
- An increase of $101,000 in depreciation of computer equipment and furniture for increased staff and office space in the Middle East.
- An increase of $54,000 in telephone expenses due to the increase in staffing and work volume overseas.
- An increase of $51,000 in bad debt expense.
- An increase of $16,000 in legal fees due primarily to a decrease in expenses of the Wartsila litigation of $28,000 and an increase in the expenses of the Sims litigation of $76,000.
- A net increase of $1,000 in other selling, general and administrative expenses due to a variety of factors

Equity in affiliate

Our share of the earnings of an affiliate, Stanley Baker Hill, LLC ("SBH"), increased $96,000, from $40,000 in the three months ended July 2, 2005 to $136,000 in the three months ended July 1, 2006, principally due to an expansion of SBH's work

Operating income

Operating income increased $837,000 in the three months ended July 1, 2006 to $2,511,000 as compared to $1,674,000 for the three months ended July 2, 2005, principally due to higher RLRE and gross profit, partially offset by higher direct and selling, general and administrative expenses.

Interest expense (net)

Net interest expense increased $51,000 to $191,000 in the three months ended July 1, 2006 as compared with $140,000 in the three months ended July 2, 2005, principally due to increased average borrowings under our credit line of approximately $600,000 due to working capital requirements driven by our growth and increases in LIBOR during 2005 and 2006 and an increase in the interest rate spread on our credit line from 2.15% over LIBOR to 3.25% over LIBOR in August 2005 as a result of a negotiation with our former lender.

Tax expense

For the three months ended July 1, 2006, we recognized a tax expense of $574,000 compared to a tax expense of $553,000 for the three months ended July 2, 2005, principally relating to a lower effective tax applied to higher operating income in the three months ended July 1, 2006.

The effective tax rates for the three months ended July 1, 2006 and July 2, 2005 were 24% and 36%, respectively. The effective rate for the three months ended July 1, 2006 is lower because a greater portion of our profit in the three months ended July 1, 2006 came from the Middle East which is taxed at lower rates. Our effective tax rate is subject to fluctuation depending on the tax jurisdiction in which its profits are generated.

Net income (loss)

Our net income was $1,746,000, or $0.13 per diluted share, for the three months ended July 1, 2006 as compared to net income of $981,000, or $0.07 per diluted share, in the three months ended July 2, 2005. Overall profitability improved due to an increase in RLRE, partially offset by higher direct, selling, general and administrative, interest and tax expenses.

Six Months Ended July 1, 2006 Compared to Six Months Ended July 2, 2005

Results of Operations

We utilize a 52–53 week fiscal year ending on the Saturday closest to December 31. The six months ended July 1, 2006 began on January 1, 2006 and the six months ended July 2, 2005 began on January 2, 2005. Each six–month period includes 26 weeks.

Revenue

		2005			*2006*		*Change*	
$ (000's)		$	%		$	%	$	%
Revenue:								
Project Management	$	43,969	86.9%	$	70,860	88.3%$	26,891	61.2%
Construction Claims		6,638	13.1%		9,430	11.7%	2,792	42.1%
Total	$	50,607	100.0%	$	80,290	100.0%$	29,683	58.7%

The increase in revenue is primarily attributable to a $15,968,000 increase in foreign project management revenue and a $10,923,000 increase in domestic project management revenue. The foreign increase was principally due to a $15,118,000 increase in Middle East revenue and an $850,000 increase in revenue in Europe. The domestic increase was principally due to a $10,412,000 increase in New York where several projects began during 2005 and continued into 2006. Of this increase, $9,552,000 was for use of subcontractors. We use subcontractors for a variety of reasons, including providing at–risk construction services on contracts where such work is required by a client (generally known as "CM/Build" contracts) since we do not provide such services. The New York projects are principally CM/Build contracts which require more subcontracting work. These projects are long–term projects and we would expect revenue to increase throughout 2006.

The increase in claims revenue is due to a $3,614,000 increase in foreign claims revenue partially offset by an $822,000 decrease in domestic claims revenue. The foreign increase consists of a $2,870,000 increase in London which had $1,620,000 in increased work generated by internal business development efforts and $1,250,000 in new work generated by the acquisition of Pickavance in January 2006. The foreign increase also includes $744,000 in the Middle East where we continue to grow. The decrease in domestic claims revenue of $822,000 is principally attributable to the fact that our primary domestic growth strategy and focus continues to be project management.

Reimbursable expenses

	2005			2006			Change	
$ (000's)	$		% of Revenue	$	%	% of Revenue	$	%
Reimbursable expenses:								
Project Management	$ 12,539	96.4%	28.5%	$ 26,281	97.6%	37.1%	$ 13,742	109.6%
Construction Claims	474	3.6%	7.1%	660	2.4%	7.0%	186	39.2%
Total	$ 13,013	100.0%	25.7%	$ 26,941	100.0%	33.6%	$ 13,928	107.0%

Reimbursable expenses consist of amounts paid to subcontractors and other third parties and travel and other job related expenses that are contractually reimbursable from clients. The increase in project management reimbursable expenses was primarily due to a $9,553,000 increase in reimbursable subcontractors' fees in New York as described above. In addition, reimbursable expenses increased by $4,150,000 in Middle East projects with the continued increase in new work. The amount and timing of reimbursable expenses is dependent on the work performed, however we believe that the amount of reimbursable expenses in the first six months of 2006 is indicative of the amount of expenditures that we would expect in future periods.

Revenue, less reimbursable expenses ("RLRE")

	2005		2006		Change	
$ (000's)	$	%	$	%	$	%
Revenue less reimbursable expenses:						
Project Management	$ 31,430	83.6%	$ 44,578	83.6%	$ 13,148	41.8%
Construction Claims	6,164	16.4%	8,771	16.4%	2,607	42.3%
Total	$ 37,594	100.0%	$ 53,349	100.0%	$ 15,755	41.9%

Due to the $29,683,000 increase in total revenue and the $13,930,000 increase in reimbursable expenses, revenue less reimbursable expenses increased by $15,755,000 or 41.9% to $53,349,000 for the six months ended July 1, 2006 as compared to $37,594,000 for the six months ended July 2, 2005. While project management revenue increased 61.2%, project management revenue less reimbursable expenses grew only 41.8% principally due to greater use of subcontractors on the New York projects. Construction claims revenue grew by 42.1% while construction claims revenue less reimbursable expenses grew by 42.3% due to the use of slightly fewer subcontractors and fewer other reimbursable expenses related to the construction claims business in 2006.

A significant trend in the distribution of our RLRE in recent years has been the increase of RLRE attributable to the Middle East. Growth in our RLRE in the Middle East has been strong because there has been a significant increase in construction activity in a number of the countries in the Middle East (including the United Arab Emirates, Qatar, Kuwait, Bahrain and Oman) where we do business. In addition, reconstruction efforts funded by the United States government in Iraq and Afghanistan have led to other additional contracts for us.

We measure the performance of many of our key operating metrics as a percentage of RLRE, as we believe that this is a better measure of operating performance than total revenue. Throughout this discussion we have used RLRE as the denominator in many of our ratios.

The following table sets forth, for the periods indicated, historical operating data as a percentage of RLRE.

		Six months ended			
		July 2, 2005		July 1, 2006	
$ (000's)		$	%	$	%
Revenue	$	50,607		80,290	
Reimbursable expenses		13,013		26,941	
Revenue less reimbursable expenses		37,594	100.0%	53,349	100.0%
Direct expenses		20,048	53.3	29,837	55.9
Gross margin		17,546	46.7	23,512	44.1
Selling general and administrative expenses		14,960	39.8	19,424	36.4
Equity in earnings of affiliate		285	0.8	202	0.4
Operating income		2,871	7.6	4,290	8.0
Interest expense, net		271	0.7	381	0.7
Income before taxes		2,600	6.9	3,909	7.3
Provision for income taxes		958	2.5	929	1.7
Net income	$	1,642	4.4%	2,980	5.6%

Revenue less Reimbursable Expenses by Geographic Region

		Six months ended				
		July 2, 2005			July 1, 2006	
$ (000's)		$	%		$	%
United States	$	24,167	64.3%	$	25,523	47.8%
Middle East		10,016	26.6%		21,799	40.9%
Europe		3,411	9.1%		6,027	11.3%
Total	$	37,594	100.0%	$	53,349	100.0%

Direct expenses

		2005				2006			Change	
$ (000's)		$	%	% of RLRE	$	%	% of RLRE		$	%
Direct expenses:										
Project Management	$	17,483	87.2%	55.6% $	26,289	88.1%	59.0%	$	8,806	50.4%
Construction Claims		2,565	12.8%	41.6%	3,548	11.9%	40.5%		983	38.3%
Total	$	20,048	100.0%	53.3%	29,837	100.0%	55.9%	$	9,789	48.8%

Direct expenses consist of labor expenses for time charged directly to contracts and non−reimbursable job related travel and out−of−pocket expenses. The project management increase of $8,446,000 is due principally to an increase in direct labor of $8,797,000 required to produce the increase in RLRE of $13,148,000.

The claims increase of $983,000 is due an increase in direct labor of $956,000 required to produce the increase in RLRE of $2,605,000.

Gross Profit

		2005				2006			Change	
$ (000's)		$	%	*% of RLRE*	$	%	*% of RLRE*		$	%
Gross profit:										
Project Management	$	13,947	79.5%	44.4%	18,289	77.8%	41.0%	$	4,342	31.1%
Construction Claims		3,599	20.5%	58.4%	5,223	22.2%	59.6%		1,624	45.1%
Total	$	17,546	100.0%	46.7%	23,512	100.0%	44.1%	$	5,966	34.0%

The gross profit decrease is a result of the faster growth of RLRE overseas for project management work where gross profit margins are lower.

Selling, general and administrative ("SG&A") expenses

$ (000's)		2005 $	2005 %of RLRE	2006 $	2006 %of RLRE	Change $	Change %
Selling, general and administrative	$	14,960	39.8%$	19,424	36.4%$	4,464	29.8%

While selling, general and administrative expenses increased by $4,464,000, or 29.8%, from the six months ended July 2, 2005 as compared to the six months ended July 1, 2006, these expenses decreased from 39.8% to 36.4% as a percentage of RLRE. The decline of SG&A as a percentage of RLRE is partially attributable to our increase in project management revenues, which tend to have lower indirect expenses, and to our higher operating growth versus growth in overhead.

The increase in selling, general and administrative expenses of $4,464,000 is primarily attributable to the following:

- An increase in unapplied and indirect labor expense of $2,463,000 due to increases for staff required to produce and support the increase in revenue and $29,683,000.
- An increase of $540,000 in outside accounting fees due to increased auditing requirements and the cost of quarterly reviews.
- An increase of $423,000 in legal fees due primarily to expenses of the Wartsila litigation of $225,000, the Sims litigation of $291,000 and other legal costs, principally overseas registrations and office lease advice, of $131,000; partially offset by a decrease of $234,000 in expenses related to Tickets.com litigation.
- An increase of $278,000 in rent due to expansion in the Middle East in support of revenue and staff growth.
- An increase of $149,000 in depreciation of computer equipment and furniture for increased staff and office space in the Middle East.
- An increase of $111,000 in administrative travel related to corporate executive, finance and business development travel expenses in support of the growing overseas operations.
- An increase of $105,000 in bad debt expense on the increased revenue of $29,683,000.
- An increase of $104,000 in telephone expenses due to the increase in staffing and work volume overseas.
- An increase of $291,000 in other selling, general and administrative expenses due to a variety of factors.

Equity in affiliate

Our share of the earnings of an affiliate, Stanley Baker Hill, LLC ("SBH"), decreased $83,000, from $285,000 in the six months ended July 2, 2005 to $202,000 in the six months ended July 1, 2006, principally due to the timing of projects.

Operating income

Operating income increased $1,419,000 in the six months ended July 1, 2006 to $4,290,000 as compared to $2,871,000 for the six months ended July 2, 2005, principally due to higher RLRE and gross profit, partially offset by higher direct and selling, general and administrative expenses.

Interest expense (net)

Net interest expense increased $110,000 to $381,000 in the six months ended July 1, 2006 as compared with $271,000 in the six months ended July 2, 2005, principally due to increased average borrowings under our credit line of approximately $400,000 due to working capital requirements driven by our growth and increases in LIBOR during 2005 and 2006 and an increase in the interest rate spread on our credit line from 2.15% over LIBOR to 3.25% over LIBOR in August 2005 as a result of a negotiation with our former lender.

Tax expense

For the six months ended July 1, 2006, we recognized a tax expense of $929,000 compared to a tax expense of $958,000 for the six months ended July 2, 2005, principally relating to a lower effective tax applied to higher operating income in the six months ended July 2, 2006.

The effective tax rates for the six months ended July 1, 2006 and July 2, 2005 were 24% and 37%, respectively. The effective rate for the six months ended July 1, 2006 is lower because a greater portion of our profit in the six months ended July 1, 2006 came from the Middle East which is taxed at lower rates. Our effective tax rate is subject to fluctuation depending on the tax jurisdiction in which profits are generated.

Net income (loss)

Our net income was $2,980,000, or $0.22 per diluted share, for the six months ended July 1, 2006 as compared to net income of $1,642,000, or $0.12 per diluted share, in the six months ended July 2, 2005. Overall profitability improved due to an increase in RLRE, partially offset by higher direct, selling, general and administrative, interest and tax expenses.

Liquidity and Capital Resources

Historically, we have funded our business activities with cash flow from operations and borrowings under our credit facility.

Arpeggio and Hill Merger

On June 28, 2006, Arpeggio Acquisition Corporation ("Arpeggio') consummated a merger with Hill International, Inc., a Delaware corporation ("Hill"), in which Hill merged with and into Arpeggio pursuant to an Agreement and Plan of Merger dated December 5, 2005, as amended (the "Merger Agreement"), among Arpeggio, Hill and certain stockholders of Hill. Pursuant to the Merger Agreement, Hill's stockholders and other persons who exercised options to purchase common stock of Hill prior to the closing of the merger, in exchange for all of the securities of Hill outstanding immediately prior to the merger, received from Arpeggio 14.5 million shares of Arpeggio's common stock. Immediately following the merger, the stockholders of Hill owned approximately 63.6% of the total issued and outstanding Arpeggio common stock. Twelve percent (12%) of the shares of Arpeggio common stock being issued at the time of the merger were placed into escrow to secure the indemnity rights of Arpeggio under the Merger Agreement and are governed by the terms of an Escrow Agreement.

The Merger Agreement also provides for Hill's then stockholders to receive up to an additional 6.6 million shares of the combined companies' common stock, contingent upon the combined companies attaining certain earnings targets.

Upon consummation of the merger, $37.5 million was released from trust to be used by the combined company. After payments totaling approximately $3.3 million for professional fees and other costs related to the merger, the net proceeds amounted to $34.2 million. In connection with the merger, the Company incurred approximately $405,000 of acquisition costs as of December 31, 2005, which was recorded within deferred acquisition costs in the accompanying consolidated balance sheet. The total direct and incremental costs of $3.7 million, incurred by the Company in connection with the merger was reflected as a reduction to additional paid–in capital as of the effective date of the merger.

Credit Facilities

Subsequent to the merger, on June 29, 2006 we repaid and terminated our revolving credit facility with a financial institution in the amount of $9.75 million.

We currently have two credit facilities with international financial institutions. We have one credit facility with a bank in the Middle East for 5.0 million AED (approximately $1.4 million) collateralized by certain overseas receivables. The interest rate on that facility is the Emirates Inter Bank Offer Rate ("EIBOR"), which at July 1, 2006 was 5.60%, plus 2%. At July 1, 2006, we had no draw downs under this facility. We also have a credit facility with a European bank for 1,000,000 Euros (approximately $1,214,000) secured by receivables from one specific project. The interest rate on this facility is bank prime, which at July 1, 2006 was 6.5%, plus 2.5%. At July 1, 2006, we had drawn down approximately $165,000 under this facility.

Pickavance Acquisition

On January 23, 2006, Hill International (UK) Ltd. ("Hill UK"), a wholly owned subsidiary of the Company, purchased all of the outstanding common stock of The Pickavance Group Ltd. ("Pickavance") from the existing shareholders of Pickavance. The results of Pickavance's operations from January 23, 2006 are included in the Company's consolidated statements of operations.

The purchase price of the outstanding stock, not including liabilities assumed, was in the form of future payments (undiscounted) as follows (converted into U.S. dollars using an exchange rate of approximately $1.78/£1, the exchange rate on the date of the acquisition):

Date Payable		*Amount in British Pounds*		*United States Dollar Equivalent*
		(in thousands)		
January 1, 2007	£	70	$	124
February 1, 2007		154		273
February 1, 2008		315		561
February 1, 2009		315		561
Total	£	854	$	1,519

An initial payment of £ 154,000 (approximately $273,000) was made February 1, 2006.

Knowles Acquisition

On July 20, 2006, Hill International S.A., our wholly–owned subsidiary, entered into material definitive agreements with the directors and certain affiliates of James R. Knowles (Holdings) PLC ("Knowles") to acquire approximately 69.4% of the outstanding shares of Knowles for a price of 33 pence (approximately $0.61) per share in cash. Knowles is a construction and engineering industry claims consulting and dispute resolution company with 36 offices worldwide, headquartered in Daresbury, United Kingdom. At the same time, both our boards of directors and the board of directors of Knowles approved the terms of a cash offer by Hill International S.A. for all of the issued shares of Knowles at the same price per share. This offer values Knowles at approximately $13.0 million.

In addition, on July 20, 2006, Hill International S.A. entered into agreements with other shareholders of Knowles to acquire approximately 10.6% of the outstanding shares of Knowles at the same price per share in cash, subject to the contingency that such agreements will cease to be binding if those Knowles shareholders receive a competing offer for their Knowles shares at a price that is greater than 36.3 pence (approximately $0.67) per share.

The agreements are subject to a number of conditions to closing typical for agreements of this kind, including, without limitation, that Hill International SA receive no less than 80% of the outstanding shares of Knowles, or such lower percentage as Hill may determine while the offer is outstanding.

Withholding Taxes

In connection with the exercise of options to purchase common stock of Hill immediately prior to the merger with Arpeggio, we agreed to pay the taxes immediately due from the option holders and withheld shares of our stock equal to the stockholders' income tax liability. We are obligated to make payment to the Internal Revenue Service in an amount of approximately $2.57 million for taxes due on exercise of the options. A total of 500,556 shares of our stock were withheld and are now held by Hill as treasury shares.

Payment of Judgments and Arbitration Awards

Twelve percent (12%) of the 14,500,000 shares of Arpeggio common stock being issued at the time of the merger to former Hill stockholders (a total of 1,740,000 shares) were placed into escrow to secure the indemnity rights of Arpeggio under the Merger Agreement and are governed by the terms of an Escrow Agreement. Adverse judgments were rendered against Hill in the Wartsila and Sims matters. While the former Hill stockholders will remit to us common stock equal to the final judgment amounts, we will be required to pay the judgments in cash. We have received judgments and arbitration awards against us in the amount of $4.6 million, including pre− and post−judgment interest, and while the judgment is being appealed and the Company may appeal the arbitration award, we are required to provide a surety bond for the full amount of the judgment. In July 2006, we provided cash collateral of $3.35 million for the surety bond. We previously had accrued $772,000 related to the Sims matter and accrued an additional $3.9 million for the Wartsila and Sims matters at July 1, 2006.

Change in Tax Method

Prior to the merger with Arpeggio, Hill had prepared its federal and state tax returns on a cash basis. As a result of the merger and the change in ownership, we will be required to prepare our tax returns on an accrual basis. While the final impact of the change in method is not known, we estimate that the result will be a requirement to pay approximately $2,500,000 on a straight−line basis over four years beginning in 2006.

Additional Capital Requirements

In order to continue our growth, and in light of the cash obligations described above, we may be required to seek additional capital. We are currently seeking to replace the revolving credit facility which we repaid in June 2006. We currently have warrants outstanding to purchase 13,600,000 shares of our common stock at an exercise price of $5.00 per share. These warrants expire on June 23, 2008. If all the outstanding warrants were to be exercised the company would receive net cash proceeds of approximately $68 million. There can be no assurance that we will either enter into a revolving credit facility, find other sources of financing or that any of the outstanding warrants will be exercised.

Cash Flow Activity during the Six Months ended July 1, 2006

For the six months ended July 1, 2006 our cash increased by $22,435,000. Cash used in operations was $1,903,000 and cash used in investing activities was $702,000. Cash provided by financing activities was $25,001,000. Hill also experienced an increase in cash of $39,000 from the effect of foreign exchange rates.

Operating Activities

Net cash used in operating activities for the six months ended July 1, 2006 was $1,903,000 . Cash used in operations is attributable to net income of $2,980,000 for the six months adjusted by the following non−cash items included in net income and the following working capital changes:

- depreciation and amortization of $622,000;
- bad debt expense of $432,000;
- a deferred tax benefit of $120,000; and
- reported equity in SBH, a 33.33% owned affiliate, of $202,000.

Working capital changes which contributed to the use of cash from operations included the following:

- an increase in accounts receivable of $11,559,000 due to increased revenue particularly in the Middle East; the increase in accounts receivable results in an ending balance that approximates the average revenue per quarter.
- increases in prepaid expenses and other current assets of $1,059,000 principally due to required prepayment of certain reimbursable expenses relating a specific project in the Middle East of $178,000, increases in prepaid rent of approximately $429,000 due to the opening and expansion of overseas offices to meet revenue increases, increases in prepaid subcontractor fees of $120,000 to retain needed subcontractors and other miscellaneous net increases of $322,000.
- an increase in retainage receivable of $181,000 due to the New York project which provides for larger than normal retainages by the client;
- an increase in other assets of $202,000 principally due to increased labor guarantees related to projects in the Middle East ; and
- a decrease in other liabilities $18,000.

Working capital changes which increased cash from operations included the following

- reductions of related party receivables of $367,000 due to the timing of collections from SBH;
- increases in accounts payable and accrued expenses of $3,500,000, principally relating to an increase in operations and Hill's need to manage its cash;
- an increase in income taxes payable of $989,000 due to higher operating income;
- increases in other current liabilities, primarily advances from clients of $2,381,000, principally relating to increases in revenue and timing of contracts; and
- an increase in retainage payable of $167,000 due to the New York projects which use a substantial number of subcontractors.

Investing Activities

Net cash used in investing activities was $702,000. We received $165,000 of cash in the Pickavance acquisition and spent $867,000 to purchase computers, office equipment, furniture and fixtures.

Financing Activities

Net cash provided by financing activities was $25,081,000. We repaid the amount due to our principal bank under a revolving credit facility of $9,906,000 and received $100,000 as net advances on our other bank borrowings. We made payments on notes payable of $354,000 and payments of capital lease obligations of $92,000. We received $269,000 as an advance from an affiliate. We advanced $183,000 to our principal stockholder, Irvin E. Richter, during the six months ended July 1, 2006. The entire amount of Hill's advances to Mr. Richter of $1,008,000 was repaid in April 2006.

We received net cash proceeds from the Arpeggio and Hill merger of $34,239,000 as described above.

Backlog

The schedule below represents our backlog as of June 30, 2006. Backlog represents the anticipated revenue less reimbursable expenses of all executed and awarded contracts that have not been completed and will be recognized as revenues over the life of the project. At June 30, 2006, our backlog was approximately $266 million, compared to $291 million at March 31, 2006. We estimate that approximately $101 million, or 38.0%, of the backlog at June 30, 2006 will be recognized during the 12 months subsequent to June 30, 2006. These estimates were prepared by our finance department, and are based on the compilation of monthly backlog reports that each of our operating divisions regularly prepares which present each such operating division's backlog per contract and its projection of the amount of such backlog expected to be recognized in the following 12 months.

The schedule below includes backlog under two categories: (1) contracts for which work authorizations have been or are expected to be received on a fixed–price basis and not–to–exceed projects that are well defined and (2) contracts awarded to the company where some or all of the work has not yet been authorized. As of July 1, 2006, approximately $172 million, or 64.7%, of our backlog was in category (1) and approximately $94 million, or 35.3%, of our backlog was in category (2). We generally do not track and therefore have not disclosed whether the public sector contracts included in its backlog are fully funded, incrementally funded, or unfunded.

Included in category (2) of our backlog is the maximum amount of all indefinite delivery/indefinite quantity ("ID/IQ"), or task order, contracts, or a lesser amount if we do not reasonably expect to be issued task orders for the maximum amount of such contracts. Also included in category (2) of our backlog is the amount of anticipated revenues in option years beyond the base term of our contracts if we reasonably expect our clients to exercise such option years. Although backlog reflects business that we consider to be firm, cancellations or scope adjustments may occur. Further, substantially all of our contracts with our clients may be terminated at will, in which case the client would only be obligated to us for services provided through the termination date. The impact of terminations and modifications on our realization of revenues from our backlog has not been significant. Furthermore, reductions of our backlog as a result of contract terminations and modifications may be more than offset by additions to the backlog. For example, during the three months ended July 1, 2006, our contracts that were terminated or modified by our customers resulted in a negative impact on the total backlog of approximately $16.0 million. In addition the excess of (A) backlog contract work performed in the three– month period over (B) new contracts entered into during the same three month period was $9.0 million. The net change in the total backlog during the three months ended July 1, 2006 was thus a decrease of approximately $25.0 million.

We adjust backlog to reflect project cancellations, deferrals and revisions in scope and cost (both upward and downward) known at the reporting date; however, future contract modifications or cancellations may increase or reduce backlog and future revenues. As a result, no assurances can be given that the amounts included in backlog will ultimately be realized.

As of June 30, 2006

		Total Backlog			12 Month Backlog	
$ (000's)		$	%		$	%
Project Management	$	245,000	92.1%	$	87,000	86.1%
Construction Claims		21,000	7.9%		14,000	13.9%
Total	$	266,000	100.0%	$	101,000	100.0%

Recent Accounting Pronouncements

FASB Staff Position ("FSP") 109−1 and 109−2

FASB Staff Position ("FSP") 109−1, "Application of FASB Statement No. 109, "Accounting for Income Taxes," to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004", clarifies that the tax deduction for domestic manufacturers under the Act should be accounted for as a special deduction in accordance with SFAS 109, "Accounting for Income Taxes." The adoption of FSP109−1 did not have a material impact on our consolidated financial statements.

FSP 109−2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Jobs Creation Act of 2004", provides enterprises more time (beyond the financial−reporting period during which the Act took effect) to evaluate the Act's impact on the enterprises plan for reinvestment or repatriation of certain foreign earnings for purposes of applying FASB Statement. The Act provides for a special one−time tax deduction of 85 percent dividends received deduction on certain foreign earnings repatriated in fiscal 2005 or 2006. The deduction would result in an approximate 5.1% federal tax on a portion of the foreign earnings repatriated. State, local, and foreign taxes could apply as well. To qualify for this federal tax deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan. Certain other criteria in the Jobs Act must be satisfied as well. Hill studied the provisions of the Act related to the repatriation of earnings and does not intend to repatriate any earnings.

SFAS No. 153

On December 16, 2004 the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. The provisions of SFAS No. 153 are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005, which was effective with our first quarter of fiscal 2006. The adoption of this standard did not have a material impact on the Consolidated Balance Sheets, Statements of Operations and Cash Flows.

SFAS No. 154

In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections−A Replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period−specific effects or the cumulative effect of the change. This Statement does not change the guidance for reporting the correction of an error in previously issued financial statements or a change in accounting estimate. The provisions of this Statement shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS No. 154 will depend on the accounting change, if any, in future periods.

EITF 05−6

In June 2005, the EITF reached a consensus on Issue No. 05−6, "Determining the Amortization Period for Leasehold Improvements". EITF 05−6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05−6 will be applied prospectively and is effective for periods beginning after June 29, 2005. Adoption of this standard on January 1, 2006 did not have a material impact on our consolidated financial position or results of operations.

FASB Interpretation No. 48

In July 2006 the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes–an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in the consolidated financial statements the impact of a tax provision that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for the Company as of the beginning of the Company's 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings . The Company is currently evaluating the impact of adopting FIN 48 on the consolidated financial statements.

Certain Transactions

From time to time, we had made cash advances to Irvin E. Richter, our Chief Executive Officer. These advances were non–interest bearing and had no set repayment terms. At December 31, 2005, the balance advanced to Mr. Richter amounted to $825,000. Mr. Richter repaid the entire amount then owed, $1,008,000, in April 2006.

Mr. Richter also had a personal loan of $1,850,000 with a bank. As collateral for this loan, on August 10, 2004, we assigned $1,850,000 of potential life insurance proceeds to the bank which would be payable to us upon Mr. Richter's death. In addition, on April 5, 2005 we pledged, in the event of a default, to buy back from the lender 500,000 shares of our common stock which had been pledged by Mr. Richter as collateral for the loan. The loan was repaid in June 2006.

Litigation related to an investment made by us (the "Tickets.com legal matter") was concluded in April 2004, and resulted in a claim against us and R4 Holdings, LLC ("R4") for legal court costs of approximately $500,000. R4 is 100% owned and controlled by Irvin E. Richter, our Chief Executive Officer. R4 and Mr. Richter have agreed with us that they will make full payment of this amount when due.

As a condition of the merger of Hill and Arpeggio certain stockholders and option holders of Hill common stock agreed to indemnify us and the Arpeggio stockholders from claims under certain litigation. The stockholders and option holders placed in escrow 1,450,000 shares of our common stock to cover any judgments which may arise from the litigation. During June 2006, judgments and arbitration awards in the amount of approximately $4.6 million, including pre– and post–judgment interest, were entered against us.

We agreed to withhold our common stock due to certain option holders and to remit to the proper taxing authorities' payment for income taxes due on the exercise of options. The total amount due to the taxing authorities is approximately $2.57 million and the Company has received and recorded as treasury stock 500,556 shares of our common stock.

Quarterly Fluctuations

Our operating results vary from period to period as a result of the timing of projects and the growth of our business. We do not believe that our business is seasonal.

Item 3. Quantitative and Qualitative Disclosures of Market Risk

Our major financial market exposure is to changing interest rates. All of our borrowings under our revolving credit facilities vary based on changes in interest rates. We have total debt outstanding as of July 1, 2006 under our revolving credit facilities of approximately $165,000. Changes in the base rate (EIBOR or the bank's prime rate) would have no material impact on our cash flows, and earnings. For example, a 0.50% increase in the base rates would increase our annual interest expenses and negatively impact earnings and cash flows by less than $1,000.

Foreign currency contracts are mostly denominated in the currency of the United Kingdom (UK), the European Union (EU) or the United Arab Emirates (UAE). These currencies have not had significant fluctuations in their relative value, relative to the U.S. dollar, and we do not expect significant fluctuations in future periods.

Item 4. Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Senior Vice President of Finance, evaluated the effectiveness of our disclosure controls and procedures as of July 1, 2006. The term "disclosure controls and procedures," as defined in Rules 13a–15(e) and 15d–15(e) under the Securities Exchange Act of 1934 (the "Exchange Act"), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Based on that evaluation, our Chief Executive Officer and Senior Vice President of Finance have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to our management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost–benefit relationship of possible controls and procedures.

Changes in Internal Control over Financial Reporting

During the quarter ended July 1, 2006, there were no changes in our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Item 1: Legal Proceedings

Litigation

On September 23, 1996, William Hughes General Contractors, Inc. ("Hughes") filed a complaint in the Superior Court of New Jersey, Law Division, Gloucester County, against the Monroe Township Board of Education, the Company and other parties, alleging breach of contract and other causes of action in connection with its performance of a construction project for Monroe Township, seeking in excess of $3.5 million in damages. Monroe Township, which had terminated Hughes from the construction project prior to the commencement of the litigation on the basis of Hughes' performance, made a cross claim against the Company and other parties for contribution and indemnification. Monroe Township is seeking approximately $89,000 in damages from the Company, in addition to an indemnification for Hughes' claims. In relation to the Hughes claims, a claim was made against the Company by Fidelity and Deposit Company of Maryland ("F&D"). The Company believes that the claims of Hughes, Monroe Township and F&D are without merit.

On September 22, 1999, Wartsila NSD North America, Inc. filed a complaint against the Company in the United States District Court for the District of New Jersey. Wartsila alleged negligence, breach of contract and fraud against the Company in connection with plaintiff's hiring of a former Company employee and sought damages in excess of $7.3 million. A jury verdict was rendered on March 6, 2006. The jury found that the Company was negligent and breached the contract with plaintiff but that the Company did not commit fraud. The jury established damages at $2.0 million. The Company filed a Motion to Mold the Verdict and to Enter Judgment consistent with the parties' contract which contains a limitation of liability clause which limits the Company's liability, absent fraud, to direct damages. On March 28, 2006, the Court entered judgment in the case on the jury's verdict in the amount of $2.0 million plus pre–judgment interest, but the Court stayed enforcement of that judgment pending the decision on the Company's Motion to Mold the Verdict. The Company had accrued a liability of $250,000 at December 31, 2005. In connection with the Arpeggio and Hill merger described in Note 1 to the Consolidated Financial Statements, stockholders of the pre–merger Hill International, Inc. have escrowed 1,450,000 shares of the Company's stock to satisfy non–tax indemnification claims by the Company arising out of this and certain other matters. Liability in this matter in excess of amounts accrued as of September 30, 2005 will be satisfied from such escrowed shares. Following the satisfaction of its indemnification claims arising out of this matter, the Company intends to maintain such shares as treasury stock. On June 28 2006 the Court denied the Company's Motion and the Company subsequently filed a Notice of Appeal with the Third Circuit Court of Appeals. The Company has posted a bond securing the judgment and pre– and post–judgment interest in the amount of $3.35 million secured by cash collateral. The $250,000 accrued liability related to Wartsila was allocated to the additional legal proceeding described below and $3.35 million was accrued as a liability.

On April 27, 1999, Dirk Epperson and Betty Schneider filed a complaint in the United States District Court of Connecticut against the Company seeking to enforce against the Company and others a default judgment against HAESI Software, Inc. ("HAESI") in the approximate amount of $423,000. Plaintiff alleged that the Company was the alter ego of HAESI and is liable for its debts and that the Company engaged in a fraudulent transfer of HAESI to a third party. The court dismissed the fraudulent conveyance case and on December 12, 2005 the Second Circuit denied plaintiffs' appeal of the dismissal. On March 21, 2006, the plaintiff filed a Petition for Writ of Certiorari with the United States Supreme Court. The Company believes that the plaintiffs' remaining claim is without merit.

On May 28, 2004, Sims Group, Inc. ("Sims") filed a Demand for Arbitration with the American Arbitration Association alleging breach of contract against the Company. The plaintiff was a subcontractor to the Company and sought the alleged contract balance owed of $1.3 million. The Company filed a counterclaim on July 2, 2004 alleging fraud and breach of contract. This matter was arbitrated during April 2006 and an arbitration award was issued on June 29, 2006 awarding Sims approximately $1,254,000 plus costs of $33,000. The Company had accrued a liability of $772,000 related to this matter prior to September 30 2005. In connection with the Arpeggio and Hill merger described in Note 1 to the Consolidated Financial Statements, stockholders of the pre–merger Hill International, Inc. have escrowed 1,450,000 shares of the Company's stock to satisfy non–tax indemnification claims by the Company arising out of this and certain other matters. Liability in this matter in excess of amounts accrued as of September 30, 2005 will be satisfied from such escrowed shares. Following the satisfaction of its indemnification claims arising out of this matter, the Company intends to maintain such shares as treasury stock. See Notes 1 and 9 in the Consolidated Financial Statments for further information. The Company is currently evaluating its legal options with respect to an appeal of the arbitration decision.

Litigation related to an investment made by us (the "Tickets.com legal matter") was concluded in April 2004, and resulted in a claim against the Company and R4 Holdings, LLC ("R4") for legal court costs of approximately $500,000. R4 is 100% owned and controlled by Irvin E. Richter, our Chief Executive Officer. The Company and R4 appealed this ruling and on June 20, 2006 the appeal was denied. R4 and Mr. Richter have agreed with the Company that they will make full payment of this amount when due.

The Company is involved in eight (8) additional legal proceedings that arose in the ordinary course of business, which are covered by professional and general liability insurance subject to a $25,000 to $100,000 self–insured retention limit per claim. The range of potential losses and/or costs for such matters is from $0 to $625,000. The Company has recorded a liability of $250,000 related to these proceedings.

General Litigation

From time to time, we are a defendant or plaintiff in various legal actions which arise in the normal course of business. As such we are required to assess the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of the provision required for these commitments and contingencies, if any, which would be charged to earnings, is made after careful analysis of each matter. The provision may change in the future due to new developments or changes in circumstances. Changes in the provision could increase or decrease our earnings in the period the changes are made. In the opinion of management, after consultation with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on our financial condition or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders.

No matters were submitted to a vote of our stockholders during the quarter ended July 1, 2006, except at the special meeting of stockholders held on June 28, 2006. At that meeting, the stockholders approved:

(i) an amendment to our Certificate of Incorporation to change the name from Arpeggio Acquisition Corporation to Hill International, Inc., for which voting at the meeting was as follows: 7,663,570 votes cast FOR; 140,695 votes cast against; 13,700 shares abstaining;

(ii) an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000, for which voting at the meeting was as follows: 7,227,390 votes cast FOR; 149,725 votes cast against; 440,850 shares abstaining;

(iii) an amendment to the Certificate of Incorporation to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the merger, and to designate Section E of Article Sixth as Article Sixth, for which voting at the meeting was as follows: 7,240,120 votes cast FOR; 140,995 votes cast against; 436,850 shares abstaining;

(iv) our 2006 Employee Stock Option Plan, which reserves a total of 1,140,000 shares of common stock for issuance in accordance with the plan's terms, for which voting at the meeting was as follows: 6,679,261 votes cast FOR; 160,645 votes cast against; 27,200 shares abstaining; and,

(v) a merger with Hill International, Inc., a Delaware corporation ("Hill"), pursuant to the Agreement and Plan of Merger dated December 5, 2005, as amended, ("Merger Agreement") among us, Hill and certain stockholders of Hill, for which voting at the meeting was as follows: 6,717,411 votes cast FOR; 149,695 votes cast against; 950,859 shares not voted.

One Arpeggio stockholder, owning 9,000 shares of Arpeggio common stock, voted against the merger and exercised his right to convert those shares into a pro–rata portion of the funds held in trust by Arpeggio; consequently, the Company intends to remit to that stockholder approximately $48,000 in exchange for his shares.

Item 6: Exhibits

31.1	Chief Executive Officer Certification Pursuant to Section 302 of the Sarbanes–Oxley Act of 2002.
31.2	Senior Vice President of Finance Certification Pursuant to Section 302 of the Sarbanes–Oxley Act of 2002.
32.1	Certification of Irvin E. Richter, Chief Executive Officer of Hill International, Inc., pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes–Oxley Act of 2002.
32.2	Certification of Ronald F. Emma, Senior Vice President of Finance of Hill International, Inc., pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes–Oxley Act of 2002.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hill International, Inc.

Dated: August 14, 2006

By: /s/ Irvin E. Richter

Irvin E. Richter
Chairman and Chief Executive Officer
(Duly Authorized Officer)

Dated August 14, 2006

By: /s/ Ronald F. Emma

Ronald F. Emma
Senior Vice President of Finance
(Chief Accounting Officer)

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